AN OFFERING STATEMENT PURSUANT TO REGULATION A RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. INFORMATION CONTAINED IN THIS PRELIMINARY OFFERING CIRCULAR IS SUBJECT TO COMPLETION OR AMENDMENT. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED BEFORE THE OFFERING STATEMENT FILED WITH THE COMMISSION IS QUALIFIED. THIS PRELIMINARY OFFERING CIRCULAR SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR MAY THERE BE ANY SALES OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL BEFORE REGISTRATION OR QUALIFICATION UNDER THE LAWS OF SUCH STATE. THE COMPANY MAY ELECT TO SATISFY ITS OBLIGATION TO DELIVER A FINAL OFFERING CIRCULAR BY SENDING YOU A NOTICE WITHIN TWO BUSINESS DAYS AFTER THE COMPLETION OF THE COMPANY’S SALE TO YOU THAT CONTAINS THE URL WHERE THE FINAL OFFERING CIRCULAR OR THE OFFERING STATEMENT IN WHICH SUCH FINAL OFFERING CIRCULAR WAS FILED MAY BE OBTAINED.

PRELIMINARY OFFERING CIRCULAR DATED OCTOBER 11, 2024

ENERGOUS CORPORATION

Energous Corporation

3590 North First Street, Suite 210

San Jose, CA 95134

408-963-0200

https://energous.com/

BEST EFFORTS OFFERING OF UP TO 5,000,000 UNITS, EACH COMPRISING 1 SHARE OF SERIES A PREFERRED STOCK AND 3 WARRANTS, EACH TO PURCHASE 1 SHARE OF COMMON STOCK

UP TO 10,000,000 SHARES OF COMMON STOCK INTO WHICH THE SERIES A PREFERRED STOCK MAY CONVERT AND UP TO 15,000,000 SHARES OF COMMON STOCK, ISSUABLE UPON EXERCISE OF THE INVESTOR WARRANTS

AGENT WARRANTS FOR THE PURCHASE OF UP TO 150,000 AGENT UNITS

UP TO 150,000 SHARES OF SERIES A PREFERRED STOCK UNDERLYING AGENT UNITS AND UP TO 300,000 SHARES OF COMMON STOCK INTO WHICH SUCH SERIES A PREFERRED STOCK MAY CONVERT

UP TO 450,000 SHARES OF COMMON STOCK, ISSUABLE UPON EXERCISE OF THE AGENT UNIT WARRANTS

SEE “SECURITIES BEING OFFERED” AT PAGE 71

Energous Corporation d/b/a Energous Wireless Power Solutions, which we refer to as “our Company,” “we,” “our” and “us,” is offering up to 5,000,000 Units. Each Unit consists of one (1) share of Series A Convertible Preferred Stock, par value $0.00001 per share, which we refer to as the Series A Preferred Stock, and 3 warrants (each a “Warrant”, and collectively the “Warrants”), each to purchase one (1) share of common stock, $0.00001 par value per share (the “Common Stock”) of the Company. We will not issue fractional shares. The Units will be sold at an offering price of $1.50 per Unit, for a maximum offering amount of $7,500,000. This offering circular also relates to the 25,000,000 shares of Common Stock issuable upon conversion of the Series A Preferred Stock and exercise of the Warrants. The Warrants are exercisable within 36 months from the date of issuance. Two (2) Warrants will each be exercisable at a price of $1.50 for one (1) share of our Common Stock, subject to adjustment and one (1) Warrant will be exercisable at a price of $2.00 for one (1) share of our Common Stock, subject to adjustment.

There is a minimum initial investment amount per investor of $750.00 for the Units and any additional purchases must be made in increments of at least $___.

At any time after issuance, each share of our Series A Preferred Stock is convertible into two (2) shares of our Common Stock at the option of the holder of such Series A Preferred Stock. At any time after issuance upon the occurrence of any of the following events, the Company shall have a right to direct the mandatory conversion of the Series A Preferred Stock: (a) a change in control, (b) if the price of the Common Stock closes at or above $1.50 per share for 10 consecutive trading days, or (c) if the Company consummates a firm commitment public offering of Common Stock for gross proceeds of at least $15 million at an offering price per share equal to or greater than $1.50. The shares underlying the Series A Preferred Stock will be qualified in this offering (the “Offering”). The Series A Preferred Stock and the Common Stock differ in other characteristics including voting rights. Up to 10,000,000 shares of Common Stock underlying the Series A Preferred Stock are being qualified in this Offering. See “Securities Being Offered” beginning on page 71 for additional details.

There is no existing public trading market for the Series A Preferred Stock. Our Common Stock is traded on the Nasdaq Capital Market (which we sometimes refer to as “Nasdaq”) under the symbol “WATT.” On October 10, 2024, the closing price of our Common Stock as reported on Nasdaq was $0.56 per share.

The offering price of the Units is not related to, nor may it reflect the market price of the shares of our Common Stock underlying the Warrants after this Offering. Our Series A Preferred Stock and the Warrants are not currently listed or quoted on any exchange and we do not intend to seek a listing for them. The Units have no stand-alone rights and will not be certificated or issued as stand-alone securities. The shares of our Series A Preferred Stock and the Warrants are immediately separable and will be issued separately, but will be purchased together as a Unit in this Offering.

This Offering is being conducted on a “best efforts” basis. This Offering will terminate at the earlier of the date at which the maximum offering amount has been sold or the date at which the Offering is earlier terminated by the Company at its sole discretion, and the offering statement on Form 1-A of which this offering circular forms a part will remain qualified in accordance with Rule 251(d)(3)(i)(F) of Regulation A until the date at which all of the outstanding Warrants of the Company issued pursuant to this Offering have been exercised for shares of common stock of the Company, which shares of common stock are qualified under the Form 1-A. At least every 12 months after this Offering has been qualified by the United States Securities and Exchange Commission (the “Commission”), the Company will file a post-qualification amendment to include the Company’s then recent financial statements.

Digital Offering, LLC is a broker-dealer registered with the Commission and a member of the Financial Industry Regulatory Authority, or FINRA, and the Securities Investor Protection Corporation, or SIPC, which we refer to as the lead selling agent or managing broker-dealer, and is the lead selling agent for this Offering. The lead selling agent is selling our Units in this Offering on a best-efforts basis and is not required to sell any specific number or dollar amount of Units offered by this Offering circular, but will use their best efforts to sell such Units.

We may undertake one or more closings on a rolling basis. Until we complete a closing, the proceeds for this Offering will be kept in an escrow account maintained at Enterprise Bank & Trust (“Escrow Agent”). At each closing, the proceeds will be distributed to us and the associated Series A Preferred Stock and Warrants will be issued to the investors. If there are no closings or if funds remain in the escrow account upon termination of this Offering without any corresponding closing, the funds so deposited for this Offering will be promptly returned to the applicable investors, without deduction and without interest. See “Plan of Distribution.”

	Price to Public(1)	Selling Agent Commissions(2)	Proceeds to issuer(3)
Per Unit	$1.50	$0.105	$1.395
Total Maximum of Units Offering	$7,500,000.00	$525,000.00	$6,975,000.00
Preferred Stock Contained in the Units (5,000,000 shares)	--	--	--
Common Stock Issuable upon Conversion of Series A Preferred Stock (10,000,000 shares) (4)	--	--	--
Agent Warrants (150,000 Units) (5)	$281,250.00	--	$281,250.00
Preferred Stock Contained in the Agent Warrants (150,000 shares)	--	--	--
Common Stock Issuable upon Exercise of investor Warrants (15,000,000 shares) (6)	$25,000,000.00	--	$25,000,000.00
Common Stock Issuable upon Exercise of Agent Unit Warrants (450,000 shares) (7)	$750,000.00	--	$750,000.00
Total Maximum	$33,531,250.00	$525,000.00	$33,006,250.00

1.	Per Unit price represents the offering price for one Unit.

2.	The Company has engaged Digital Offering, LLC (“Digital Offering”) to act as lead selling agent to offer the Units to prospective investors in this Offering on a “best efforts” basis, which means that there is no guarantee that any minimum amount will be received by the Company in this Offering. In addition, the lead selling agent may engage one or more sub-agents or selected dealers to assist in its marketing efforts. Digital Offering is not purchasing the Units offered by us and is not required to sell any specific number or dollar amount of Units in this Offering before a closing occurs. The Company will pay a cash commission of 7.00% to Digital Offering on sales of the Units and issue warrants (the “Agent Warrants”) to Digital Offering to purchase that number of Units equal to 3% of the total number of Units sold in this Offering. The Agent Warrants and the securities comprising and underlying the Agent Warrants will not be transferable for a period of six months after the date of Closing of the Offering (in compliance with FINRA Rule 5110(e)(1)) and the Agent Warrants will expire five years after commencement of sales in the Offering. The exercise price for the Agent Warrants will be the amount that is 125% of the offering price, or $1.875 per Unit. The Units issuable upon exercise of the Agent Warrants will include 1 share of Series A Preferred Stock, 2 warrants exercisable at $1.50 per share and 1 warrant exercisable at $2.00 per share (the “Agent Unit Warrants”). Additionally, the Company paid Digital Offering an accountable due diligence fee of $25,000. Finally, the Company shall be responsible for Digital Offering’s reasonable legal costs up to an amount of $85,000. See “Plan of Distribution” on page 36 for details of compensation payable to the lead selling agent in connection with the Offering.

3.	Before deducting expenses of the Offering, which are estimated to be approximately $1,115,000. See the section captioned “Plan of Distribution” for details regarding the compensation payable in connection with this Offering. This amount represents the gross proceeds of the Offering to us, before expenses, which will be used as set out in the section captioned “Use of Proceeds to Issuer.”

4.	No additional consideration or placement agent compensation will be paid in connection with the issuance of shares of Common Stock upon conversion of the Series A Preferred Stock.

5.	The value of the Agent Warrants set forth in the table above is based on the number of shares of Series A Preferred Stock contained in the Units (150,000 shares) multiplied by the exercise price of $1.875 per warrant. The actual value of the Agent Warrants utilizing an options pricing model would be different from the amount indicated in the table.

6.	No additional compensation will be paid in connection with the issuance of Common Stock upon exercise of the investor Warrants included in the Units offered hereby, nor will any additional commissions be paid on such shares or Warrants. No additional commissions will be paid upon exercise of any Warrants unless the Company determines to engage a placement agent for a separate warrant exercise solicitation offering.

7.	Up to 300,000 of the Agent Unit Warrants will have an exercise price of $1.50 per share and up to 150,000 of the Agent Unit Warrants will have an exercise price of $2.00 per share.

Sales of these securities will commence on approximately [date].

THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION DOES NOT PASS UPON THE MERITS OR GIVE ITS APPROVAL OF ANY SECURITIES OFFERED OR THE TERMS OF THE OFFERING, NOR DOES IT PASS UPON THE ACCURACY OR COMPLETENESS OF ANY OFFERING CIRCULAR OR OTHER SOLICITATION MATERIALS. THESE SECURITIES ARE OFFERED PURSUANT TO AN EXEMPTION FROM REGISTRATION WITH THE COMMISSION; HOWEVER, THE COMMISSION HAS NOT MADE AN INDEPENDENT DETERMINATION THAT THE SECURITIES OFFERED ARE EXEMPT FROM REGISTRATION.

GENERALLY, NO SALE MAY BE MADE TO YOU IN THIS OFFERING IF THE AGGREGATE PURCHASE PRICE YOU PAY IS MORE THAN 10% OF THE GREATER OF YOUR ANNUAL INCOME OR NET WORTH. DIFFERENT RULES APPLY TO ACCREDITED INVESTORS AND NON-NATURAL PERSONS. BEFORE MAKING ANY REPRESENTATION THAT YOUR INVESTMENT DOES NOT EXCEED APPLICABLE THRESHOLDS, WE ENCOURAGE YOU TO REVIEW RULE 251(d)(2)(i)(C) OF REGULATION A. FOR GENERAL INFORMATION ON INVESTING, WE ENCOURAGE YOU TO REFER TO www.investor.gov.

This Offering is inherently risky. See “Risk Factors” on page 36.

The Company is following the format of Part I of Form S-1 pursuant to the general instructions of Part II(a)(1)(ii) of Form 1-A.

In this offering circular, the term “Energous” or “the Company” refers to Energous Corporation d/b/a Energous Wireless Power Solutions.

Other than in the table on the cover page, dollar amounts have been rounded to the closest whole dollar.

This offering circular contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, that are intended to be covered by the “safe harbor” created by those sections. Forward-looking statements, which are based on certain assumptions and describe our future plans, strategies and expectations, can generally be identified by the use of forward-looking terms such as “believe,” “expect,” “may,” “will,” “should,” “could,” “seek,” “intend,” “plan,” “estimate,” “anticipate” or other comparable terms. All statements other than statements of historical facts included in this offering circular regarding our strategies, prospects, financial condition, operations, costs, plans and objectives are forward-looking statements. Examples of forward-looking statements include, among others, statements we make regarding proposed business strategy; market opportunities; regulatory approval; expectations for current and potential business relationships; expectations for revenues, cash flows and financial performance; payment of future dividends; use of our at-the-market (“ATM”) offering program; our liquidity position and capital resources; the impact of certain market risk exposures on our financial condition, results of operations or cash flows; and anticipated results of research and development efforts. These forward-looking statements are based on our current information and beliefs. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are unpredictable and many of which are outside of our control. Actual results may differ materially from what is anticipated, so you should not rely on these forward-looking statements. Important factors that could cause actual outcomes to differ materially from those indicated in the forward-looking statements include, among others, the following: our ability to successfully execute our commercialization strategy for our products that have received regulatory certification; receipt of necessary regulatory approval; our ability to find and maintain development partners; market acceptance of our technology; competition in our industry; protection of our intellectual property; and other risks and uncertainties described in the Risk Factors and Management’s Discussion and Analysis of Financial Condition and Results of Operations sections of this offering circular and our subsequently filed Annual Reports on Form 10-K and our Quarterly Reports on Form 10-Q. We undertake no obligation to update any forward-looking statement, whether written or oral, that may be made from time to time, whether as a result of new information, future developments or otherwise.

SUMMARY

The Offering

Securities being offered:

We are offering on a “best efforts” basis a maximum of 5,000,000 Units, with each Unit consisting of one share of our Series A Convertible Preferred Stock, $0.00001 par value per share (the “Series A Preferred Stock”) and three common stock purchase warrants, two to each purchase one share of our common stock, $0.00001 par value per share (the “Common Stock”) at an exercise price of $1.50 per share and one to purchase one share of our Common Stock at an exercise price of $2.00 per share, for a total of 5,000,000 shares of our Series A Preferred Stock (and 10,000,000 shares of Common Stock underlying the shares of Series A Preferred Stock) and warrants to purchase up to an aggregate of 10,000,000 shares of our Common Stock at an exercise price of $1.50 per share and 5,000,000 shares of our Common Stock at an exercise price of $2.00 per share, at an offering price of $1.50 per Unit, for a maximum offering amount of $7,500,000.

The 10,000,000 shares of Common Stock underlying the Series A Preferred Stock and the 15,000,000 shares of Common Stock issuable upon exercise of the Warrants are being qualified in this Offering.

The Units have no stand-alone rights and will not be certificated or issued as stand-alone securities. The shares of our Series A Preferred Stock and the Warrants are immediately separable and will be issued separately, but will be purchased together as a unit in this Offering.

Minimum Initial Investment Amount Per Investor:	$750, or 500 Units

Terms of Series A Preferred Stock:	●	Ranking - The Series A Preferred Stock ranks, as to dividend rights and rights upon our liquidation, dissolution, or winding up, senior to our Common Stock. The terms of the Series A Preferred Stock will not limit our ability to (i) incur indebtedness or (ii) issue additional equity securities that are equal or junior in rank to the shares of our Series A Preferred Stock as to distribution rights and rights upon our liquidation, dissolution or winding up.

	●	Liquidation Preference - The liquidation preference for each share of our Series A Preferred Stock is $1.50. Upon a liquidation, dissolution or winding up of our company, holders of shares of our Series A Preferred Stock will be entitled to receive the liquidation preference with respect to their shares.

●	Optional Conversion – At any time each share of our Series A Preferred Stock is convertible into 2 (two) shares of our Common Stock at the option of the holder.

●	Mandatory Conversion -- At any time after issuance upon the occurrence of any of the following events, the Company shall have a right to direct the mandatory conversion of the Series A Preferred Stock: (a) a change in control, (b) if the price of the Common Stock closes at or above $1.50 per share for 10 consecutive trading days, or (c) if the Company consummates a firm commitment public offering of Common Stock for gross proceeds of at least $15 million at an offering price per share equal to or greater than $1.50.

●	Company Call and Stockholder Put Options - Commencing on the fifth anniversary of the initial closing of this Offering and continuing indefinitely thereafter, we shall have a right to call for redemption the outstanding shares of our Series A Preferred Stock at a call price equal to the lesser of (i) the original issue price of our Series A Preferred Stock plus a non-compounded rate of return calculated at 8% per annum, and (ii) 200% of the original issue price of our Series A Preferred Stock, and correspondingly, each holder of shares of our Series A Preferred Stock shall have a right to put the shares of Series A Preferred Stock held by such holder back to us at a put price equal to the lesser of (i) the original issue price of our Series A Preferred Stock plus a non-compounded rate of return calculated at 8% per annum, and (ii) 200% of the original issue purchase price of such shares. Any redemption of our Series A Preferred Stock shall be subject to any applicable legal and contractual restrictions.

●	Further Issuances - The shares of our Series A Preferred Stock have no maturity date, and we will not be required to redeem shares of our Series A Preferred Stock at any time except as otherwise described above under the caption “Company Call and Stockholder Put Options.” Accordingly, the shares of our Series A Preferred Stock will remain outstanding indefinitely, unless we decide, at our option, to exercise our call right, the holder of the Series A Preferred Stock exercises their put right, or the Series A Preferred Stock is converted into Common Stock.

●	Voting Rights - We may not authorize or issue any class or series of equity securities ranking senior to the Series A Preferred Stock as to dividends or distributions upon liquidation (including securities convertible into or exchangeable for any such senior equity securities) or amend our certificate of incorporation (whether by merger, consolidation, or otherwise) to materially and adversely change the terms of the Series A Preferred Stock without the affirmative vote of at least a majority of the votes entitled to be cast on such matter by holders of our outstanding shares of Series A Preferred Stock, voting together as a class. Otherwise, holders of the shares of our Series A Preferred Stock will not have any voting rights.

Terms of Warrants:	The Warrants will be exercisable at any time from the date of issuance through the third anniversary of issuance, unless earlier redeemed. Warrants will be exercisable to purchase one share of our Common Stock at an exercise price of $1.50 per share or $2.00 per share, as applicable.

Summary of Risk Factors

Risks Related to Our Financial Condition

•	We have no history of generating meaningful product revenue, and we may never achieve or maintain profitability.

•	We will need additional financings to achieve our long-term business plans, and there is no guarantee that it will be available on acceptable terms, or at all.

•	We may be adversely affected by the effects of inflation.

Risks Related to Our Technology and Products

•	We may not be able to develop all the features we seek to include in our technology.

•	We make significant investments in our products and may be unable to demonstrate the commercial feasibility of the full capability of our technology or achieve profitability.

•	Expanding our business operations as we intend will impose new demands on our financial, technical, operational and management resources.

•	If products incorporating our technology are launched commercially but do not achieve widespread market acceptance, we will not be able to generate the revenue necessary to support our business.

•	Our products, or the products of our licensing partners, could be susceptible to errors, defects, or unintended performance problems that could result in lost revenue, liability or delayed or limited market acceptance.

•	As products incorporating our technology are launched commercially, we may experience seasonality or other unevenness in our financial results in consumer markets or a long and variable sales cycle in enterprise markets.

•	Future products based on our technology may require the user to purchase additional products to use with existing devices. To the extent these additional purchases are inconvenient or costly, the adoption of our technology under development or other future products could be slowed, which would harm our business.

•	Laboratory conditions differ from field conditions, which could reduce the effectiveness of our technology under development or other future products. Failures to move from laboratory to the field effectively would harm our business.

•	Safety concerns and legal action by private parties may affect our business.

•	Our industry is subject to intense competition and rapid technological change, which may result in technology that is more advanced or superior to ours. If we do not keep pace with changes in the marketplace and the direction of technological innovation and customer demands, our technology and products may become less useful or obsolete and our operating results will suffer.

•	If the quality of our products does not meet the expectations of our licensing partners or the end users of our licensing partners’ products or regulatory or industry standards, then our sales and operating earnings, and ultimately our reputation, could be negatively impacted.

•	If our products do not effectively interoperate with wireless networks and the wireless devices that integrate them, future sales of our products could be negatively affected.

•	We require third-party components, including components from limited or sole source suppliers, to build our products. The unavailability of these components could substantially disrupt our ability to manufacture our products and fulfill sales orders.

•	Our dependence on commodities and certain components subjects us to cost volatility and potential availability constraints. Our products rely on the availability of unlicensed RF spectrum and if such spectrum were to become unavailable through overuse or licensing, the performance of our products could suffer and our revenues from their sales could decrease. Reliance upon a few major customers may adversely affect our revenue and operating results. If our licensing partners do not effectively manage inventory of their products which integrate our technology, fail to timely resell such products or overestimate expected future demand, they may reduce purchases in future periods, causing our revenues and operating results to fluctuate or decline.

•	If we are not able to effectively forecast demand or manage our inventory, we may be required to record write-downs for excess or obsolete inventory.

Risks Related to Our Intellectual Property and Other Legal Risks

•	It is difficult and costly to protect our intellectual property and our proprietary technologies, and we may not be able to ensure their protection.

•	We depend upon a combination of patents, trade secrets, copyright and trademark laws to protect our intellectual property and technology.

•	We may be subject to patent infringement or other intellectual property lawsuits that could be costly to defend.

•	We could become subject to product liability claims, product recalls, and warranty claims that could be expensive, divert management’s attention and harm our business.

•	Our business is subject to data security risks, including security breaches.

•	If we are not able to satisfy data protection, security, privacy and other government- and industry-specific requirements or regulations, our business, results of operations and financial condition could be harmed.

•	If we are not able to secure advantageous license agreements for our technology, our business and results of operations will be adversely affected.

Risks Related to Regulation of Our Business

•	Domestic and international regulators may deny approval for our technology, and future legislative or regulatory changes may impair our business.

Risks Related to Personnel

•	We are highly dependent on key members of our executive management team. Our inability to retain these individuals could impede our business plan and growth strategies, which could have a negative impact on our business and the value of your investment.

•	Our success and growth depend on our ability to attract, integrate and retain high-level engineering talent.

•	We are subject to risks associated with our utilization of engineering consultants.

Risks Related to Ownership of Our Common Stock

•	We are a “smaller reporting company,” and the reduced disclosure requirements applicable to smaller reporting companies could make our common stock less attractive to investors.

•	If we are unable to maintain effective internal control over financial reporting, investors may lose confidence in the accuracy of our financial reports.

•	You might lose all or part of your investment.

•	Our stock price is likely to continue to be volatile.

•	We have not paid dividends in the past and have no immediate plans to pay dividends.

•	We expect to continue to incur significant costs as a result of being a public reporting company and our management will be required to devote substantial time to meet our compliance obligations.

•	We may be subject to securities litigation, which is expensive and could divert management attention.

•	Our ability to use Federal net operating loss carry forwards to reduce future tax payments may be limited if our taxable income does not reach sufficient levels.

•	Our charter documents and Delaware law may inhibit a takeover that stockholders consider favorable.

•	Our Warrants that are accounted for as liabilities and the changes in value of our Warrants could have a material effect on the market price of our common stock or our financial results.

Risks Related to this Offering

•	This is a fixed price offering and the fixed offering price may not accurately represent the current value of us or our assets at any particular time. Therefore, the purchase price you pay for our Units may not be supported by the value of our assets at the time of your purchase.

•	We may amend our business policies without stockholder approval.

•	Investors in this Offering will suffer immediate and substantial dilution of their investment.

•	Our management team will have broad discretion over the use of the net proceeds from our sale of the Units, if any, and you may not agree with how we use the proceeds and the proceeds may not be invested successfully.

•	We may issue additional debt and equity securities, which are senior to our Series A Preferred Stock as to distributions and in liquidation, which could materially adversely affect the value of the Series A Preferred Stock.

•	This Offering is being conducted on a “best efforts” basis without a minimum and we may not be able to execute our growth strategy if the $7,500,000 maximum is not sold.

•	You will not have a vote or influence on the management of our company.

•	We may terminate this Offering at any time during the Offering period.

•	Investors in this Offering may not be entitled to a jury trial with respect to claims arising under the subscription agreement, which could result in less favorable outcomes to the plaintiff(s) in any action under the agreement.

•	Our Amended and Restated Bylaws provide that the Court of Chancery of the State of Delaware will be the exclusive forum for substantially all disputes between us and our stockholders, which could limit our stockholders’ ability to obtain a favorable judicial forum for disputes with us or our directors, officers or employees.

•	The subscription agreement has a forum selection provision that requires disputes be resolved in state or federal courts in the State of Delaware, regardless of convenience or cost to you, the investor.

•	Using a credit card to purchase shares may impact the return on your investment as well as subject you to other risks inherent in this form of payment.

General Risk Factors

•	If we fail to comply with the requirements for continued listing on Nasdaq, our common stock will be subject to delisting. Our ability to publicly or privately sell equity securities and the liquidity of our common stock could be adversely affected if our common stock is delisted.

•	Adverse macroeconomic conditions, natural disasters or reduced technology spending could adversely affect our business, operating results, and financial condition.

•	If securities or industry analysts do not publish research or reports about our business, or publish negative reports about our business, our stock price and trading volume could decline.

RISK FACTORS

The Commission requires the Company to identify risks that are specific to its business and its financial condition. The Company is still subject to all the same risks that all companies in its business, and all companies in the economy, are exposed to. These include risks relating to economic downturns, political and economic events and technological developments (such as cyber-attacks and the ability to prevent those attacks). Additionally, earlier-stage companies are inherently more risky than more developed companies. You should consider general risks as well as specific risks when deciding whether to invest.

Risks Related to Our Financial Condition

We have no history of generating meaningful product revenue, and we may never achieve or maintain profitability.

We have a limited operating history upon which investors may rely in evaluating our business and prospects. We have generated limited revenues to date, and as of June 30, 2024, we had an accumulated deficit of approximately $393 million. Our ability to generate revenues and achieve profitability will depend on our ability to execute our business plan, complete the development and approval of our technology, incorporate the technology into products that customers wish to buy, and, if necessary, secure additional financing. There can be no assurance that our technology will be adopted widely, that we will ever earn revenues sufficient to support our operations, or that we will ever be profitable. Furthermore, there can be no assurance that we will be able to raise capital as and when we need it to continue our operations. If we are unable to raise sufficient additional capital, we may be required to delay, reduce or severely curtail our research and development or other operations, which could have a material adverse effect on our business, operating results, financial condition, long-term prospects and ability to continue as a viable business. If we are unable to generate revenues of sufficient scale to cover our costs of doing business, our losses will continue and we may not achieve profitability, which could negatively impact the value of your investment in our securities.

We will need additional financings to achieve our long-term business plans, and there is no guarantee that it will be available on acceptable terms, or at all.

We may not have sufficient funds to fully implement our long-term business plans. We will need to raise additional capital through new financings, even if we begin to generate meaningful commercial revenue. For example, new product development for business partners may require considerable expense in advance of any substantial revenue being earned for such products. Such financings could include equity financing, which may be dilutive to our current stockholders, and debt financing, which could restrict our operations and ability to borrow from other sources. In addition, such securities may contain rights, preferences or privileges senior to those of current stockholders. As a result of current macroeconomic conditions and general global economic uncertainty (including as a result of the remaining effects of the global health pandemic, regional conflicts around the world, increases in inflation, fluctuating interest rates, disruptions to global supply chains, recent turmoil in the global banking sector, volatile global financial markets, the potential for government shutdowns and uncertainty regarding the federal budget and debt ceiling), political change, labor market shortages and other factors, we do not know whether additional capital will be available when needed, or that, if available, we will be able to obtain additional capital on reasonable terms. If we are unable to raise additional capital due to the volatile global financial markets, recent turmoil in the global banking sector, general economic uncertainty or any other factor, we may be required to curtail development of our technology or reduce operations as a result, or to sell or dispose of assets. Any inability to raise adequate funds on commercially reasonable terms or at all could have a material adverse effect on our business, results of operations and financial condition, including the possibility that a lack of funds could cause our business to fail and liquidate with little or no return to investors.

We may be adversely affected by the effects of inflation.

Inflation has the potential to adversely affect our liquidity, business, financial condition and results of operations by increasing our overall cost structure. The U.S. capital markets have experienced and continue to experience extreme volatility and disruption. Inflation rates in the U.S. have increased significantly since 2022 resulting in federal action to increase interest rates, adversely affecting capital markets activity. We expect certain inflationary elements to ease, with a moderate increase in 2024. However, the existence of inflation in the economy has resulted in, and may continue to result in, higher interest rates and capital costs, shipping costs, supply shortages, increased costs of labor, labor shortages, weakening exchange rates and other similar effects. As a result of inflation, we have and may continue to experience cost increases, including increases in our supply chain costs. Although we may take measures to mitigate the impact of this inflation, if these measures are not effective, our business, financial condition, results of operations and liquidity could be materially adversely affected. Even if such measures are effective, any positive impact on our results of operations could be delayed and not immediately apparent. Additionally, because we purchase component parts from our suppliers, we may be adversely impacted by their inability to adequately mitigate inflationary, industry, or economic pressures. Similarly, inflationary pressures may also negatively impact consumer purchasing power, which could result in reduced demand for our products.

Risks Related to Our Technology and Products

We may not be able to develop all the features we seek to include in our technology.

We have developed commercial products, as well as working prototypes, that utilize our technology. Additional features and performance specifications we seek to include in our technology have not yet been developed. For example, some customer applications may require specific combinations of cost, footprint, efficiencies and capabilities at various frequencies, charging power levels and distances. We believe our research and development efforts will yield additional functionality and capabilities for our products over time. However, there can be no assurance that we will be successful in achieving all the features we are targeting, and our inability to do so may limit the appeal of our technology to consumers.

We make significant investments in our products and may be unable to demonstrate the commercial feasibility of the full capability of our technology or achieve profitability.

We have developed both commercial products and working prototypes that use our technology at differing power levels and charging distances, but additional research and development is required to realize the potential of our technology for applications at increasing power levels and distances that can be successfully integrated into commercial products. Research and development of new technologies is, by its nature, unpredictable. We could encounter unanticipated technical problems, the inability to identify products utilizing our technology that will be in demand with customers, getting our technology designed into those products, designing new products for manufacturability, regulatory hurdles and achieving acceptable price points for final products. Although we intend to undertake development efforts with commercially reasonable diligence, there can be no assurance that our available resources will be sufficient to enable us to develop our technology to the extent needed to create future revenues to sustain our operations.

Our technology must satisfy customer expectations and be suitable for use in consumer applications. Any delays in developing our technology that arise from factors of this sort would aggravate our exposure to the risk of having inadequate capital to fund the research and development needed to complete development of these products. Technical problems leading to delays would cause us to incur additional expenses that would increase our operating losses. If we experience significant delays in developing our technology and products based on it for use in potential commercial applications, particularly after incurring significant expenditures, our business may fail, and you could lose all or part of the value of your investment in the Company.

In addition, we have made and will continue to make significant investments in the research and development of new and existing technologies and products. Investments in new technologies and enhancements to our existing technologies are speculative and technological feasibility may not be achieved. Commercial success depends on many factors including demand for innovative technology, availability of materials and equipment, selling price the market is willing to bear, competition and effective licensing or product sales. We may not achieve significant revenue from our product investments for a number of years, if at all. Moreover, new technologies and products may not be profitable, and even if they are profitable, operating margins for new products may not be as high as the margins we originally anticipated. If we fail to develop practical and economical commercial products based on our technology, or are unable to achieve profitability in commercializing those products, our business may fail and you could lose all or part of the value of your investment in our stock.

Expanding our business operations as we intend will impose new demands on our financial, technical, operational and management resources.

Our ability to grow our business involves various risks, including the need to invest significant resources in unfamiliar and new markets and the possibility that we may not realize a return on our investments in the near future or at all. To date we have operated primarily in the research and development phase of our business. To be successful in commercializing our product offerings, we will need to expand our business operations, which will require us to incur significant expenses before we generate any material revenue and will impose new demands on our financial, technical, operational and management resources. For example, if we do not invest in developing and upgrading our technical, administrative, operating and financial control systems, or if unexpected expansion difficulties arise, including issues relating to our research and development activities, then retention of experienced scientists, managers and engineers could become more challenging and have a material adverse effect on our business, results of operations and financial condition.

If products incorporating our technology are launched commercially but do not achieve widespread market acceptance, we will not be able to generate the revenue necessary to support our business.

We may successfully complete the technical development of our products, but still fail to develop a commercially successful product. Market acceptance of an RF-based charging system as a preferred method for charging electronic devices will be crucial to our success. The following factors, among others, may affect the level of market acceptance of our products:

•	the price of products incorporating our technology relative to other products or competing technologies;

•	the rate of innovation of competing technologies;

•	user perceptions of the convenience, safety, efficiency and benefits of our technology;

•	the effectiveness of sales and marketing efforts of our commercialization partners and of our competitors;

•	the support and rate of acceptance of our technology and solutions with our development partners;

•	press and blog coverage, social media coverage, and other publicity factors that are not within our control; and

•	regulatory developments and the failure to obtain any required regulatory approvals for the use of our products or the products of our licensing partners.

If we are unable to successfully commercialize, including to achieve or maintain market acceptance of our technology, and if related products do not win widespread market acceptance, our business will be significantly harmed.

Our products, or the products of our licensing partners, could be susceptible to errors, defects, or unintended performance problems that could result in lost revenue, liability or delayed or limited market acceptance.

Despite our quality assurance testing, our technology may contain undetected defects or errors that may affect the proper use of our products or the products of our licensing partners’ which incorporate them. Because our products are embedded in other end-use products and rely on stable transmissions, the performance of our products could unintentionally jeopardize the performance of our licensing partners’ product performance. Defects or errors in our technology may discourage existing and future partners from using our technology to develop a range of commercial products. These defects or errors could also result in product liability, service level agreement claims or warranty claims. Any such defects, errors, or unintended performance problems in our products, and any inability to meet the expectations of our licensing partners or retail consumers in a timely manner, could adversely impact our sales and result in loss of revenue or market share, failure to achieve market acceptance, diversion of development resources, injury to our reputation, increased insurance costs and increased service costs, any of which could materially harm our business.

As products incorporating our technology are launched commercially, we may experience seasonality or other unevenness in our financial results in consumer markets or a long and variable sales cycle in enterprise markets.

Our strategy depends on our customers developing successful commercial products using our technology and selling them into the retail, industrial, healthcare and smart/home office markets. We need to understand procurement and buying cycles to be successful in licensing our technology. We anticipate it is possible that demand for our technology may vary in different segments of the consumer electronics market, such as hearing aids, wearables, toys, watches, accessories, laptops, tablet, mobile phones and gaming systems. Such consumer markets are often seasonal, with peaks in and around the December holiday season and the August-September back-to-school season. Enterprises and commercial customers may have annual or other budgeting and buying cycles that could affect us, and, particularly if we are designated as a capital improvement project, we may have a long or unpredictable sales cycle.

Future products based on our technology may require the user to purchase additional products to use with existing devices. To the extent these additional purchases are inconvenient or costly, the adoption of our technology under development or other future products could be slowed, which would harm our business.

For rechargeable devices that utilize our receiver technology, the technology may be embedded in a sleeve, case or other enclosure. For example, products such as remote controls or toys equipped with replaceable AA size or other batteries would need to be outfitted with enhanced batteries and other hardware enabling the devices to be rechargeable by our system. In each case, an end user would be required to retrofit the device with a receiver and may be required to upgrade the battery technology used with the device (unless, for example, compatible battery technology and a receiver are built into the device). These additional steps and expenses may offset the convenience of our products for users and discourage customers from licensing our technology. Such factors may inhibit adoption of our technology, which could harm our business. We have not developed an enhanced battery for use in devices with our technology, and our ability to enable use of our technology with devices that require an enhanced battery will depend on our ability to develop a commercial version of such a battery that could be manufactured at a reasonable cost. If a commercially practicable enhanced battery of this nature is not developed, our business could be harmed, and we may need to change our strategy and target markets, which could have a material adverse impact on our financial condition and results of operations.

Laboratory conditions differ from field conditions, which could reduce the effectiveness of our technology under development or other future products. Failures to move from laboratory to the field effectively would harm our business.

When used in the field, our technology may not perform as expected based on performance under controlled laboratory conditions. For example, in the case of distance charging, a laboratory configuration of transmission obstructions will be arranged for testing, but in consumer use receivers may be obstructed in many different and unpredictable ways. These conditions may significantly diminish the power received at the receiver or the effective range of the transmitter. The failure of products using our technology to meet the expectations of users in the field could harm our business.

Safety concerns and legal action by private parties may affect our business.

We believe that our technology is safe. However, it is possible that we could discover safety issues with our technology or that third-parties may raise concerns relating to RF-based charging in a similar manner as has occurred with some other wireless technologies as they were put into residential and commercial use, such as the safety concerns that were raised by some regarding the use of cellular telephones and other devices to transmit data wirelessly in close proximity to the human body. In addition, while we believe our technology is safe, users of our technology under development or other future products who suffer from medical ailments may blame the use of products incorporating our technology for the triggering or worsening of those ailments, as occurred with a small number of users of cellular telephones. A discovery of safety issues relating to our technology could have a material adverse effect on our business and any legal action against us claiming that our technology caused harm could be expensive, divert management attention and adversely affect us or cause our business to fail, whether or not such legal actions were ultimately successful.

Even if they are not real, perceived safety issues could result in reduced sales, as could safety incidents or reports occurring solely with respect to the products of our competitors or licensing partners, which could negatively impact attitudes towards our technology and similar technologies. Any real or perceived safety issues relating to our products, our licensing partners’ products or competing technologies in the marketplace could negatively affect our business, revenue, and profits.

Our industry is subject to intense competition and rapid technological change, which may result in technology that is more advanced or superior to ours. If we do not keep pace with changes in the marketplace and the direction of technological innovation and customer demands, our technology and products may become less useful or obsolete and our operating results will suffer.

The consumer electronics industry in general, and the charging segments in particular, are subject to intense competition and rapidly evolving technologies, evolving regulations and industry standards and frequent introductions of new products and services. If, among other things, our products are not cost effective, brought to market in a timely manner, compliant with evolving industry standards, accepted in the market or recognized as meeting our licensing partners’ or retail consumers’ requirements, we could experience a material adverse effect on our business, financial condition, results of operations and cash flows.

In addition, because products incorporating our technology are expected to have long development cycles, we must anticipate changes in the marketplace and the direction of technological innovation and customer demands. To compete successfully, we will need to demonstrate the advantages of our products and technologies over established alternatives and other emerging methods of power delivery. Traditional wall plug-in recharging remains an inexpensive alternative to our technology. Directly competing technologies such as inductive charging, magnetic resonance charging, conductive charging, ultrasound and other yet unidentified solutions may have greater consumer acceptance than the technology we have developed. Furthermore, some competitors may have greater resources than we have and may be better established in the market than we are. We cannot be certain which other companies may have already decided to or may in the future choose to enter our markets. For example, consumer electronics products companies may invest substantial resources in wireless power or other recharging technologies and may decide to enter our target markets. Successful developments of competitors that result in new approaches for recharging could reduce the attractiveness of our products and technologies or render them obsolete.

Our future success will depend in large part on our ability to establish and maintain a competitive position in current and future technologies. Rapid technological development may render our technology or future products based on our technology obsolete. Many of our competitors have more corporate, financial, operational, sales and marketing resources than we have, as well as more experience in research and development. We cannot assure you that our competitors will not develop or market technologies that are more effective, economical or commercially attractive than our products or that would render our technologies and products obsolete. In addition, we may not have the financial resources, technical expertise, marketing, distribution or support capabilities to compete successfully in the future.

Our competitive position also depends on our ability to:

•	generate widespread awareness, acceptance and adoption by the consumer and enterprise markets of our technology under development and future products;

•	design a product that may be sold at an acceptable price point;

•	develop new or enhanced technologies or features that improve the convenience, efficiency, safety or perceived safety, and productivity of our technology under development and future products;

•	properly identify existing and evolving customer needs and deliver new products or product enhancements to address those needs;

•	limit the time required from proof of feasibility to routine production;

•	limit the timing and cost of regulatory approvals;

•	adapt to evolving regulatory requirements;

•	attract and retain qualified personnel;

•	protect our inventions with patents or otherwise develop proprietary products and processes; and

•	secure sufficient capital resources to expand both our continued research and development, and sales and marketing efforts.

If our technology does not compete well based on these or other factors, our business could be materially and adversely harmed.

If the quality of our products does not meet the expectations of our licensing partners or the end users of our licensing partners’ products or regulatory or industry standards, then our sales and operating earnings, and ultimately our reputation, could be negatively impacted.

Some of the products we sell, and some of the products our licensing partners sell which integrate our products, may have quality issues resulting from the design or manufacture of our products, or from the software, hardware or components used in those products. Sometimes, these issues may be caused by components we purchase from our suppliers. Any such issues identified prior to the shipment of the products may cause delays in shipping products to customers, or even the cancellation of orders by customers. If quality issues are discovered in our products after they have been shipped to our customers, we would be required to resolve such issues in a timely manner that is the least disruptive to our customers. Such pre-shipment and post-shipment quality issues can have legal, financial and reputational ramifications, including: (i) delays in the recognition of revenue, loss of revenue or future orders, (ii) customer-imposed penalties for failure to meet contractual requirements, (iii) increased costs associated with repairing or replacing products, and (iv) a negative impact on our reputation.

In some cases, if the quality issue affects the product's performance, safety or regulatory compliance, then such a “defective” product may need to be “stop-shipped” or recalled. Depending on the nature of the quality issue and the number of products in the field, it could cause us to incur substantial recall or corrective field action costs, in addition to the costs associated with the potential loss of future orders and the damage to our reputation. In addition, we may be required, under certain customer contracts, to pay damages for failed performance that might exceed the revenue that we receive from the contracts. Recalls and field actions involving regulatory non-compliance could also result in fines and additional costs. Recalls and field actions could result in third-party litigation by persons or companies alleging harm or economic damage as a result of the use of the products. In addition, privacy advocacy groups and other technology and industry groups have established or may establish various new or different self-regulatory standards that may place additional obligations on us. Our customers may expect us to meet voluntary certifications or adhere to other standards established by third-parties. If we are unable to maintain these certifications or meet these standards, it could reduce demand for our products and adversely affect our business.

If our products do not effectively interoperate with wireless networks and the wireless devices that integrate them, future sales of our products could be negatively affected.

Our products are designed to interoperate with wireless networks using Wi-Fi technology and certain wireless devices produced by our licensing partners. These networks and devices have varied and complex specifications. As a result, we must ensure that our products interoperate effectively with these existing and planned networks and devices. To meet these requirements, we must continue development and testing efforts that require significant capital and employee resources. We may not accomplish these development efforts quickly or cost-effectively, or at all. If our products do not interoperate effectively, orders for our products could be delayed or cancelled, which would harm our revenue, operating results and reputation, potentially resulting in the loss of existing and potential licensing partners. The failure of our products to interoperate effectively with wireless devices may result in significant warranty, support and repair costs, divert the attention of our engineering personnel from our product development efforts and cause significant customer relations problems. In addition, our licensing partners may require our products to comply with new and rapidly evolving security or other certifications and standards. If our products are late in achieving or fail to achieve compliance with these certifications and standards, or our competitors first achieve compliance with these certifications and standards, such end customers may not purchase our products, which would harm our business, operating results, financial condition and cash flows.

We require third-party components, including components from limited or sole source suppliers, to build our products. The unavailability of these components could substantially disrupt our ability to manufacture our products and fulfill sales orders.

We rely on third-party components to build our products, and we generally rely on our third-party manufacturers to obtain the components necessary for the manufacture of our products. We use our forecast of expected demand to determine our material requirements. Lead times for materials and components we order vary significantly, and depend on factors such as the specific supplier, contract terms and demand for a component at a given time. If forecasts exceed orders, we may have excess and/or obsolete inventory, which could have a material adverse effect on our business, operating results and financial condition. If orders exceed forecasts, or available supply, we may have inadequate supplies of certain materials and components, which could have a material adverse effect on our ability to meet customer delivery requirements and to recognize revenue. If we underestimate our requirements or our third-party suppliers are not able to timely deliver components, our third-party manufacturers may have inadequate materials and components required to produce our products. This could result in an interruption in the manufacture of our products, delays in shipments and fulfillment of customer orders, and deferral or loss of revenues.

Our third-party manufacturers may not be able to secure sufficient components at reasonable prices or of acceptable quality to build our products in a timely manner, adversely impacting our ability to meet demand for our products. In addition, if our component suppliers cease manufacturing needed components, we could be required to redesign our products to incorporate components from alternative sources or designs, a process which could cause significant delays in the manufacture and delivery of our products. Unpredictable price increases for such components may also occur. The unavailability of these components could substantially disrupt our ability to manufacture our products and fulfill sales orders.

We currently depend on a limited number of suppliers for several critical components for our products, and in some instances, we use sole or single source suppliers for our components to simplify design and fulfillment logistics. Neither we nor our third-party manufacturers carry substantial inventory of our product components. Many of these components are also widely used in other product types. Shortages are possible and our ability to predict the availability of such components may be limited. In the event of a shortage or supply interruption from our component suppliers, we may not be able to develop alternate or second sources in a timely manner, on commercially reasonable terms or at all, and the development of alternate sources may be time-consuming, difficult and costly. Any resulting failure or delay in shipping products could result in lost revenues and a material and adverse effect on our operating results. If we are unable to pass component price increases along to our end customers or maintain stable pricing, our gross margins could be adversely affected and our business, financial condition, results of operations and prospects could suffer.

Our dependence on commodities and certain components subjects us to cost volatility and potential availability constraints.

Our profitability may be materially affected by changes in the market price and availability of certain raw materials and components, some of which are linked to the commodity markets. The principal raw materials and components used in our products are aluminum, copper, steel, bimetals, optical fiber, plastics and other polymers, capacitors, memory devices and silicon chips. Prices for some of these materials have experienced significant volatility as a result of changes in the levels of global demand, supply disruptions, including port, transportation and distribution delays or interruptions, and other factors. As a result, we have seen a significant increase in costs that has negatively impacted our results of operations. We have adjusted our prices for our products, but we may have to adjust prices again in the future. Delays in implementing price increases or a failure to achieve market acceptance of price increases could have a material adverse impact on our results of operations. Conversely, in an environment of falling commodities prices, we may be unable to sell higher-cost inventory before implementing price decreases, which could have a material adverse impact on our business, financial condition and results of operations.

Our products rely on the availability of unlicensed RF spectrum and if such spectrum were to become unavailable through overuse or licensing, the performance of our products could suffer and our revenues from their sales could decrease.

Our products are designed to operate in unlicensed RF spectrum, which is used by a wide range of consumer devices and is becoming increasingly crowded. If such spectrum usage continues to increase through the proliferation of consumer electronics and products competitive with our products, the resultant higher levels of noise in the bands of operation our products use could decrease the effectiveness of our products, which could adversely affect our ability to sell our products, including as a result of reduced sales of our licensing partners’ products. Our business could be further harmed if currently unlicensed RF spectrum becomes licensed in the United States or elsewhere. We and our licensing partners that use our products in manufacturing their own may be unable to obtain licenses for RF spectrum. Even if the unlicensed spectrum remains unlicensed, existing and new governmental regulations may require we make changes in our products. The operation of our products in the United States or elsewhere in a manner not in compliance with local law could result in fines, operational disruption, or harm to our reputation.

Reliance upon a few major customers may adversely affect our revenue and operating results.

We rely on a relatively small number of customers for a significant portion of our revenue. Our top three customers represented approximately 70% of our revenue for the year ended December 31, 2023. It is possible that we will continue to derive a significant portion of our revenue from a concentrated group of customers in the future. If, among other things, a major customer fails to pay us or reduces their order volume, our revenue would be impacted and our operating results and financial condition could be materially harmed. Additionally, if we were to lose any material customer or our customers were to consolidate or merge with other companies, we may not be able to maintain product sales at similar volume or pricing levels and such loss or reduced sales volume or pricing could have a material adverse effect on our business, cash flows and results of operations.

If our licensing partners do not effectively manage inventory of their products which integrate our technology, fail to timely resell such products or overestimate expected future demand, they may reduce purchases in future periods, causing our revenues and operating results to fluctuate or decline.

Our licensing partners purchase and maintain inventories of their products, which integrate our products, to meet future demand and have only limited rights to return the products they have purchased from us. If our licensing partners purchase more product from us than is required to meet demand in a particular period, causing their inventory levels to grow, they may delay or reduce additional future purchases, causing our quarterly results to fluctuate and adversely impacting our ability to accurately predict future earnings.

If we are not able to effectively forecast demand or manage our inventory, we may be required to record write-downs for excess or obsolete inventory.

We maintain inventory of our products and, to a lesser extent, raw materials that we believe are sufficient to allow timely fulfillment of sales, subject to the impact of supply shortages. Growth in our sales and new product launches may require us to build inventory in the future. Higher levels of inventory expose us to a greater risk of carrying excess or obsolete inventory, which may in turn lead to write-downs. We may also record write-downs in connection with the end-of-life for specific products. Decisions to increase or maintain higher inventory levels are typically based upon uncertain forecasts or other assumptions. Because the markets in which we compete are volatile, competitive and subject to rapid technology and price changes, if the assumptions on which we base these decisions turn out to be incorrect, our financial performance could suffer and we could be required to write-off the value of excess products or components inventory. In addition, in order to manage manufacturing lead times and help ensure adequate component supply, we enter into agreements with suppliers that allow them to procure inventory based upon criteria as defined by us, such as forecasted demand. We may be liable to purchase excess product or aged material from our suppliers following reasonable mitigation efforts, resulting in an adverse impact on our cash flows, operating expenses, results of operation and financial condition.

Risks Related to Our Intellectual Property and Other Legal Risks

It is difficult and costly to protect our intellectual property and our proprietary technologies, and we may not be able to ensure their protection.

Our success depends significantly on our ability to obtain, maintain and protect our proprietary rights to our technologies. Patents and other proprietary rights provide uncertain protections, and we may be unable to protect our intellectual property. For example, we may be unsuccessful in defending our patents and other proprietary rights against third party challenges. If we do not have the resources to defend our intellectual property, the value of our intellectual property and our licensed technology will decline. In addition, some companies that integrate our technology into their products may have or acquire rights in the technology that limit our business or increase our costs. If we are not successful in protecting our intellectual property effectively, our financial results may be adversely affected and the price of our common stock could decline.

We depend upon a combination of patents, trade secrets, copyright and trademark laws to protect our intellectual property and technology.

We rely on a combination of patents, trade secrets, copyright and trademark laws in the United States and similar laws in other countries, nondisclosure agreements, noncompetition covenants and other contractual provisions and technical security measures to protect our intellectual property rights and proprietary information. However, these protections may not be available in all jurisdictions and may be inadequate to prevent our competitors or other third-party manufacturers from copying, reverse engineering or otherwise obtaining and using our technology, proprietary rights or products, which would adversely affect our ability to compete in the market.

Although we are attempting to obtain patent coverage for our technology where available and where we believe appropriate, there are aspects of the technology for which patent coverage may never be sought or received. We may not possess the resources to or may not choose to pursue patent protection outside the United States or any or every country other than the United States where we may eventually decide to sell our future products. Our ability to prevent others from making or selling duplicate or similar technologies will be impaired in those countries in which we would have no patent protection. Although we have patent applications on file in the United States and elsewhere, the patents might not issue, might issue only with limited coverage, or might issue and be subsequently successfully challenged by others and held invalid or unenforceable.

Similarly, even if patents are issued based on our applications or future applications, any issued patents may not provide us with any competitive advantages. There can be no assurance that our competitors will not independently develop technologies that are substantially equivalent or superior to our technology or design around our proprietary rights. Competitors may be able to design around our patents or develop products that provide outcomes comparable or superior to ours. Our patents may be held invalid or unenforceable as a result of legal challenges or claims of prior art by third parties, and others may challenge the inventorship or ownership of our patents and pending patent applications. In addition, if we secure protection in countries outside the United States, the laws of some foreign countries may not protect our intellectual property rights to the same extent as do the laws of the United States. In the event a competitor infringes upon our patent or other intellectual property rights, enforcing those rights may be difficult and time consuming. Even if successful, litigation to enforce our intellectual property rights or to defend our patents against challenge could be expensive and time consuming and could divert our management’s attention. We may not have sufficient resources to enforce our intellectual property rights or to defend our patents against a challenge.

Our strategy is to deploy our technology into the market by licensing patent and other proprietary rights to third parties and customers. Disputes with our licensees may arise regarding the scope and content of these licenses. Further, our ability to expand into additional fields with our technologies may be restricted by existing licenses or licenses we may grant to third parties in the future.

The policies we use to protect our trade secrets might not be effective in preventing misappropriation of our trade secrets by others. In addition, confidentiality and other restrictive agreements executed by our customers, employees, consultants and advisors might not be enforceable or might not provide meaningful protection for our trade secrets or other proprietary information in the event of unauthorized use or disclosure. Litigating a trade secret claim is expensive and time consuming, and the outcome is unpredictable. Moreover, our competitors may independently develop equivalent knowledge methods and know-how. If we are unable to protect our intellectual property rights, we may be unable to prevent competitors from using our own inventions and intellectual property to compete against us, and our business may be harmed.

We may be subject to patent infringement or other intellectual property lawsuits that could be costly to defend.

Because our industry is characterized by competing intellectual property, we may become involved in litigation based on claims that we have violated the intellectual property rights of others. Determining whether a product infringes a patent involves complex legal and factual issues, and the outcome of patent litigation actions is often uncertain. No assurance can be given that third party patents containing claims covering our products, parts of our products, technology or methods do not exist, have not been filed, or could not be filed or issued. Because of the number of patents issued and patent applications filed in our technical areas or fields (including some pertaining specifically to wireless charging technologies), our competitors or other third parties have currently and may in the future assert that our products and technology and the methods we employ in the use of our products and technology are covered by United States or foreign patents held by them. In addition, because patent applications can take many years to issue and because publication schedules for pending applications vary by jurisdiction, there may be applications now pending which may result in issued patents that our technology under development or other future products would infringe. Also, because the claims of published patent applications can change between publication and patent grant, there may be published patent applications that may ultimately issue with claims that we infringe. There could also be existing patents that one or more of our technologies, products or parts may infringe and of which we are unaware. As the number of competitors in the market for wire-free power and alternative recharging solutions increases, and as the number of patents issued in this area grows, the possibility of patent infringement claims against us increases. Some of our competitors may be able to sustain the costs of complex patent litigation more effectively than we can because they have substantially greater resources. In addition, any uncertainties resulting from the initiation and continuation of any litigation could have a material adverse effect on our ability to raise the funds necessary to continue our operations.

If we become subject to a patent infringement or other intellectual property lawsuit and if the relevant patents or other intellectual property are upheld as valid and enforceable and we are found to have infringed or violated the terms of a license to which we are a party, we could be prevented from selling any infringing products of ours unless we could obtain a license or were able to redesign the product to avoid infringement. If we are unable to obtain a license or successfully redesign, we might be prevented from selling our technology under development or other future products. If there is a determination that we have infringed the intellectual property rights of a competitor or other person, we may be required to pay damages, pay a settlement, or pay ongoing royalties, or be enjoined. In these circumstances, we may be unable to sell our products or license our technology at competitive prices or at all, and our business and operating results could be harmed. Even if there is a determination that we have not infringed the intellectual property rights of a competitor or other person, litigation can be a significant distraction to management and could subject us to significant legal costs, adversely affecting our cash flows and operating results.

We could become subject to product liability claims, product recalls, and warranty claims that could be expensive, divert management’s attention and harm our business.

Our business exposes us to potential liability risks that are inherent in the marketing and sale of products used by consumers. We may be held liable if our technology causes injury or death or is found otherwise unsuitable. While we believe our technology is safe, users could allege and possibly prove defects (some of which could be alleged or proved to cause harm to users or others) because we design our technology to perform complex functions involving RF energy in close proximity to users. A product liability claim, regardless of its merit or eventual outcome, could result in significant legal defense costs and reduced demand for our products. The coverage limits of the insurance policies we may choose to purchase to cover related risks may not be adequate to cover future claims. If sales of products incorporating our technology increase or we suffer future product liability claims, we may be unable to maintain product liability insurance in the future at satisfactory rates or with adequate amounts. A product liability claim, any product recalls or excessive warranty claims, whether arising from defects in design or manufacture or otherwise, could negatively affect our sales or require a change in the design or manufacturing process, any of which could harm our reputation, harm our relationship with licensors of our products, result in a decline in revenue and harm our business.

In addition, if a product that we or a licensing partner design is defective, whether due to design or manufacturing defects, improper use of the product or other reasons, we or our licensing partner may be required to notify regulatory authorities and/or to recall the product. A required notification to a regulatory authority or recall could result in an investigation by regulatory authorities into the products incorporating our technology, which could in turn result in required recalls, restrictions on the sale of such products or other penalties. The adverse publicity resulting from any of these actions could adversely affect the perceptions of our customers and potential customers. These investigations or recalls, especially if accompanied by unfavorable publicity, could result in our incurring substantial costs, losing revenues and damaging our reputation, each of which would harm our business.

The ability of our products to operate effectively can be negatively impacted by many different elements unrelated to our products. Although certain technical problems experienced by consumers of the products incorporating our products may not be caused by our products, users may perceive them to be the underlying cause of poor performance of the wireless network. This perception, even if incorrect, could harm our business.

Our business is subject to data security risks, including security breaches.

We collect, process, store and transmit substantial amounts of information, including information about our customers. We take steps to protect the security and integrity of the information we collect, process, store and transmit, but there is no guarantee that inadvertent or unauthorized use or disclosure will not occur or that third parties will not gain unauthorized access to this information despite such efforts. Security breaches, computer malware, computer hacking attacks and other compromises of information security measures have become more prevalent in the business world and may occur on our systems or those of our vendors in the future. Large Internet companies and websites have from time to time disclosed sophisticated and targeted attacks on portions of their websites, and an increasing number have reported such attacks resulting in breaches of their information security. We and our third-party vendors are at risk of suffering from similar attacks and breaches. Although we take steps to maintain confidential and proprietary information on our information systems, these measures and technology may not adequately prevent security breaches and we rely on our third-party vendors to take appropriate measures to protect the security and integrity of the information on those information systems. Because techniques used to obtain unauthorized access to or to sabotage information systems change frequently and may not be known until launched against us, we may be unable to anticipate or prevent these attacks. In addition, a party that is able to illicitly obtain a customer’s identification and password credentials may be able to access our customer’s accounts and certain account data.

We rely on email and other electronic means of communication to connect with our existing and potential customers. Our customers may be targeted by parties using fraudulent spoofing and phishing emails to misappropriate passwords, payment information or other personal information or to introduce viruses through Trojan horse programs or otherwise through our customers’ computers, smartphones, tablets or other devices. Despite our efforts to mitigate the effectiveness of such malicious email campaigns through product improvements, spoofing and phishing may damage our brand and increase our costs.

Any actual, perceived or suspected security breach or other compromise of our security measures or those of our third-party vendors, whether as a result of hacking efforts, denial-of-service attacks, viruses, malicious software, break-ins, phishing attacks, social engineering or otherwise, could harm our reputation and business, damage our brand and make it harder to retain existing customers or acquire new ones, require us to expend significant capital and other resources to address the breach, and result in a violation of applicable laws, regulations or other legal obligations. We could also be exposed to a risk of loss or litigation and potential liability under laws, regulations and contracts that protect the privacy and security of personal information. Our insurance policies may not be adequate to reimburse us for direct losses caused by any such security breach or indirect losses due to resulting customer attrition. Any of these events or circumstances could materially adversely affect our business, financial condition and operating results.

If we are not able to satisfy data protection, security, privacy and other government- and industry-specific requirements or regulations, our business, results of operations and financial condition could be harmed.

The regulatory frameworks relating to privacy, data protection and information security matters are rapidly evolving and are likely to remain uncertain for the foreseeable future. The cost of compliance with, and other burdens imposed by new privacy and data security laws may limit the use and adoption of our products and could have an adverse impact on our business, results of operations and financial condition. Although we work to comply with applicable privacy and data security laws and regulations, industry standards, contractual obligations and other legal obligations, those laws, regulations, standards and obligations are evolving and may be modified, interpreted and applied in an inconsistent manner from one jurisdiction to another, and may conflict with one another. As such, we cannot assure ongoing compliance with all such laws, regulations, standards and obligations. Any failure or perceived failure by us to comply with applicable laws, regulations, standards or obligations, or any actual or suspected security incident, whether or not resulting in unauthorized access to, or acquisition, release or transfer of personally identifiable information or other data, may result in governmental enforcement actions and prosecutions, private litigation, fines and penalties or adverse publicity, and could cause our licensing partners to lose trust in us, which could have an adverse effect on our reputation and business.

If we are not able to secure advantageous license agreements for our technology, our business and results of operations will be adversely affected.

We pursue the licensing of our technology as a primary means of revenue generation, although we have not yet completed any licensing agreements as of this date. Creating a licensing business relationship often takes substantial effort, as we expect to have to convince the counterparty of the efficacy of our technology, meet design and manufacturing requirements, satisfy marketing and product needs, and comply with selection, review, and contracting requirements. It is critical that we continue to evolve our intellectual property portfolio, particularly in 5G. If we do not maintain a strong portfolio that is applicable to current and future standards, products and services, our future licensing revenues could be negatively impacted. There can be no assurance that we will be able to gain access to potential licensing partners, or that they will ultimately decide to integrate our technology with their products. We also cannot guarantee that existing licensing partners will continue their relationships with us. We may not be able to secure license agreements with customers on advantageous terms, and the timing and volume of revenue earned from license agreements will be outside of our control. If our existing licensing agreements or the license agreements we enter into in the future do not prove to be advantageous to us, our business and results of operations will be adversely affected.

Risks Related to Regulation of Our Business

Domestic and international regulators may deny approval for our technology, and future legislative or regulatory changes may impair our business.

Our charging technology involves power transmission using RF energy, which is subject to regulation by the Federal Communications Commission (the “FCC”) in the United States and by comparable regulatory agencies worldwide. It may also be subject to regulation by other agencies. Regulatory concerns include whether human exposure to RF emissions falls below specified thresholds. Higher levels of exposure require separate approval. For example, transmitting more power over a certain distance or transmitting power over a greater distance may require separate regulatory approvals. In addition, we design our technology to operate in a RF band that is also used for Wi-Fi routers and other wireless consumer electronics, and we also design it to operate at different frequencies as demanded for some customer applications. Applications at different frequencies may require separate regulatory approvals. Efforts to obtain regulatory approval for devices using our technology are costly and time consuming, and there can be no assurance that requisite regulatory approvals will be forthcoming. If approvals are not obtained in a timely and cost-efficient manner, our business and operating results could be materially adversely affected. In addition, legal or regulatory developments could impose additional restrictions or costs on us that could require us to redesign our technology or future products, or that are difficult or impracticable to comply with, all of which would adversely affect our revenues and financial results.

Risks Related to Personnel

We are highly dependent on key members of our executive management team. Our inability to retain these individuals could impede our business plan and growth strategies, which could have a negative impact on our business and the value of your investment.

Our ability to implement our business plan depends, to a critical extent, on the continued efforts and services of a very small number of key executives. If we lose the services of any of the key members of our executive management team, we could be required to expend significant time and money in the pursuit of replacements, which may result in a delay in the implementation of our business plan and plan of operations. If it becomes necessary to replace any key executives, we can give no assurance that we could find satisfactory permanent replacements for these individuals at all or on terms that would not be unduly expensive or burdensome to us. Mallorie Burak is presently serving as our CFO and interim CEO. We are in the process of searching for a the right candidate to serve as our long term CEO. We may not be able to identify and/or hire the services of a long term CEO. We do not currently carry any key-person life insurance that would help us recoup our costs in the event of the death or disability of any of these executives.

Our success and growth depend on our ability to attract, integrate and retain high-level engineering talent.

Because of the highly specialized and complex nature of our business, our success depends on our ability to attract, hire, train, integrate and retain high-level engineering talent. Competition for such personnel is intense because we compete for talent against many large profitable companies and our inability to adequately staff our operations with highly qualified and well-trained engineers could render us less efficient and impede our ability to develop and deliver a commercial product. Further, in recent years, the increased availability of hybrid or remote working arrangements has expanded the pool of companies that can compete for our employees and employment candidates. A number of such competitors for talent are significantly larger than us and/or offer compensation in excess of what we offer or other benefits that we do not offer. Such a competitive market could put upward pressure on labor costs for engineering talent. We may incur significant costs to attract and retain highly qualified talent, and we may lose new employees to our competitors or other technology companies before we realize the benefit of our investment in recruiting and training them. Volatility or lack of performance in our stock price may also affect our ability to attract and retain qualified personnel.

We are subject to risks associated with our utilization of engineering consultants.

To improve productivity and accelerate our development efforts while we build out our own engineering team, we use experienced consultants to assist in selected development projects. We take steps to monitor and regulate the performance of these independent third parties. However, arrangements with third party service providers may make our operations vulnerable if these consultants fail to satisfy their obligations to us as a result of their performance, changes in their own operations, financial condition, or other matters outside of our control. Effective management of our consultants is important to our business and strategy. The failure of our consultants to perform as anticipated could result in substantial costs, divert management’s attention from other strategic activities, or create other operational or financial problems for us. Terminating or transitioning arrangements with key consultants could result in additional costs and a risk of operational delays, potential errors and possible control issues as a result of the termination or during the transition.

Risks Related to Ownership of Our Common Stock

We are a “smaller reporting company,” and the reduced disclosure requirements applicable to smaller reporting companies could make our common stock less attractive to investors.

We are a “smaller reporting company,” meaning that we are not an investment company, an asset-backed issuer, or a majority-owned subsidiary of a parent company that is not a “smaller reporting company,” and have either: (i) a public float of less than $250 million or (ii) annual revenues of less than $100 million during the most recently completed fiscal year and a public float of less than $700 million. As a “smaller reporting company,” we are subject to reduced disclosure obligations in our filings with the Commission compared to other issuers, including with respect to disclosure obligations regarding executive compensation in our periodic reports and proxy statements. Until such time as we cease to be a “smaller reporting company,” such reduced disclosure in our filings with the Commission may make it harder for investors to analyze our operating results and financial prospects.

If some investors find our common stock less attractive as a result of any choices to reduce future disclosure we may make, there may be a less active trading market for our common stock and our stock price may be more volatile.

If we are unable to maintain effective internal control over financial reporting, investors may lose confidence in the accuracy of our financial reports.

As a public company, we are required to maintain internal control over financial reporting and to report any material weaknesses in such internal controls. Although our management has determined that our internal control over financial reporting was effective as of December 31, 2023, we cannot assure you that we will not identify any material weakness in our internal control in the future.

We qualify as a “smaller reporting company” and are therefore not required to file an auditor attestation report. If we experience a material weakness in our internal controls, we may fail to detect errors in our financial accounting, which may require a financial statement restatement or otherwise harm our operating results, cause us to fail to meet our reporting obligations with the Commission or listing requirements of The Nasdaq Stock Market, ("Nasdaq"), adversely affect our reputation, cause our stock price to decline or result in inaccurate financial reporting or material misstatements in our annual or interim financial statements. Further, if there are material weaknesses or failures in our ability to meet any of the requirements related to the maintenance and reporting of our internal controls over financial reporting, investors may lose confidence in the accuracy and completeness of our financial reports and that could cause the price of our common stock to decline. We could become subject to investigations by Nasdaq, the Commission or other regulatory authorities, which could require additional management attention and financial resources which could adversely affect our business.

In addition, our internal control over financial reporting will not prevent or detect all errors and fraud. Because of the inherent limitations in all control systems, no evaluation of controls can provide absolute assurance that misstatements due to error or fraud will not occur or that all control issues and instances of fraud will be detected.

You might lose all or part of your investment.

Investing in our securities involves a high degree of risk. As an investor, you might never recoup all, or even part of, your investment and you may never realize any return on your investment. You must be prepared to lose all your investment.

Our stock price is likely to continue to be volatile.

The Series A Preferred Stock is convertible in certain circumstances into shares of common stock. The market price of our common stock has fluctuated significantly since our initial public offering in 2014. The price of our common stock is likely to continue to fluctuate significantly in response to many factors that are beyond our control, including:

•	regulatory announcements and approvals;

•	actual or anticipated variations in our operating results;

•	general macroeconomic, political, industry and market conditions, including increases in inflation, fluctuating interest rates, volatile global financial markets, the potential of government shutdowns and uncertainty regarding the federal budget and debt ceiling, disruptions to global supply chains and transportation, and perceptions of future economic growth prospects in the economy at large;

•	recent uncertainty in the global banking sector;

•	regional conflicts around the world, terrorist acts, acts of war or periods of widespread civil unrest;

•	natural disasters and other calamities, including global pandemics such as the COVID-19 pandemic;

•	changes in the economic performance and/or market valuations of other technology companies;

•	our announcements of significant strategic partnerships, regulatory developments and other events;

•	announcements, innovations and other developments by other companies in our industry;

•	articles published or rumors circulated by third parties regarding our business, technology or licensing partners;

•	additions or departures of key personnel; and

•	sales or other transactions involving our capital stock.

We have not paid dividends in the past and have no immediate plans to pay dividends.

We plan to reinvest all of our earnings, to the extent we have earnings, in order to market our products and technology and to cover operating costs and to otherwise become and remain competitive. We do not plan to pay any cash dividends with respect to our securities in the foreseeable future. We cannot assure you that we would, at any time, generate sufficient surplus cash that would be available for distribution to the holders of our common stock as a dividend.

We expect to continue to incur significant costs as a result of being a public reporting company and our management will be required to devote substantial time to meet our compliance obligations.

As a public reporting company, we incur significant legal, accounting and other expenses. We are subject to reporting requirements of the Exchange Act and rules subsequently implemented by the Commission that require us to establish and maintain effective disclosure controls and internal controls over financial reporting, as well as some specific corporate governance practices. Our management and other personnel are expected to devote a substantial amount of time to compliance initiatives associated with our public reporting company status. Those costs will increase significantly if we cease to qualify as a smaller reporting company.

We may be subject to securities litigation, which is expensive and could divert management attention.

Our stock price has fluctuated in the past, reacting to news such as our past announcements of FCC approvals and it may be volatile in the future. In the past, companies that have experienced volatility in the market price of their securities have been subject to securities class action litigation, and we may be the target of litigation of this sort in the future. Securities litigation is costly and can divert management attention from other business concerns, which could seriously harm our business and the value of your investment in our Company.

Our ability to use Federal net operating loss carry forwards to reduce future tax payments may be limited if our taxable income does not reach sufficient levels.

As of December 31, 2023, we had Federal net operating loss (“NOL”) carry forwards of approximately $297,696,000. Under the Internal Revenue Code of 1986, as amended, NOLs arising in tax years ending on or before December 31, 2017 can generally be carried forward to offset future taxable income for a period of 20 years, and NOLs arising in tax years ending after December 31, 2017 can generally be carried forward indefinitely. Our ability to use our NOLs will be dependent on our ability to generate taxable income, and the NOLs that arose in tax years ending on or before December 31, 2017 could expire before we generate sufficient taxable income to take advantage of the NOLs. As of December 31, 2023, based on our history of operating losses it is possible that a portion of our NOLs will not be fully realizable.

Our charter documents and Delaware law may inhibit a takeover that stockholders consider favorable.

Provisions of our certificate of incorporation and bylaws, and applicable Delaware law, may delay or discourage transactions involving an actual or potential change in control or change in our management, including transactions in which stockholders might otherwise receive a premium for their shares, or transactions that our stockholders might otherwise deem to be in their best interests. The provisions in our certificate of incorporation and bylaws:

•	authorize our Board to issue preferred stock without stockholder approval and to designate the rights, preferences and privileges of each class; if issued, such preferred stock would increase the number of outstanding shares of our capital stock and could include terms that may deter an acquisition of us;

•	limit who may call stockholder meetings;

•	do not permit stockholders to act by written consent;

•	do not provide for cumulative voting rights; and

•	provide that all vacancies may be filled by the affirmative vote of a majority of directors then in office, even if less than a quorum.

In addition, Section 203 of the Delaware General Corporation Law may limit our ability to engage in any business combination with a person who beneficially owns 15% or more of our outstanding voting stock unless certain conditions are satisfied. This restriction lasts for a period of three years following the share acquisition. These provisions may have the effect of entrenching our management team and may deprive you of the opportunity to sell your shares to potential acquirers at a premium over prevailing prices. This potential inability to obtain a control premium could reduce the price of our common stock.

Our warrants that are accounted for as liabilities and the changes in value of our warrants could have a material effect on the market price of our common stock or our financial results.

We account for the 2023 Warrants (as defined in the notes to our financial statements) in accordance with the guidance contained in Accounting Standards Codification (“ASC”) 815, Derivatives and Hedging. Such guidance provides that, because the 2023 Warrants do not meet the criteria for equity treatment thereunder, each 2023 Warrants must be recorded as a liability. Accordingly, we classify each 2023 Warrants as a liability at its fair value. This liability is subject to re-measurement at each balance sheet date, with a resulting non-cash gain or loss related to the change in the fair value being recognized in earnings in the statements of operations. With each such remeasurement, the warrant liability is adjusted to fair value, with the change in fair value recognized in our statement of operations and therefore our reported earnings. As a result of the recurring fair value measurement, our financial statements and results of operations may fluctuate quarterly based on factors which are outside of our control. Due to the recurring fair value measurement, we expect that we will recognize non-cash gains or losses on the 2023 Warrants each reporting period and that the amount of such gains or losses could be material. The impact of changes in fair value on earnings may have an adverse effect on the market price of our common stock.

Risks Related to this Offering

This is a fixed price offering and the fixed offering price may not accurately represent the current value of us or our assets at any particular time. Therefore, the purchase price you pay for our Units may not be supported by the value of our assets at the time of your purchase.

This is a fixed price offering, which means that the offering price for our Units is fixed and will not vary based on the underlying value of our assets at any time. Our board of directors has determined the offering price in its sole discretion. The fixed offering price for our Units has not been based on appraisals of any assets we own or may own, or of our company as a whole, nor do we intend to obtain such appraisals. Therefore, the fixed offering price established for our Units may not be supported by the current value of our company or our assets at any particular time.

We may amend our business policies without stockholder approval.

Our board of directors determines our growth, investment, financing, capitalization, borrowing, operations and distributions policies. Although our board of directors has no intention at present to change or reverse any of these policies, they may be amended or revised without notice to holders of our Series A Preferred Stock. Accordingly, holders of our Series A Preferred Stock will not have any control over changes in our policies.

Our management team will have broad discretion over the use of the net proceeds from our sale of the Units, if any, and you may not agree with how we use the proceeds and the proceeds may not be invested successfully.

Our management team will have broad discretion as to the use of the net proceeds from our sale of the Units, if any, and we could use such proceeds for purposes other than those contemplated at the time of commencement of this Offering. Accordingly, you will be relying on the judgment of our management team with regard to the use of those net proceeds, and you will not have the opportunity, as part of your investment decision, to assess whether the proceeds are being used appropriately. It is possible that, pending their use, we may invest those net proceeds in a way that does not yield a favorable, or any, return for us. The failure of our management team to use such funds effectively could have a material adverse effect on our business, financial condition, operating results and cash flows.

We cannot assure you that we will be able to redeem our Series A Preferred Stock.

Our ability to redeem our Series A Preferred Stock is dependent on our ability to operate profitably and to generate cash from our operations and the operations of our operating businesses or from raising additional capital. We cannot guarantee that we will be able to redeem our Series A Preferred Stock and may only be able to offer investors the ability to convert shares of Series A Preferred Stock into shares of our Common Stock.

We may issue additional debt and equity securities, which are senior to our Series A Preferred Stock as to distributions and in liquidation, which could materially adversely affect the value of the Series A Preferred Stock.

In the future, we may attempt to increase our capital resources by entering into additional debt or debt-like financing that is secured by all or up to all of our assets, or issuing debt or equity securities, which could include issuances of commercial paper, medium-term notes, senior notes, subordinated notes or shares. In the event of our liquidation, our lenders and holders of our debt securities would receive a distribution of our available assets before distributions to our stockholders. Any preferred securities, if issued by our company, may have a preference with respect to distributions and upon liquidation that is senior to the preference of the Series A Preferred Stock, which could further limit our ability to make distributions to our stockholders. Because our decision to incur debt and issue securities in our future offerings will depend on market conditions and other factors beyond our control, we cannot predict or estimate the amount, timing or nature of our future offerings and debt financing.

Further, market conditions could require us to accept less favorable terms for the issuance of our securities in the future. Thus, you will bear the risk of our future offerings reducing the value of your Series A Preferred Stock. In addition, we can change our leverage strategy from time to time without approval of holders of our preferred stock or Common Stock, which could materially adversely affect the value of the Series A Preferred Stock.

We are not required to raise any minimum amount in this Offering before we may utilize the funds received in this Offering. Investors should be aware that there is no assurance that any monies beside their own will be invested in this Offering.

Because there is no minimum amount of subscriptions which we must receive before accepting funds in the Offering, you will not be assured that we will have sufficient funds to execute our business plan or satisfy its working capital requirements and will bear the risk that we will be unable to secure the funds necessary to meet our current and anticipated financial obligations.

This Offering is being conducted on a “best efforts” basis without a minimum and we may not be able to execute our growth strategy if the $7,500,000 maximum is not sold.

If you invest in our Units and less than all of the offered shares of our Units are sold, the risk of losing your entire investment will be increased. We are offering our Units on a “best efforts” basis without a minimum, and we can give no assurance that all of the offered Units will be sold. If less than $7,500,000 of Units offered are sold, we may be unable to fund all the intended uses described in this Offering circular from the net proceeds anticipated from this Offering without obtaining funds from alternative sources or using working capital that we generate. Alternative sources of funding may not be available to us at what we consider to be a reasonable cost, and the working capital generated by us may not be sufficient to fund any uses not financed by offering net proceeds. No assurance can be given to you that any funds will be invested in this Offering other than your own.

You will not have a vote or influence on the management of our company.

All decisions with respect to the management of the Company will be made exclusively by the officers, directors or employees of the Company. You, as an investor in our Series A Preferred Stock, have very limited voting rights and will have no ability to vote on issues of company management and will not have the right or power to take part in the management of our company and will not be represented on the Board of Directors. Accordingly, no person should purchase our Series A Preferred Stock unless he or she is willing to entrust all aspects of management to our Company. See “Securities Being Offered – Preferred Stock – Series A Preferred Stock -- Voting Rights.”

We may terminate this Offering at any time during the Offering period.

We reserve the right to terminate this Offering at any time, regardless of the number of Units sold. In the event that we terminate this Offering at any time prior to the sale of all of the Units offered hereby, whatever amount of capital that we have raised at that time will have already been utilized by our company and no funds will be returned to subscribers.

Investors in this Offering may not be entitled to a jury trial with respect to claims arising under the subscription agreement, which could result in less favorable outcomes to the plaintiff(s) in any action under the agreement.

Investors in this Offering will be bound by the subscription agreement, which includes a provision under which investors waive the right to a jury trial of any claim they may have against the company arising out of or relating to the agreement other than those arising  under the federal securities laws.

If we opposed a jury trial demand based on the waiver, a court would determine whether the waiver was enforceable based on the facts and circumstances of that case in accordance with the applicable state and federal law.  In determining whether to enforce a contractual pre-dispute jury trial waiver provision, courts will generally consider whether the visibility of the jury trial waiver provision within the agreement is sufficiently prominent such that a party knowingly, intelligently and voluntarily waived the right to a jury trial. We believe that this is the case with respect to the subscription agreement. You should consult legal counsel regarding the jury waiver provision before entering into the subscription agreement.

If you bring a claim not arising under the federal securities  laws against the company in connection with matters arising under the subscription agreement, you may not be entitled to a jury trial with respect to those claims, which may have the effect of limiting and discouraging lawsuits against the company. If a lawsuit is brought against the company under the agreement, it may be heard only by a judge or justice of the applicable trial court, which would be conducted according to different civil procedures and may result in different outcomes than a trial by jury would have had, including results that could be less favorable to the plaintiff(s) in such an action.

Nevertheless, if the jury trial waiver provision is not permitted by applicable law, an action could proceed under the terms of the agreement with a jury trial. No condition, stipulation or provision of the subscription agreement serves as a waiver by any holder of the company’s securities or by the company of compliance with any substantive provision of the federal securities laws and the rules and regulations promulgated under those laws.

The jury trial waiver only applies to claims against the Company arising out of or related to the subscription agreement. As the provisions of the subscription agreement relate to the initial sale of the securities, subsequent transferees will not be bound by the subscription agreement and therefore to the conditions, obligations and restrictions thereunder, including the jury trial waiver.

Our Amended and Restated Bylaws provide that the Court of Chancery of the State of Delaware will be the exclusive forum for substantially all disputes between us and our stockholders, which could limit our stockholders’ ability to obtain a favorable judicial forum for disputes with us or our directors, officers or employees.

Our  Amended and Restated Bylaws provide that the Court of Chancery of the State of Delaware is the exclusive forum for  (i) any derivative action or proceeding brought on behalf of the Company, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of the Company to the Company or the Company’s stockholders, (iii) any action asserting a claim arising pursuant to any provision of the Delaware General Corporation Law, or (iv) any action asserting a claim governed by the internal affairs doctrine. Our Amended and Restated Bylaws further provide that if the Delaware Court of Chancery determines that it does not have subject matter jurisdiction, the U.S. District Court for the District of Delaware or any court of the State of Delaware having subject matter jurisdiction regarding the matter. These exclusive forum provisions may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with us or our directors, officers or other employees, which may discourage such lawsuits against us and our directors, officers and other employees.

The subscription agreement has a forum selection provision that requires disputes be resolved in state or federal courts in the State of Delaware, regardless of convenience or cost to you, the investor.

In order to invest in this Offering, investors agree to resolve disputes arising under the subscription agreement in state or federal courts located in the State of Delaware, for the purpose of any suit, action or other proceeding arising out of or based upon the agreement.     This forum selection provision may limit your ability to obtain a favorable judicial forum for disputes with us.   Although we believe the provision benefits us by providing increased consistency in the application of Delaware law in the types of lawsuits to which it applies and in limiting our litigation costs, to the extent it is enforceable, the forum selection provision may limit investors’ ability to bring claims in judicial forums that they find favorable to such disputes, may increase investors’ costs of bringing suit and may discourage lawsuits with respect to such claims. Alternatively, if a court were to find the provision inapplicable to, or unenforceable in an action, we may incur additional costs associated with resolving such matters in other jurisdictions, which could adversely affect our business, financial condition or results of operations. You will not be deemed to have waived the Company’s compliance with the federal securities laws and the rules and regulations thereunder.

Using a credit card to purchase shares may impact the return on your investment as well as subject you to other risks inherent in this form of payment.

Investors in this Offering have the option of paying for their investment with a credit card, which is not usual in the traditional investment markets. Transaction fees charged by your credit card company (which can reach 5% of transaction value if considered a cash advance) and interest charged on unpaid card balances (which can reach almost 25% in some states) add to the effective purchase price of the shares you buy. See “Plan of Distribution.” The cost of using a credit card may also increase if you do not make the minimum monthly card payments and incur late fees. Using a credit card is a relatively new form of payment for securities and will subject you to other risks inherent in this form of payment, including that, if you fail to make credit card payments (e.g. minimum monthly payments), you risk damaging your credit score and payment by credit card may be more susceptible to abuse than other forms of payment. Moreover, where a third-party payment processor is used, as in this Offering, your recovery options in the case of disputes may be limited. The increased costs due to transaction fees and interest may reduce the return on your investment.

The Commission’s Office of Investor Education and Advocacy issued an Investor Alert dated February 14, 2018 entitled: Credit Cards and Investments – A Risky Combination, which explains these and other risks you may want to consider before using a credit card to pay for your investment.

General Risk Factors

If we fail to comply with the requirements for continued listing on Nasdaq, our common stock will be subject to delisting. Our ability to publicly or privately sell equity securities and the liquidity of our common stock could be adversely affected if our common stock is delisted.

The continued listing standards of Nasdaq require, among other things, that the minimum bid price of a listed company’s stock be at or above $1.00. If the closing minimum bid price is below $1.00 for a period of more than 30 consecutive trading days, the listed company will fail to be in compliance with Nasdaq’s listing rules and, if it does not regain compliance within the grace period, will be subject to delisting. As previously reported, on August 29, 2024, we received a notice from the Nasdaq Listing Qualifications Department (the “Staff”) notifying us that for 30 consecutive trading days, the bid price of our common stock had closed below the minimum $1.00 per share requirement, as set forth in Nasdaq Listing Rule 5550(a)(2) (the “Bid Price Rule”). In accordance with Nasdaq’s listing rules, we were afforded a grace period of 180 calendar days, or until February 25, 2025, to regain compliance with the bid price requirement. In order to regain compliance, the bid price of our common stock would need to close at a price of at least $1.00 per share for a minimum of 10 consecutive trading days.

In the event the Company does not regain compliance with the Bid Price Rule by February 25, 2025, the Company may be eligible for an additional 180-calendar day compliance period. To qualify, the Company will be required to meet the continued listing requirement for market value of publicly held shares and all other initial listing standards for The Nasdaq Capital Market, with the exception of the bid price requirement, and will need to provide written notice of its intention to cure the deficiency during the second compliance period, by effecting a reverse stock split, if necessary. If the Company meets these requirements, the Staff will inform the Company that it has been granted an additional 180 calendar days. However, if it appears to the Staff that the Company will not be able to cure the deficiency, or if the Company is otherwise not eligible, the Staff will provide notice that its securities will be subject to delisting.

The Company intends to actively monitor the closing bid price of shares of its common stock and may, if appropriate, consider implementing available options to regain compliance with the Bid Price Rule. There can be no assurance that the Company will be able to regain compliance with the Bid Price Rule or will otherwise be in compliance with other Nasdaq Listing Rules.

The Notice has no immediate effect on the listing or trading of the Company’s common stock on The Nasdaq Capital Market, which will continue to trade under the symbol “WATT”.

If our common stock is delisted from Nasdaq and is not eligible for quotation or listing on another market or exchange, our common stock will be subject to “penny stock” rules and trading of our shares of common stock could be conducted only in the over-the-counter market or on an electronic bulletin board established for unlisted securities. Delisting from Nasdaq could adversely affect our ability to raise additional financing through the public or private sale of equity securities, would significantly affect the ability of investors to trade our securities and would negatively affect the value and liquidity of our common stock. Delisting could also have other negative results, including the potential loss of confidence by employees, the loss of institutional investor interest and fewer business development opportunities.

Adverse macroeconomic conditions, natural disasters or reduced technology spending could adversely affect our business, operating results, and financial condition.

Our business depends on the overall demand for our technology and on the economic health of our current and prospective customers and retail consumers generally. In addition, the purchase of our products is often discretionary and may involve a significant commitment of capital and other resources. Weak global and regional macroeconomic conditions, including labor shortages, supply chain and transportation disruptions, rising interest rates and inflation, low spending environments, geopolitical instability, warfare and uncertainty, weak economic conditions in certain regions or a reduction in technology spending regardless of macroeconomic conditions, including as a result of the ongoing conflict between Russia and the Ukraine and the global response thereto, could adversely affect our business, operating results, and financial condition, including resulting in longer sales cycles, a negative impact on our ability to attract and retain new customers or expand our platform or sell additional products to our existing customers, lower prices for our products, higher default rates among our current suppliers and customers and reduced sales to new or existing customers.

There have been recent disruptions and uncertainty in the global banking system. For example, on March 10, 2023, Silicon Valley Bank (“SVB”), was closed by the California Department of Financial Protection and Innovation. On March 12, 2023, Signature Bank was closed by the New York State Department of Financial Services. On May 1, 2023, First Republic was closed by the California Department of Financial Protection and Innovation. In each case, the Federal Deposit Insurance Corporation (the “FDIC”) was appointed as receiver. While we do not have any exposure to SVB, Signature Bank, or First Republic, we do maintain our cash at financial institutions, often in balances that exceed the current FDIC insurance limits. If other banks and financial institutions enter receivership or become insolvent in the future due to financial conditions affecting the banking system and financial markets, our ability to access our cash and cash equivalents, including transferring funds, making payments or receiving funds, may be threatened and could have a material adverse effect on our business and financial condition. Moreover, such events, in addition to the global macroeconomic conditions discussed above, may cause further turbulence and uncertainty in the capital markets, which may adversely affect the trading price of our common stock and potentially our results of operations. Further, deterioration of the global macroeconomic environment and any regulatory action taken in response thereto may also adversely affect our business, operating results, and financial condition.

Further, natural disasters or other catastrophic events may cause damage or disruption to our operations, international commerce, and the global economy, and thus could have an adverse effect on us. Our business operations are also subject to, among other things, interruption by fire, power shortages, flooding, and other events beyond our control. In the event of a natural disaster, including a major earthquake, blizzard, or hurricane, or a catastrophic event such as a fire, power loss, cyberattack, or telecommunications failure, we may be unable to continue our operations, the products which embody our technology may not function properly or at all, and we may endure system interruptions, reputational harm, delays in development of our products, lengthy interruptions in service, breaches of data security, loss of critical data, and reduced sales, all of which could have an adverse effect on our operating results. Climate change could result in an increase in the frequency or severity of such natural disasters. For example, our corporate offices are located in California, a state that frequently experiences earthquakes, wildfires, heatwaves and droughts.

If securities or industry analysts do not publish research or reports about our business, or publish negative reports about our business, our stock price and trading volume could decline.

The trading market for our common stock depends in part on the research and reports that securities or industry analysts publish about us or our business. We do not have any control over these analysts. There can be no assurance that analysts will continue to cover us or provide favorable coverage. If one or more of the analysts who cover us downgrade our stock or change their opinion of our stock, our stock price would likely decline. If one or more of these analysts cease coverage of our Company or fail to regularly publish reports on us, we could lose visibility in the financial markets, which could cause our stock price or trading volume to decline.

PLAN OF DISTRIBUTION

Plan of Distribution

The Company is offering, on a “best efforts” basis, up to 5,000,000 Units, each Unit consisting of one (1) share of Series A Preferred Stock and three (3) Warrants: two (2) to each purchase one (1) share of Common Stock at a price of $1.50 per share and one (1) to purchase one (1) share of Common Stock at a price of $2.00 per share. The minimum subscription is $750.00, or 500 Units.

The Company intends to market the Units in this Offering through both online and offline means. Online marketing may take the form of contacting potential investors through electronic media and posting our offering circular or “testing the waters” materials on an online investment platform. This offering circular will be furnished to prospective investors via download 24 hours per day, 7 days per week on the Company’s website (https://energous.com) on a landing page that relates to the Offering.

This Offering will terminate at the earlier of the date at which the maximum offering amount has been sold or the date at which the Offering is earlier terminated by the Company at its sole discretion, and the offering statement on Form 1-A of which this offering circular forms a part will remain qualified in accordance with Rule 251(d)(3)(i)(F) of Regulation A until the date at which all of the outstanding investor warrants of the Company issued pursuant to this Offering have been exercised for shares of Common Stock of the Company, which shares of Common Stock are qualified under the Form 1-A. At least every 12 months after this Offering has been qualified by the Commission, the Company will file a post-qualification amendment to include the Company’s then recent financial statements.

The Company intends to complete multiple closings in this Offering. After each closing, funds tendered by investors will be available to the Company.

Engagement Agreement with Digital Offering

We are currently party to an engagement agreement dated July 18, 2024 with Digital Offering, LLC (“Digital Offering” or the “lead selling agent”). Digital Offering has agreed to act as our lead selling agent for the Offering. Digital Offering has made no commitment to purchase all or any part of the Units being offered but has agreed to use its best efforts to sell such Units in the Offering. As such, Digital Offering is an “underwriter” within the meaning of Section 2(a)(11) of the Securities Act. Digital Offering is under no obligation to purchase any of the Units or arrange for the sale of any specific number or dollar amount of Units. The term of the engagement agreement began on July 18, 2024 and will continue until the earliest to occur of: (a) the date that either party gives the other at least ten (10) days written notice of the termination of the engagement agreement, which termination may occur with or without cause, (b) July 31, 2025, and (c) the date that the Offering is consummated (such applicable date, the “Termination Date”). The engagement agreement provides that Digital Offering may engage other Financial Industry Regulatory Authority (“FINRA”) member broker-dealers that are registered with the Commission to participate as soliciting dealers for this Offering. We refer to these other broker-dealers as soliciting dealers or members of the selling group. Upon engagement of any such soliciting dealer, Digital Offering will be permitted to re-allow all or part of its fees and expense allowance as described below. Such soliciting dealer will also be entitled to receive the benefits of our engagement agreement with Digital Offering, including the indemnification rights arising under the engagement agreement upon their execution of a soliciting dealer agreement with Digital Offering that confirms that such soliciting dealer is so entitled. As of the date hereof, we have been advised that Digital Offering has retained Cambria Capital LLC, and DealMaker Securities LLC to participate in this Offering as soliciting dealers. We will not be responsible for paying any placement agency fees, commissions or expense reimbursements to any soliciting dealers retained by Digital Offering. None of the soliciting dealers is purchasing any of the Units in this Offering or is required to sell any specific number or dollar amount of Units, but will instead arrange for the sale of Units to investors on a “best efforts” basis, meaning that they need only use their best efforts to sell the Units. In addition to the engagement agreement, we plan to enter into a definitive selling agency agreement with Digital Offering prior to the commencement of the Offering.

Offering Expenses

We are responsible for all offering fees and expenses, including the following: (i) fees and disbursements of our legal counsel, accountants, and other professionals we engage; (ii) fees and expenses incurred in the production of offering documents, including design, printing, photograph, and written material procurement costs; (iii) all filing fees, including those charged by FINRA; and (iv) all of the legal fees related to FINRA clearance. Additionally, we have agreed to pay Digital Offering a $25,000 due diligence fee considered as accountable expenses of Digital Offering, which amount has already been advanced to Digital Offering by us. This $25,000 due diligence fee received by Digital Offering as an advance against accountable expenses anticipated to be incurred will be reimbursed to us to the extent not actually incurred, in compliance with FINRA Rule 5110(g)(4)(a). We have also agreed to reimburse Digital Offering for its reasonable and documented legal costs up to a maximum of $85,000, $25,000 of which has been paid to date. Notwithstanding the foregoing, this advance for legal fees received by Digital Offering will be reimbursed to us to the extent not actually incurred in compliance with FINRA Rule 5110(g)(4)(a).

Reimbursable Expenses in the Event of Termination

In the event the Offering does not close or the selling agency agreement is terminated for any reason, we have agreed to reimburse Digital Offering for all actual unreimbursed, reasonable, documented, out-of-pocket fees, expenses, and disbursements, including its legal fees up to a maximum of $85,000.

Other Expenses of the Offering

The lead selling agent has engaged DealMaker Securities LLC as a soliciting dealer to assist in the placement of our Units in those states where it is registered to undertake such activities, including soliciting potential investors on a best efforts basis.

In addition, the Company has retained DealMaker Reach LLC (“Reach”) for marketing and advisory services. Reach, an affiliate of DealMaker Securities, LLC, will consult and advise on the design and messaging on creative assets, website design and implementation, paid media and email campaigns, advise on optimizing the Company’s campaign page to track investor progress, and advise on strategic planning, implementation, and execution of Company’s capital raise marketing budget. The Company will pay Reach a monthly fee of $12,000 in cash up to a maximum of $48,000. We have also paid Reach a $30,000 launch fee. This launch fee received by Reach will be reimbursed to us to the extent not actually incurred, in compliance with FINRA Rule 5110(g)(4)(a). To the extent services under this agreement are commenced in advance of a FINRA no objection letter being received by us, such amounts shall be considered an advance against accountable expenses anticipated to be incurred, and fully refunded to extent not actually incurred, in compliance with FINRA Rule 5110(g)(4)(a). A maximum of $36,000 or three months of account management fees are payable prior to a no objection letter being received.

The Company has also engaged, through its agreement with Reach, Novation Solutions Inc. operating as DealMaker (“DealMaker”), an affiliate of DealMaker Securities, LLC, to create and maintain the online subscription processing platform for the Offering. After the Company’s offering statement is qualified by the Commission, the Offering will be conducted, in part, using DealMaker’s online subscription processing platform through the Company’s website, whereby investors will receive, review, execute and deliver subscription agreements electronically as well as make purchase price payments through a third-party processor by ACH debit transfer, wire transfer or credit card. Novation Solutions, Inc. has not received, is not receiving and will not receive any compensation for its services.

Selling Agents’ Commission

We have agreed that the definitive selling agency agreement will provide for us to pay a commission of 7.00% of the gross proceeds received by us in the Offering, which shall be allocated by Digital Offering to members of the selling group and soliciting dealers in its sole discretion (we sometimes refer to Digital Offering and such members and dealers collectively as the “Selling Agents”).

The following table shows the total commissions payable to Digital Offering on a per-Unit basis in connection with this Offering, assuming a fully subscribed Offering.

Per Unit
Public offering price	$1.500
Digital Offering commission (7.00%)*	$0.105
Proceeds, before expenses, to us, per Unit	$1.395

*Assuming a fully subscribed Offering, Digital Offering would receive total commissions of $525,000.

Lead Selling Agents’ Warrants

Upon the closing of the Offering, we have agreed to issue warrants, the Agent Warrants, to the lead selling agent to purchase a number of our Units equal to 3.00% of the total number of our Units sold in the Offering. Each Agent Warrant will be exercisable for one Unit consisting of one share of Series A Preferred Stock and two Warrants, the “Agent Unit Warrants,” each exercisable for the purchase of one share of Common Stock. The Agent Warrants will be exercisable until the fifth anniversary of the date of commencement of sales in the Offering. The exercise price for the Agents Warrants will be the amount that is 125% of the offering price, or $1.875 per Unit. The exercise price for up to 300,000 of the Agent Unit Warrants included in the Units issuable upon exercise of the Agents Warrants will be $1.50 per share and the exercise price for up to 150,000 of the Agent Unit Warrants included in the Units issuable upon exercise of the Agents Warrants will be $2.00 per share. The Agents Warrants will not be redeemable. The Agents Warrants will provide for cashless exercise in the event there is not a qualified offering statement (or effective registration statement) covering the shares underlying the Selling Agent’s Warrants, and immediate “piggyback” registration rights, with a duration of five years from the date of commencement of sales in the Offering (in compliance with FINRA Rule 5110(g)(8)(D)), with respect to the registration or qualification of the Agent Unit Warrants, shares of Series A Preferred Stock, shares of Common Stock into which the Series A Preferred Stock may convert and shares of Common Stock issuable upon exercise of the Agent Unit Warrants. We are qualifying the Agents Warrants and the Agent Unit Warrants, shares of Series A Preferred Stock, shares of Common Stock into which the Series A Preferred Stock may convert and shares of Common Stock issuable upon exercise of the Agents Unit Warrants in the Offering.

The Agents Warrants and the Agent Unit Warrants, Series A Preferred Stock and the Common Stock underlying the Agents Unit Warrants or into which the Series A Preferred Stock may convert have been deemed compensation by FINRA and are therefore subject to a 180-day lock-up pursuant to Rule 5110(e)(1) of FINRA. The lead selling agent, or permitted assignees under such rule, may not sell, transfer, assign, pledge, or hypothecate the Agents Warrants or the Agent Unit Warrants, Series A Preferred Stock and the Common Stock underlying the Agent Unit Warrants or into which the Series A Preferred Stock may convert, nor will the lead selling agent or permitted assignees engage in any hedging, short sale, derivative, put, or call transaction that would result in the effective economic disposition of the Agent Warrants or the underlying Agent Unit Warrants, Series A Preferred Stock and the Common Stock for a period of 180 days from the date of commencement of sales in the Offering, except that they may be transferred, in whole or in part, by operation of law or by reason of our reorganization, or to any selling agent or selected dealer participating in the Offering and their officers, partners or registered representatives if the Agent Warrants or the underlying securities so transferred remain subject to the foregoing lock-up restrictions for the remainder of the time period. The Agents Warrants will provide for adjustment in the number and price of such Agent Warrants (and the underlying Agent Unit Warrants, Series A Preferred Stock and the Common Stock) to prevent dilution in the event of a stock dividend or stock split.

Pricing of the Offering

Prior to the Offering, there is no public market for the Units. The offering price has been determined by negotiation between us and Digital Offering. The principal factors considered in determining the offering price include:

•	the information set forth in this offering circular and otherwise available to Digital Offering;

•	our history and prospects and the history of and prospects for the industry in which we compete;

•	our past and present financial performance;

•	our prospects for future earnings and the present state of our development;

•	an assessment of our management;

•	the general condition of the securities markets at the time of this Offering;

•	the recent market prices of, and demand for, publicly traded Common Stock of generally comparable companies; and

•	other factors deemed relevant by Digital Offering and us.

Indemnification and Control

We have agreed to indemnify the lead selling agent, its affiliates and controlling persons and members of the selling group against certain liabilities, including liabilities under the Securities Act. If we are unable to provide this indemnification, we will contribute to the payments the lead selling agent, its affiliates and controlling persons as may be required to make in respect of these liabilities.

The lead selling agent and its affiliates are engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. The lead selling agent and its affiliates may in the future perform various financial advisory and investment banking services for us, for which they received or will receive customary fees and expenses.

Our Relationship with the Lead Selling Agent

In the ordinary course of their various business activities, Digital Offering and its affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers, and such investment and securities activities may involve securities and/or instruments of the Company. Digital Offering and its affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or instruments, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Procedures for Subscribing

Procedures for Subscribing through Cambria Capital’s My IPO Platform

Cambria Capital is a registered broker-dealer and member of FINRA and SIPC. Cambria Capital has been appointed by us and Digital Offering as a soliciting dealer for this Offering. Cambria Capital operates the My IPO platform as a separate unincorporated business division.

In order to subscribe to purchase the Units through My IPO, a prospective investor must electronically complete and execute a subscription agreement and provide payment to the Enterprise Bank & Trust escrow account (“Energous Escrow Account”) or an account owned by the investor and held at the clearing firm of Cambria Capital. When submitting the subscription request through My IPO, a prospective investor is required to agree to various terms and conditions by checking boxes and to review and electronically sign any necessary documents. We will not accept any subscription agreements prior to the Commission’s qualification of this Offering.

Escrow Account

Except with respect to investors who are clients of DealMaker Securities LLC, or Other Broker-Dealers (as defined below) with clearing agreements in place, investors will be required to deposit their funds to the Energous Escrow Account. We may undertake one or more closings on a rolling basis. Any such funds that Escrow Agent receives shall be held in escrow until a closing of the Offering takes place or such other time as mutually agreed between the Company and Digital Offering, and then used to complete securities purchases, or returned if the applicable closing fails to occur. All subscribers will be instructed by the Company or its agents to transfer funds by wire or ACH transfer directly to the escrow account established for this Offering.

Other Procedures for Subscribing

Cambria Capital clears through various clearing firms as do other broker-dealers who may participate in this Offering. We refer to such other broker-dealers that clear through their respective clearing firms and who may participate in this Offering as Other Broker-Dealers. Other Broker-Dealers with clearing agreements shall provide the Selling Agents with executed subscription agreements and delivery sheets from their customers and shall settle the transaction with the Selling Agents through DTC on closing.

Prospective investors investing through Cambria Capital or Other Broker-Dealers will acquire Units through book-entry order by opening an account with Cambria Capital or an Other Broker-Dealer, or by utilizing an existing Cambria Capital account or account with an Other Broker-Dealer. In each such case, the account will be an account owned by the investor and held at the clearing firm of such Other Broker-Dealer, as the clearing firm for the exclusive benefit of such investor. The investor will also be required to complete and submit a subscription agreement. Subscriptions for Units acquired through an account at Cambria Capital, or an Other Broker-Dealer can be processed online at https://www.myipo.com/offers/energous or provided directly by the Broker-Dealers. Subscriptions will be effective only upon our acceptance, and we reserve the right to reject any subscription in whole or in part.

Our transfer agent is Computershare, Inc. Our transfer agent will record and maintain records of the shares of Series A Preferred Stock issued of record by us, including shares issued of record to the Depositary Trust Corporation, which we refer to as the DTC, or its nominee, Cede & Co., for the benefit of broker-dealers, including the clearing firms. The clearing firm, as the clearing firm, will maintain the individual stockholder beneficial records for accounts at Cambria Capital or Other Broker-Dealers. All other investors that participate through the Energous Escrow Account, shall have their shares held at Computershare in digital book entry. Such shares may be transferred to the investor’s outside brokerage account by requesting their outside broker dealer to effect such transfer. Request for transfer may only be made by the outside broker dealer of the investor.

You may not subscribe to this Offering prior to the date this Offering is qualified by the Commission, which we will refer to as the qualification date. Before the qualification date, you may only make non-binding indications of your interest to purchase securities in the Offering. For any subscription agreements received after the qualification date, we have the right to review and accept or reject the subscription in whole or in part, for any reason or for no reason. If a closing doesn’t occur or a subscription is rejected and the investor has an account with My IPO or another clearing broker, funds for such subscription will not be debited from My IPO or other clearing broker and the subscription will be cancelled. If a subscription is accepted, the funds will remain in the escrow account or clearing firm account until we determine to have the closing of the Offering and the funds in escrow or in the clearing firm account will then be transferred into our general account.

Non-U.S. investors may participate in this Offering by depositing their funds in the escrow account held at Enterprise Bank & Trust; any such funds that Escrow Agent receives shall be held in escrow until the closing of this Offering or such other time as mutually agreed between the Company and the Selling Agents, and then used to complete securities purchases, or returned if this Offering fails to close.

DealMaker Securities LLC

Investors who invest through DealMaker Securities LLC may subscribe through invest.energous.com by tendering funds by wire, credit, or debit card or ACH transfer to the escrow account to be set up at Enterprise Bank. Tendered funds will remain in escrow until a closing has occurred. Upon each closing, funds tendered by investors will be made available to the Company for its use. The Company will not cover credit card fees on behalf of investors.

Procedures for subscribing directly through the Company’s website

The subscription procedure is summarized as follows:

1.	Go to the https://energous.com website and click on the “Invest Now” button;

2.	Complete the online investment form;

3.	Deliver funds directly by wire, debit card, credit card or electronic funds transfer via ACH to the specified escrow account;

4.	Once funds or documentation are received an automated AML check will be performed to verify the identity and status of the investor;

5.	Once AML is verified, investor will electronically receive, review, execute and deliver to us a subscription agreement. Investors will be required to complete a subscription agreement in order to invest. The subscription agreement will include a representation by the investor to the effect that, if the investor is not an “accredited investor” as defined under securities law, the investor is investing an amount that does not exceed the greater of 10% of his or her annual income or 10% of his or her net worth (excluding the investor’s principal residence).

Right to Reject Subscriptions

After we receive your complete, executed subscription agreement (forms of which are attached to the offering statement, of which this offering circular forms a part, as Exhibits 4.1 and 4.2) and the funds required under the subscription agreement have been transferred to the Energous Escrow Account or such other selected dealer designated escrow account, we have the right to review and accept or reject your subscription in whole or in part, for any reason or for no reason. If we reject your subscription, we will return all monies from your rejected subscription to you, without interest or deduction.

Acceptance of Subscriptions

Upon our acceptance of a subscription agreement, we will countersign the subscription agreement and issue the shares of subscribed for Units at closing. Once you submit the subscription agreement and it is accepted, you may not revoke or change your subscription or request your subscription funds. All accepted subscription agreements are irrevocable.

Under Rule 251 of Regulation A, unless a company’s offered securities are listed on a national securities exchange, non-accredited, non-natural person investors are subject to the investment limitation and may only invest funds which do not exceed 10% of the greater of the purchaser’s revenue or net assets (as of the purchaser’s most recent fiscal year end). As a result, non-accredited, non-natural persons may only invest funds in our Units which do not exceed 10% of the greater of the purchaser’s annual revenue or net assets (please see below on how to calculate your net worth).

How to Calculate Net Worth

For the purposes of calculating your net worth, it is defined as the difference between total assets and total liabilities. This calculation must exclude the value of your primary residence and may exclude any indebtedness secured by your primary residence (up to an amount equal to the value of your primary residence). In the case of fiduciary accounts, net worth and/or income suitability requirements may be satisfied by the beneficiary of the account or by the fiduciary, if the fiduciary directly or indirectly provides funds for the purchase of the Units.

In order to purchase the Units and prior to the acceptance of any funds from an investor, for so long as our Units are not listed on Nasdaq, an investor in our Units will be required to represent, to the Company’s satisfaction, that he or she is either an accredited investor or is in compliance with the 10% of net worth or annual income limitation on investment in this Offering.

No Minimum Offering Amount

There is no minimum offering amount in this Offering and we may close on any funds that we receive. Potential investors should be aware that there can be no assurance that any other funds will be invested in this Offering other than their own funds.

No Selling Security holders

No securities are being sold for the account of security holders; all net proceeds of this Offering will go to the Company.

Agent and Registrar

The Company has engaged Computershare, Inc., a registered transfer agent with the Commission, who will serve as transfer agent to maintain stockholder information on a book-entry basis.

Provisions of Note in our Subscription Agreement

Forum Selection Provision

The subscription agreement that investors will execute in connection with the Offering includes a forum selection provision that requires any claims against the Company based on the subscription agreement to be brought in a state or federal court of competent jurisdiction in the State of Delaware, for the purpose of any suit, action or other proceeding arising out of or based upon the agreement. Although we believe the provision benefits us by providing increased consistency in the application of Delaware law in the types of lawsuits to which it applies and in limiting our litigation costs, to the extent it is enforceable, the forum selection provision may limit investors’ ability to bring claims in judicial forums that they find favorable to such disputes and may discourage lawsuits with respect to such claims. The Company has adopted the provision to limit the time and expense incurred by its management to challenge any such claims. As a company with a small management team, this provision allows its officers to not lose a significant amount of time traveling to any particular forum so they may continue to focus on the operations of the Company. Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder. We believe that the exclusive forum provision applies to claims arising under the Securities Act, but there is uncertainty as to whether a court would enforce such a provision in this context. Section 27 of the Exchange Act creates exclusive federal jurisdiction over all suits brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder. As a result, the exclusive forum provision will not apply to suits brought to enforce any duty or liability created by the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction. Investors will not be deemed to have waived the Company’s compliance with the federal securities laws and the rules and regulations thereunder.

Jury Trial Waiver

The subscription agreement that investors will execute in connection with the Offering provides that subscribers waive the right to a jury trial of any claim they may have against us arising out of or relating to the agreement, other than claims arising under federal securities laws. If we opposed a jury trial demand based on the waiver, a court would determine whether the waiver was enforceable given the facts and circumstances of that case in accordance with applicable case law. In addition, by agreeing to the provision, subscribers will not be deemed to have waived the Company’s compliance with the federal securities laws and the rules and regulations promulgated thereunder.

Offer Restrictions Outside the United States

Other than in the United States, no action has been taken by us or the lead selling agent that would permit a public offering of the securities offered by this offering circular in any jurisdiction where action for that purpose is required. The securities offered by this offering circular may not be offered or sold, directly or indirectly, nor may this offering circular or any other offering material or advertisements in connection with the offer and sale of any such securities be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons into whose possession this offering circular comes are advised to inform themselves about and to observe any restrictions relating to the Offering and the distribution of this offering circular. This offering circular does not constitute an offer to sell or a solicitation of an offer to buy any securities offered by this offering circular in any jurisdiction in which such an offer or a solicitation is unlawful.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES LIABILITIES

Our Second Amended and Restated Certificate of Incorporation, as amended, and our Amended and Restated Bylaws, subject to the provisions of Delaware law, contain provisions that allow the Company to indemnify any person against liabilities and other expenses incurred as the result of defending or administering any pending or anticipated legal issue in connection with service to us if it is determined that person acted in good faith and in a manner which he reasonably believed was in the best interest of the Company. We have also entered into indemnification agreements with each of our executive officers and directors that provide our executive officers and directors with contractual rights to indemnification, and expense advancement and reimbursement, to the fullest extent permitted under the laws of the State of Delaware in effect from time to time, subject to certain exceptions contained in those agreements. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors and officers, we have been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

USE OF PROCEEDS TO ISSUER

The table below sets forth our estimated use of proceeds from the Units being offered in this offering circular, assuming we sell $7,500,000 in Units.

	25% of Maximum Offering Amount	50% of Maximum Offering Amount	75% of Maximum Offering Amount	Maximum Offering Amount
Gross Offering Proceeds	$1,875,000	$3,750,000	$5,625,000	$7,500,000
Less:
Estimated Offering Expenses	$455,000	$680,000	$905,000	$1,115,000
Estimated Net Offering Proceeds	$1,420,000	$3,070,000	$4,720,000	$6,385,000

Principal Uses of Net Proceeds
Sales and Marketing	$220,938	$571,876	$891,563	$1,188,750
Inventory & Operations	$475,000	$950,000	$1,425,000	$1,900,000
Administrative G&A	$399,063	$798,125	$1,197,188	$1,596,250
Research & Development	$325,000	$749,999	$1,206,250	$1,700,000
Total Use of Proceeds	$1,420,000	$3,070,000	$4,720,000	$6,385,000

The Company reserves the right to change the use of proceeds at management’s discretion.

THE COMPANY’S BUSINESS

Overview

We have developed our wireless power networks technology (“WPNT”), consisting of semiconductor chipsets, software controls, hardware designs and antennas, that enable radio frequency (“RF”) based charging for Internet of Things (“IoT”) devices. Our WPNT has a broad spectrum of capabilities to enable the next generation of wireless power networks, delivering power and data in a seamless device portfolio. This includes near field and at-a-distance wireless charging, with multiple power levels at various distances. We believe our WPNTs will facilitate the deployment of the growing universe of IoT applications. According to Statista 2024, the number of IoT connected devices worldwide is forecasted to grow to 29.4 billion units by 2030. The initial IoT applications we are targeting are RF tags for asset tracking and cold chain applications, electronic shelf labeling (“ESL”), and IoT sensors for retail, industrial, healthcare, and logistics markets.

We believe our technology is innovative in its approach, in that we are developing solutions that charge IoT devices using RF technology. To date, we have developed and released to production multiple transmitters and receivers, including prototypes and partner production designs. The transmitters vary based on form factor and power specifications and frequencies, while the receivers are designed to support a myriad of wireless charging applications, including:

Device Type	Application
RF Tags	Cold Chain, Asset Tracking, Medical IoT
IoT Sensors	Cold Chain, Logistics, Asset Tracking
Electronic Shelf Labels	Retail and Industrial IoT

The first end product featuring our technology entered the market in 2019. We started shipping our first at-a-distance wireless PowerBridges for commercial IoT applications in the fourth quarter of 2021, and we expect additional wireless power enabled products to be released as we move our business forward.

Our common stock is quoted on The Nasdaq Capital Market under the symbol “WATT.” We were incorporated in Delaware in 2012. Our corporate headquarters is located at 3590 North First Street, Suite 210, San Jose, CA 95134. Our website can be accessed at www.energous.com. The information contained on, or that may be obtained from our website, is not, and shall not be deemed to be, part of this offering circular.

Our Business Strategy

We believe that a large market opportunity lies in wire-free low-power charging at-a-distance, which might develop as the Wi-Fi ecosystem developed. The goal is to ensure interoperability between transmitters and receivers that are based on our technology, regardless of who made them, installed them into finished goods, or marketed them. The implementation of previous ubiquitous solutions, such as Wi-Fi and Bluetooth, illustrates our goal. For example, Wi-Fi routers, regardless of their designer or manufacturer, work with Wi-Fi receivers installed in consumer electronics, regardless of manufacturer. We endeavor to:

•	Build multiple integrated circuits (“ICs”) to advance our technology;

•	Develop, license, and manufacture a complete transmitter system solution to enable wireless power network growth;

•	Develop reference designs to reduce early adopter risks, enable easier integration at lower costs, and foster adoption;

•	Continue to build additional value by converging networking, power, and data to provide smarter vertical solutions in the retail, industrial, healthcare, and logistic markets through our PowerBridge products designed for powering next generation IoT. Our first applications include RF tags, ESLs, and IoT sensors;

•	Partner with leading technology providers, systems integrators and value-added resellers (“VARs”);

•	Provide cost effective benefits to customers in terms of utility and convenience;

•	Develop and execute a strategy to gain global regulatory approval for ubiquitous unlimited distance charging; and

•	Support the AirFuel™ Alliance (“AFA”), which recently announced that AirFuel RF, the radio frequency-based wireless charging technology from AirFuel Alliance, is now an industry standard, underpinning the compatibility of our WPNT across a variety of vendors and development of a common user experience at the application level.

For our technology to become a ubiquitous solution for charging at-a-distance, we intend to pursue and build an ecosystem strategy, engaging not only potential customers for our transmitter, receiver, and power amplifier IC’s but also their upstream and downstream value chain partners. We intend to capitalize on our first-to-market advantage and prioritize protection of our intellectual property portfolio, as we believe this strategy will increase the barrier to entry for a competing platform to gain a solid foothold in the RF-based wireless charging market and compete with our technology in a meaningful way.

To engage with potential customers, we offer several evaluation kits consisting of a transmitter and a receiver along with a custom software application (“WattUp”), allowing potential strategic partners to test the technology in their labs. The kits form a base “building block” component that is scalable to meet the needs of specific applications.

To validate our technology, we originally engaged with customers that were smaller, more nimble early adopters with relatively short product cycles, with the aim of shipping fully integrated WPNT devices to customers as quickly as possible. As the market and our technology reaches a more mature phase, we are now engaging larger, top-tier customers able to use our WPNT in mass quantities. We are also working with companies with much longer product cycles in multiple vertical markets to integrate our technology into a cost-effective strategic solution specific to their respective use cases.

Impact of Current Global Economic Conditions on Our Business

Uncertainty in the global economy presents significant risks to our business. We are subject to continuing exposure relating to the current macroeconomic environment, including inflation and rising interest rates, geopolitical factors, including the ongoing conflict between Russia and Ukraine as well as in the Middle East and the responses thereto and supply chain disruptions. We are closely monitoring the impact of these factors on all aspects of our business, including their impact on our operations, financial position, cash flows, inventory, supply chains, global regulatory approvals, purchasing trends, customer payments, and the industry in general, in addition to the impact on our employees.

Our Technology

Our award-winning, RF-based, scalable WPNT enables wireless charging, ranging from contact-based applications to at-a-distance applications, that charge over the air, transforming the way electronic devices are charged and powered.

Figure 1 below shows the current IC product line for Energous:

Our small form factor antennas and one transmitter to multiple receivers capabilities produce significant advantages over RF-beamforming transmitters, which are larger, and higher cost wireless power technology implementations. Our current generation ICs have significantly reduced the size and cost of both transmitter technology and our receiver technology, and products under development are designed to further reduce size and cost. In addition, our ICs are designed for both lower-power and higher-power applications, efficiency and faster synchronization, while working within the constraints of multiple international regulatory environments.

In 2023 we continued to leverage the growing ecosystem of investments made by a number of IoT leaders. While exhibiting at the CES 2023, we demonstrated the world’s first smart football in partnership with Catapult, a global sports science and analytics company. We also demonstrated the world’s first battery-free CO2 sensor in partnership with Sensirion, a leader in sensor technology, and a full battery-free sensor for a lighting application targeting vertical farming in partnership with ams Osram AG, a global leader in intelligent sensors and emitters. During 2023, we also upgraded our IoT WPNT, connecting Juniper Mist WiFi Access Points to multiple PowerBridge transmitters at 1W, 2W, and 5W. We demonstrated charging receiver device interoperability by simultaneously powering RF tags from Wiliot controlled by their Sensing as a Service Cloud Software, ESL tags using e-Peas devices, an IoT Device using Atmosic’s BLE chips, and network edge computing, driven by Syntiant’s Artificial Intelligence voice recognition technology, all of which were managed by our WPNT Software.

Figure 2 below shows the block diagram for our 1W WattUp PowerBridge Transmitter

Our Competition

Competing methods for charging battery-powered devices include wall plug-in charging, inductive charging, magnetic resonance charging and more. To our knowledge, almost all consumer electronics equipped with a rechargeable battery come bundled with a charging method, such as a power cord. We believe the advantages of our wireless power network technology - including size, cost, mobility, foreign object detection, and portability - coupled with the unique capability to charge devices both on contact as well as at-a-distance in a fully compatible ecosystem, will foster broad adoption of the technology over time.

A variety of wireless charging technologies are on the market or under development today. These competitive technologies fall into the following short-range categories:

Inductive Coil Charging. Inductive coil charging uses a magnetic coil to create resonance, which can transmit energy over very short distances. Essentially this is a contact technology whereby the transmitter and receiver need to be closely aligned to charge. Power is delivered as a function of coil size (the larger the coil, the more power), and coils must be directly paired (one receiver coil to one transmitter coil = directly coupled pair). Products utilizing magnetic induction have been available for 10+ years in products such as rechargeable electronic toothbrushes.

Magnetic Resonance. Magnetic resonance is similar to magnetic induction, as it uses magnetic coils to transmit energy. This technology uses coils that range in size depending on the power levels being transmitted. It has the ability to transmit power at distances up to ~11 inches (30cm) which can be increased with the use of resonance repeaters It also has more flexibility of placement than magnetic induction.

Energy Harvesting. There are multiple companies looking at harvesting energy that may be present in certain environments. The energy harvested may come from a variety of sources, including Solar, Kinetic and Passive RF. Passive RF harvesting refers to using antennas and devices to harvest RF that may already be present in an environment, such as Wi-Fi, mobile phones, cordless phones and other RF emitting devices.

Laser. Laser charging technology uses very short wavelengths of light to create a collimated beam that maintains its size over distance, using what is described as distributed resonance to deliver power to an optical receiver.

Our Target Markets

We categorize our target markets as transmitter markets and receiver markets.

Transmitter System Target Markets

Transmitters are devices that broadcast RF energy that can be accessed by WPNT enabled receivers for IoT applications. We believe our transmitter target market can be divided into three distinct applications for our technology:

•	Stand-alone transmitters that are either sold independently or bundled as part of a pairing with wireless power technology-enabled receiver devices;

•	Transmitters that are integrated into third party industrial, medical and enterprise devices; and

•	Transmitters that can be integrated into Bridge and Wi-Fi routers to form a single device that provides both connectivity and wire-free power for a particular area.

To date we have released stand-alone transmitters in both near field and far field applications. Our plan in the future is to integrate our WPNT in third party devices:

Near Field Transmitters:

Because of its advantages over other forms of contact-based wireless charging, including incorporation into multiple form factors and potential compatibility with future distance transmitters, we expect transmitters using our Near Field wireless power technology to be the first wireless transmitter products on the market. These contact-based charging solutions are ideally suited for many electronic devices in both consumer and industrial markets such as wearables, IoT devices and other small electronics that require a small form factor receiver and a low-cost charging solution. They are also suitable for larger, more power-hungry devices such as smart watches and tablets. Initially these transmitters will be one-to-one (one transmitter to one receiver), with future versions being single transmitters for multiple receivers.

Far Field Transmitters:

Transmitters based on the Energous Far Field technology, which we refer to as the Wireless PowerBridge, are expected to provide low power charging for multiple devices with the capability of extending the range through the deployment of multiple PowerBridges. We expect that our PowerBridge transmitter systems will have the ability to broadcast wireless power to wireless power enabled receiving devices for charging. PowerBridge transmitters may play a significant role in the charging of low power IoT devices– such as ESLs, RF tags, and IoT sensors.

Transmitters Integrated into Third Party Devices:

The “building block” core architecture developed for the wireless power network technology is suited to a broad range of third-party devices in both industrial and consumer markets. The flexibility of the architecture in terms of size, power, distance, and cost affords Energous customers the opportunity to match our technology with specific requirements and limitations typically found with complex integrations. For example, the wireless power transmitter technology could be integrated into a Wi-Fi router on the ceiling of a manufacturing floor or hospital ward, providing both internet connectivity and wireless power to any devices within range.

PowerBridges:

We see the combination of wireless power routers and wireless bridges as a natural integration point and a synergistic application of both technologies. PowerBridges provide the bridge to Wi-Fi, 5G and other Wide Area network technologies while also providing wireless power to in-range receiver devices. PowerBridges share a number of technical characteristics with Wi-Fi routers in that: (1) both devices operate in the airwaves in the unlicensed industrial, scientific and medical bands, (2) both devices owe their success to the utility and convenience they bring to the consumer, (3) both devices rely on antennas, and (4) both devices “pair” or provide hand off capabilities which allow for networks to provision large sites.

Receiver Target Markets

We believe there are many potential uses for our receiver technology, including:

•	IOT devices including asset trackers, sensors, retail displays, security devices

•	Smart home, medical, industrial, and other sensors

•	ESLs

•	Logistics and asset tracking tags and sensors

•	Peripheral devices such as computer mice and keyboards

•	Remote controls

•	Gaming consoles and controllers

•	Hearing aids

•	Rechargeable batteries

•	Automotive accessories

•	Smart textiles

•	Wearables

•	Medical devices

This list is meant to be illustrative only; we cannot guarantee that we will address any of these markets, and we may decide to address a market that is not on the list. We intend to continue to evaluate our target markets and identify new markets based on factors including (but not limited to) time-to-market, market size and growth, and the strength of our value proposition for a specific application.

Our Intellectual Property

Our most valuable asset is our intellectual property. This includes U.S. and foreign patents, patent applications and know-how. We have implemented an aggressive intellectual property strategy and are continuing to pursue patent protection for new innovations. As of July 31, 2024, the Energous IP portfolio contained over 250 issued patents organized along five (5) critical paths to implementation that we believe a competitor may have to navigate to commercialize wireless power technology absent a license from us. The paths are: Processing Algorithms, Antenna Designs, Transmitter and Receiver ASICs, Other Software Controls (e.g., Bluetooth Management and Hardware (e.g., Board Layout). Further, we have additional pending patent applications in the U.S. and abroad. We intend to file for patent protection for the most valuable of our inventions, as well as for other new inventions that we expect to develop. This is a significant annual expense and we continually monitor the costs and benefits of each patent application and issued patent to ensure we pursue those that we believe are most protective for our business and expand our core value. So long as we make the business decision to continue paying maintenance and/or annuity fees, our issued patents have terms that would not expire earlier than 2030.

Government Regulation

Our wire-free charging technology involves the transmission of power using RF energy, which is subject to regulation by the FCC, international regulators and may be subject to regulation by other federal, state, local and international agencies. Our technology has been tested against U.S. and international safety requirements which has consistently demonstrated that our technology is safe. We continue to work with regulatory bodies to establish processes, standards and spectrum allocation to ensure devices incorporating our technology can secure required domestic and international approvals.

As part of the regulatory approval process, devices incorporating our technology must obtain approvals under FCC Part 15 and/or FCC Part 18 in the U.S., depending on the specific application. Energous has received Part 15 and Part 18 FCC approvals for our products and has received regulatory approvals from many international agencies.

Current FCC Approvals for Energous Technology

FCC ID	Description	Grant Date
2ADNG-MLA1599	Digital Transmission System Bluetooth Accessory 2.4GHz	12/30/2014
2ADNG-MT100	Close Coupled 5.8 GHz Charger Pad	05/24/2016
2ADNG-NF130	RF Wireless Charger and Receiver 5.8 GHz	05/02/2017
2ADNG-NF130	Digital Transmission System for Bluetooth 2.4 GHz	05/02/2017
2ADNG-MS300	Wireless Charger 913 MHz	12/26/2017
2ADNG-MS300	Digital Transmission System for Bluetooth 2.4 GHz	12/26/2017
2ADNG-MS300A	WPT Client Device 913 MHz	01/05/2018
2ADNG-MS300A	Digital Transmission System WPT Client Device with BLE 2.4 GHz	01/05/2018
2ADNG-NF230	RF Wireless Charger 918 MHz	04/09/2018
2ADNG-NF230	Digital Transmission System for Bluetooth 2.4 GHz	04/09/2018
2ADNG-NF330	RF Wireless Charger 918MHz	07/29/2019
2ADNG-NF330	Digital Transmission System for Bluetooth 2.4 GHz	07/29/2019
2ADNG-MS550	RF Wireless Charger 918MHz	04/21/2020
2ADNG-MS550	Digital Transmission System for Bluetooth 2.4 GHz	04/21/2020
2ADNG-MS550	RF Wireless Charger 918MHz	09/30/2020
2ADNG-MS550	Digital Transmission System for Bluetooth 2.4 GHz	09/30/2020
2ADNG-VN15	RF Wireless Charger 918MHz	10/19/2021
2ADNG-VN15	Digital Transmission System for Bluetooth 2.4 GHz	10/19/2021
2ADNG-VN1810	RF Wireless Charger 918MHz	11/30/2021
2ADNG-VN1810	Digital Transmission System for Bluetooth 2.4 GHz	11/30/2021
2ADNG-VN25	RF Wireless Charger 918MHz	01/14/2022
2ADNG-VN25	Digital Transmission System for Bluetooth 2.4 GHz	01/14/2022
2ADNG-VN55	RF Wireless Charger 918MHz	06/02/2022
2ADNG-VN55	Digital Transmission System for Bluetooth/Zigbee 2.4 GHz	06/02/2022
2ADNG-VN1820	RF Wireless Charger 918MHz	08/10/2022
2ADNG-VN1820	Digital Transmission System for Bluetooth 2.4 GHz	08/10/2022
2ADNG-VN55	RF Wireless Charger 918MHz	11/14/2023
2ADNG-VN55	Digital Transmission System for Bluetooth/Zigbee 2.4 GHz	11/14/2023

As of December 31, 2023, we announced completion of the regulatory process for our PowerBridge wireless charging technology in the US, Canada, Europe, India, China, UK, Korea, Australia and New Zealand, for unlimited distance wireless charging. As of March 1, 2024, products integrating this technology had received international regulatory approvals in over 110 countries.

Manufacturing

As a fabless semiconductor company in the research and development stage, we foresee our manufacturing strategy to follow an outsourced manufacturing process. We are engaged with contract manufacturing partners in the United States and internationally.

Human Capital

As of October 3, 2024, we had 28 full-time employees and 3 part-time employees, 18 of whom are Engineers. None of these employees are covered by a collective bargaining agreement, and we believe our relationship with our employees is good. We also employ consultants, including technical advisors, on an as-needed basis, for their technical expertise. Consultants and technical advisors provide us with expertise in electrical engineering, software development, market research and accounting.

We are committed to maintaining a workplace free from discrimination and harassment on the basis of color, race, gender, age, disability, sexual orientation, religion, expression, or any other status protected by applicable law. Our management and employees are expected to exhibit and promote honest, ethical and respectful conduct in the workplace.

Seasonality

The industrial markets in which we are involved have minimal seasonal impact. The consumer markets for the commercial products that we anticipate our technology can be used in, including the markets in which we currently have proof of concept deployments, vary in their seasonal impact. Overall, we do not foresee a material seasonal impact to our revenue at this time.

Legal Proceedings

We are not currently a party to any pending legal proceedings that we believe will have a material adverse effect on our business or financial conditions. We may, however, be subject to various claims and legal actions arising in the ordinary course of business from time to time.

Available Information

We file annual, quarterly and current reports, proxy statements and other documents with the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended, or Exchange Act. The Commission maintains an Internet website that contains reports, proxy and information statements, and other information regarding issuers, including us, that file electronically with the Commission. The public can obtain any documents that we file with the Commission at www.sec.gov. Copies of each of our filings with the Commission can also be viewed and downloaded free of charge at our website, https://ir.energous.com/, after the reports and amendments are electronically filed with or furnished to the Commission.

THE COMPANY’S PROPERTY

In 2014, we entered into a lease agreement for our corporate headquarters located at Northpointe Business Center, 3590 North First Street in San Jose, California. A new lease on this same property was signed in May 2022 for a term of three years starting from October 1, 2022. This space, with a total of 21,188 square feet, is used for our headquarters and for research and development efforts. In September 2021, we entered into a lease agreement for office space in Costa Mesa, CA, starting from October 1, 2021, which was utilized by our engineers residing in Southern California and had a total of 1,387 square feet. This lease expired on September 30, 2023 and was not renewed.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Overview

We have developed our wireless power networks technology (“WPNT”), consisting of semiconductor chipsets, software controls, hardware designs and antennas, that enable radio frequency (“RF”) based charging for Internet of Things (“IoT”) devices. Our WPNT has a broad spectrum of capabilities to enable the next generation of wireless power networks, delivering power and data in a seamless device portfolio. This includes near field and at-a-distance wireless charging, with multiple power levels at various distances. The initial IoT applications we are targeting are RF tags for asset tracking and cold chain applications, electronic shelf labeling (“ESL”), and IoT sensors for retail, industrial, healthcare, and logistics markets.

We believe our technology is innovative in its approach, in that we are developing solutions that charge IoT devices using RF technology. To date, we have developed and released to production multiple transmitters and receivers, including prototypes and partner production designs. The transmitters vary based on form factor and power specifications and frequencies, while the receivers are designed to support a myriad of wireless charging applications including:

Device Type	Application
RF Tags	Cold Chain, Asset Tracking, Medical IoT
IoT Sensors	Cold Chain, Logistics, Asset Tracking
Electronic Shelf Labels	Retail and Industrial IoT

The first end product featuring our technology entered the market in 2019. We started shipping our first at-a-distance wireless PowerBridges for commercial IoT applications in the fourth quarter of 2021, and we expect additional wireless power enabled products to be released as we move our business forward.

Impact of Current Global Economic Conditions on Our Business

Uncertainty in the global economy presents significant risks to our business. We are subject to continuing exposure relating to the current macroeconomic environment, including inflation and rising interest rates, geopolitical factors, including the ongoing conflict between Russia and Ukraine as well as in the Middle East and the responses thereto and supply chain disruptions. We are closely monitoring the impact of these factors on all aspects of our business, including their impact on our operations, financial position, cash flows, inventory, supply chains, global regulatory approvals, purchasing trends, customer payments, and the industry in general, in addition to the impact on our employees.

Recent Developments

Effective March 24, 2024, Cesar Johnston is no longer serving as President and Chief Executive Officer of the Company. Mr. Johnston will remain a member of the Company’s Board of Directors. The Board has initiated a search to identify a permanent successor as chief executive officer of the Company. In addition, as of March 24, 2024, the Board appointed Mallorie Burak to also serve as interim principal executive officer until the appointment of a permanent replacement chief executive officer for the Company. The Board also established an Office of the Chair, composed of Reynette Au, Chair of the Board, and Ms. Burak. The Office of the Chair will oversee strategic planning and direction of the Company, working closely with the Board, the senior leadership team, and other stakeholders to deliver the strategic mission of the Company.

Critical Accounting Estimates and Policies

The following discussion and analysis of financial condition and results of operations is based upon our financial statements, which have been prepared in conformity with accounting principles generally accepted in the United States of America. Certain accounting policies and estimates are particularly important to the understanding of our financial position and results of operations and require the application of significant judgment by our management or can be materially affected by changes from period to period in economic factors or conditions that are outside of our control. As a result, they are subject to an inherent degree of uncertainty. In applying these policies, our management uses their judgment to determine the appropriate assumptions to be used in the determination of certain estimates. Those estimates are based on our historical operations, our future business plans and projected financial results, the terms of existing contracts, our observance of trends in the industry, information provided by our customers and information available from other outside sources, as appropriate. Please see Note 3 to our financial statements for a more complete description of our significant accounting policies.

Use of Estimates. The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent liabilities at the date of the financial statements as well as the reported expenses during the reporting periods.

Some of these judgments can be subjective and complex, and, consequently, actual results may differ from these estimates. Although we believe that its estimates and assumptions are reasonable, they are based upon information available at the time the estimates and assumptions were made. Actual results could differ from those estimates.

Going Concern. ASC 205-40 Presentation of Financial Statements - Going Concern, requires management to assess our ability to continue as a going concern. In accordance with this guidance, we have evaluated whether there are conditions and events, considered in the aggregate, that raise substantial doubt about our ability to continue as a going concern within one year after the date that the Financial Statements are issued.

Determining the extent to which conditions or events raise substantial doubt about our ability to continue as a going concern requires significant judgment and estimation by us.

Our significant estimates related to this analysis may include identifying business factors used in the forecasted financial results and liquidity. We believe that the estimated values used in our going concern analysis are based on reasonable assumptions. However, such assumptions are inherently uncertain and actual results could differ materially from those estimates.

Results of Operations

Expenses

Cost of revenue consists of direct materials, direct labor and overhead for our production-level wireless charging systems. Research and development expenses include costs associated with our efforts to develop our technology, including personnel compensation, consulting, engineering supplies and components, intellectual property costs, regulatory expense and general office expenses specifically related to the research and development department. Sales and marketing expenses include costs associated with selling and marketing our technology to our customers, including personnel compensation, public relations, graphic design, tradeshow, engineering supplies utilized by the sales team and general office expenses specifically related to the sale and marketing department. General and administrative expenses include costs for general and corporate functions, including personnel compensation, facility fees, travel, telecommunications, insurance, professional fees, consulting fees, general office expenses, and other overhead.

The following represents our performance highlights:

Six Months Ended June 30, 2024 and 2023

The following table sets forth selected Condensed Statements of Operations data (in thousands) and such data as a percentage of revenue:

	Six months ended June 30,
	2024		2023
Revenue	$110	100%	$214	100%
Costs and expenses:
Cost of revenue	231	210%	222	104%
Research and development	4,788	4,353%	5,959	2,785%
Sales and marketing	1,692	1,538%	2,300	1,075%
General and administrative	3,421	3,110%	4,065	1,900%
Severance expense	1,294	1,176%	90	42%
Total operating expenses	11,426	10,387%	12,636	5,905%
Loss from operations	(11,316)	(10,287)%	(12,422)	(5,805)%
Other (expense) income, net:
Offering costs related to warrant liability	—	—	(592)	(277)%
Change in fair value of warrant liability	254	231%	1,897	886%
Interest income	205	186%	469	219%
Total other (expense) income, net	459	417%	1,774	829%
Net loss	$(10,857)	(9,870)%	$(10,648)	(4,976)%

Revenue. During the six months ended June 30, 2024 and 2023, we recorded revenue of $0.1 million and $0.2 million, respectively. The decrease is due to a decrease in transmitter sales volume. While recorded revenue declined during the first six months of 2024, the Company was in receipt of approximately $0.2 million of additional confirmed orders (“backlog”), the majority of which are scheduled to ship in the third quarter of 2024.

Costs and Expenses and Loss from Operations. Costs and expenses are made up of cost of revenue, research and development, sales and marketing, general and administrative and severance expense. Loss from operations for the six months ended June 30, 2024 and 2023 were $11.3 million and $12.4 million, respectively.

Cost of Revenue:

	Six months ended June 30,
	2024	2023	$ Change	% Change
Cost of sales	$231	$222	$9	4%
Percent of total revenue	210%	104%

Cost of revenue was $0.2 million and $0.2 million, respectively, for the six months ended June 30, 2024 and 2023. There was a slight increase due to a higher cost of transmitters sold.

Research and Development Costs:

	Six months ended June 30,
	2024	2023	$ Change	% Change
Research and development	$4,788	$5,959	$(1,171)	(20)%
Percent of total revenue	4,353%	2,785%

Research and development costs were $4.8 million and $6.0 million, respectively, for the six months ended June 30, 2024 and 2023. The decrease of $1.2 million is primarily due to a $0.9 million decrease in employee compensation, consisting of a $0.7 million decrease in payroll costs and a $0.3 million decrease in stock-based compensation, a $0.1 million decrease in legal fees pertaining to patents, a $0.1 million decrease in test development costs and a $0.1 million decrease in software and support, partially offset by a $0.2 million increase in engineering components and supplies.

Sales and Marketing Costs:

	Six months ended June 30,
	2024	2023	$ Change	% Change
Sales and marketing	$1,692	$2,300	$(608)	(26)%
Percent of total revenue	1,538%	1,075%

Sales and marketing costs for the six months ended June 30, 2024 and 2023 were $1.7 million and $2.3 million, respectively. The decrease of $0.6 million is primarily due to a $0.5 million decrease in payroll costs due to a lower headcount within the department and a decrease in bonuses accrued, a $0.1 million decrease in tradeshow expense and a $0.1 million decrease in software, travel and miscellaneous office expenses, partially offset by a $0.2 million increase in consulting fees.

General and Administrative Expenses:

	Six months ended June 30,
	2024	2023	$ Change	% Change
General and administrative	$3,421	$4,065	$(644)	(16)%
Percent of total revenue	3,110%	1,900%

General and administrative costs for the six months ended June 30, 2024 and 2023 were $3.4 million and $4.1 million, respectively. The decrease of $0.6 million is primarily due to a $0.3 million decrease in stock-based compensation, a $0.2 million decrease in insurance premiums, a $0.1 million decrease in consulting and third-party service fees, a $0.1 million decrease in legal fees and a $0.1 million decrease in computer software and support, partially offset by a $0.2 million increase in public relations and annual meeting costs.

Severance Expense:

	Six months ended June 30,
	2024	2023	$ Change	% Change
Severance expense	$1,294	$90	$1,204	1,338%
Percent of total revenue	1,176%	42%

Severance expense for the six months ended June 30, 2024 and 2023 was $1.3 million and $0.1 million, respectively. The increase of $1.2 million is primarily due to the departure of the former CEO during 2024 for which $1.2 million in severance expense was recorded.

Other (expense) income, net:

	Six months ended June 30,
	2024	2023	$ Change	% Change
Offering costs related to warrant liability	$—	$(592)	$592	100%
Change in fair value of warrant liability	254	1,897	(1,643)	(87)%
Interest income	205	469	(264)	(56)%
Total other (expense) income, net	$459	$1,774	$(1,315)	(74)%

Offering costs related to warrant liability were $0.6 million for the six months ended June 30, 2023. We did not incur such cost during the six months ended June 30, 2024.

Other income resulting from the change in fair value of the warrant liability was $0.3 million for the six months ended June 30, 2024 and $1.9 million for the six months ended June 30, 2023. The changes for both periods were due to reduced market value of our common stock

Interest income for the six months ended June 30, 2024 was $0.2 million as compared to interest income of $0.5 million for the six months ended June 30, 2023. The decrease was due to a lower average cash balance in our savings account during the six months ended June 30, 2024 compared to the prior year period.

Net Loss. As a result of the above, net loss for the six months ended June 30, 2024 was $10.9 million as compared to $10.6 million for the six months ended June 30, 2023.

For the Years Ended December 31, 2023 and 2022

Revenues. During 2023 and 2022, we recorded revenue of $474,184 and $851,321, respectively. The decrease in revenue in 2023 is primarily due to a decrease in production-level systems sales volume.

Expenses. Costs and expenses are made up of cost of revenue, research and development, sales and marketing, general and administrative and severance expense. Operating expenses for 2023 and 2022 were $22,573,929 and $27,537,646, respectively.

Cost of Revenue. Cost of revenue was $279,083 and $1,277,565, respectively, for 2023 and 2022. The decrease of $998,482 is primarily due to a decrease in sales volume.

Research and Development Expenses. Research and development costs for 2023 and 2022 were $10,810,570 and $12,497,781, respectively. The $1,687,211 decrease in research and development expenses in 2023 is primarily due to a $476,065 decrease in stock-based compensation from older awards becoming fully expensed prior to the current year, a $368,844 decrease in engineering supplies, components and chip development due to project timing, a $208,929 decrease in consulting and third-party services, a $147,763 decrease in patent legal fees, a $143,700 decrease in recruiting expense, a $101,972 decrease in postage, a $93,430 decrease in regulatory testing and a $77,992 decrease in regulatory legal fees.

Sales and Marketing Expenses. Sales and marketing expenses for 2023 and 2022 were $3,852,393 and $4,884,959, respectively. The $1,032,566 decrease in sales and marketing expenses in 2023 is primarily due to a $366,181 decrease in compensation, consisting of a $286,222 decrease in payroll costs due to a lower headcount within the department and a $79,959 decrease in stock-based compensation, a $188,879 decrease in engineering supplies and components used by sales and marketing staff for customer demonstrations, an $85,280 decrease in tradeshow costs, an $80,720 decrease in recruiting expense, a $65,384 decrease in legal fees, a $61,882 decrease in depreciation, a $53,237 decrease in bad debt expense and a $43,886 decrease in supplies and general office expense.

General and Administrative Expenses. General and administrative costs for 2023 and 2022 were $7,272,464 and $8,078,950, respectively. The $806,486 decrease in general and administrative expense in 2023 is primarily due to a $722,294 decrease in compensation, consisting of an $432,254 decrease in stock-based compensation primarily due to reduced expense recorded for Board of Directors and executive equity awards and a $290,040 decrease in payroll costs primarily due to the departure of the former Acting Chief Financial Officer during 2023, a $151,844 decrease in recruiting expense, a $144,729 decrease in insurance premiums, a $101,972 decrease in postage, a $62,772 decrease in supplies and general office expense, a $57,258 decrease in training, dues and subscriptions, a $25,285 decrease in travel costs and a $23,110 decrease in Board of Director fees, partially offset by a $263,781 increase in legal fees, a $156,037 increase in investor relations, consulting and third party services expenses, an $83,107 increase in accounting and audit fees and a $41,857 increase in annual meeting expense.

Severance Expense. Severance expense for 2023 and 2022 was $359,419 and $798,391, respectively. During 2023, severance expense was incurred in connection with the resignation of the former Acting Chief Financial Officer and the departure of six other employees. During 2022, severance expense was incurred in connection with the separation agreement with our former Senior Vice President of Marketing and Business Development.

Loss from Operations. Loss from operations for 2023 and 2022 was $22,099,745 and $26,686,325, respectively, primarily due to the factors described above.

Offering Costs from Warrant Liability. Offering costs related to warrant liability were $591,670 during 2023. We did not have a warrant liability as of December 31, 2022.

Change in Fair Value of Warrant Liability. Other income resulting from the change in fair value of the warrant liability was $2,515,425 during 2023. We did not have a warrant liability as of December 31, 2022.

Interest Income. Interest income for 2023 was $809,227, compared to $411,065 for 2022, primarily due to higher interest rates for our money market account.

Net Loss. As a result of the factors described above, net loss for 2023 was $19,366,763, compared to $26,275,260 for 2022.

Liquidity and Capital Resources

During the six months ended June 30, 2024 and 2023, we recorded revenue of $110,000 and $214,000, respectively. We incurred net losses of $10.9 million and $10.6 million for the six months ended June 30, 2024 and 2023, respectively. Net cash used in operating activities was $10.8 million and $11.7 million for the six months ended June 30, 2024 and 2023, respectively. We are currently meeting our liquidity requirements through the proceeds of securities offerings that raised net proceeds of $6.9 million during 2023 and $1.8 million during the first quarter of 2024.

As of June 30, 2024, the Company had cash and cash equivalents of $4.9 million. We believe our current cash on hand, together with additional anticipated proceeds from this Offering, the ATM Program referenced below and other financing transactions during 2024, continued cost and expense reductions and collections generated by anticipated revenues, will be sufficient to fund the Company’s operations through at least the next twelve months.

As we gain traction in the market with our new technology and continue to invest capital in transitioning and scaling the business from research and development of new technologies to commercial production, there can be no assurance that our available resources and revenue generated from our business operations will be sufficient to sustain our operations.

Accordingly, we expect to pursue additional financing, which could include offerings of equity or debt securities, bank financings, commercial agreements with customers or strategic partners, and other alternatives, depending upon market conditions. There is no assurance that such financing will be available on terms that we would find acceptable, or at all. If we are unsuccessful in implementing this plan, we will be required to make further cost and expense reductions or modifications to our on-going and strategic plans.

February 2024 Equity Offering

On February 15, 2024, we entered into a securities purchase agreement with an institutional investor, providing for the issuance and sale by us, in a registered direct offering (the “February 2024 Offering”), of (i) 570,000 shares of our common stock, (ii) pre-funded warrants to purchase up to 450,409 shares of common stock, and (iii) warrants to purchase up to an aggregate of 1,020,409 shares of common stock. Each share of common stock and pre-funded warrant was offered and sold together with an accompanying warrant at a combined price of $1.96 per share of common stock or pre-funded warrant, as applicable. The pre-funded warrants were exercised at a price of $0.001 per share during April 2024. The other warrants to purchase 1,020,409 shares of common stock are still outstanding and have an exercise price of $1.84 per share. These warrants expire five years from the date of issuance. We received net proceeds of approximately $1.8 million from the February 2024 Offering, after deducting placement agent fees and estimated offering expenses.

2024 ATM Offering Program

On June 21, 2024, the Company entered into the At the Market Offering Agreement, dated June 21, 2024, with H.C. Wainwright & Co., LLC as sales agent, pursuant to which the Company may issue and sell of up to $3.45 million in shares of the Company’s common stock (the “ATM Program”). No sales were made under the ATM Program in the six months ended June 30, 2024. After June 30, 2024, the Company received gross proceeds of $0.9 million from the sale of an aggregate of 1,230,933 shares of common stock under the ATM Program during the period from July 1, 2024 through October 3, 2024.

October 2024 Loan Agreement

Effective October 1, 2024, the Company entered into a subordinated business loan agreement (the “Loan Agreement”) with Agile Capital Funding, LLC and Agile Lending, LLC (collectively, the “Lender”), which provides for an initial term loan of $525,000, with the ability to receive additional term loans, upon request of the Company, of up to $1.6 million on the same terms of the initial term loan, subject to certain conditions and adjustment of the amortization payment schedule (such loans, the “Term Loan”).

Principal and interest of the initial term loan in the aggregate amount of $756,000 shall be repaid in weekly payments of $27,000 commencing on October 14, 2024, and shall be repaid on or before the maturity date of April 21, 2025 (the “Maturity Date”). The Term Loan may be prepaid prior to the Maturity Date, subject to a make-whole premium payment up to the aggregate amount of interest remaining to be paid through the Maturity Date, subject to a lesser make-whole premium payment if prepayment occurs prior to sixty calendar days after funding. The Term Loan is expressly subordinated to the Company’s obligations on certain senior indebtedness of the Company as provided in the Loan Agreement. Effective only upon the occurrence and continuance of an event of default under the Loan Agreement, the Company would grant the Lender a security interest in certain collateral, excluding intellectual property, of the Company as set forth in the Loan Agreement.

The Loan Agreement contains customary affirmative and negative covenants, representations and warranties, events of default and other provisions. In addition to the fixed per annum rate that is otherwise applicable under the Loan Agreement, an additional default interest rate of 5% per annum will become effective upon the occurrence and during the continuance of an event of default under the Loan Agreement.

Cash Flows

Operating Activities - During the six months ended June 30, 2024, cash flows used in operating activities were $10.8 million, consisting of a net loss of $10.9 million, less adjustments to reconcile net loss to net cash used in operating activities aggregating $0.4 million (principally stock-based compensation of $0.5 million, depreciation and amortization of $0.1 million, offset by a change in fair value of warrant liability of $0.3 million), a $0.3 million decrease in accrued expenses, a $0.1 million increase in inventory and a $0.1 million decrease in accounts payable, partially offset by a $0.1 million decrease in prepaid expenses and other current assets.

During the six months ended June 30, 2023, cash flows used in operating activities were $11.7 million, consisting of a net loss of $10.6 million, plus adjustments to reconcile net loss to net cash used in operating activities aggregating $0.1 million (principally stock-based compensation of $1.0 million, issuance costs allocated to warrant liability of $0.6 million, inventory net realizable adjustment of $0.1 million and depreciation and amortization expense of $0.1 million, partially offset by a decrease in fair value of the warrant liability of $1.9 million), a $0.4 million increase in prepaid expenses and other current assets, a $0.4 million decrease in operating lease liabilities, a $0.3 million decrease in accrued expenses, a $0.2 million increase in inventory and a $0.2 million decrease in accrued severance, partially offset by a $0.2 million increase in accounts payable.

Investing Activities - During the six months ended June 30, 2024 and 2023, cash flows used in investing activities were $0.1 million and $0.1 million, respectively. During the six months ended June 30, 2024, a small amount of testing and computer equipment was purchased. During the six months ended June 30, 2023, a small amount of testing equipment was purchased.

Financing Activities - During the six months ended June 30, 2024, cash flows provided by financing activities were $1.8 million, which primarily consisted of $1.8 million in net proceeds from a registered direct offering that included the sale of common stock, pre-funded warrants and warrants. During the six months ended June 30, 2023, cash flows provided by financing activities were $5.4 million, which consisted of $2.7 million in net proceeds from the issuance and sale of common stock and warrants, $2.7 million in net proceeds from the sale of shares of our common stock in an at-the-market (“ATM”) offering and $0.1 million in proceeds from the ESPP.

Backlog

We are in receipt of approximately $0.2 million of additional confirmed orders (“backlog”), the majority of which are scheduled to ship in the third quarter of 2024.

DIRECTORS, EXECUTIVE OFFICERS AND SIGNIFICANT EMPLOYEES

The Company’s officers and directors are as follows:

Name	Position	Age	Term of Office	Approximate hours per week for part-time employees
Executive Officers:
Mallorie Burak	CFO. Interim Principal Executive Officer, and Secretary	53	January 2024 - Present	Full-time
Directors:
Rahul Patel	Director	54	2019 - Present	N/A
J. Michael Dodson	Director	63	2022 - Present	N/A
David Roberson	Director	69	2022 – Present	N/A

Mallorie Burak, CFO, Interim Principal Executive and Secretary

Ms. Burak joined Energous in January 2024 as our Chief Financial Officer and has also served as interim principal executive officer since March 2024. Prior to joining the Company, Ms. Burak served as President and Chief Financial Officer of Knightscope, Inc., an advanced public safety technology company, from October 2020 to January 2024, Chief Financial Officer of ThinFilm Electronics ASA, a solid-state lithium battery start-up, from July 2019 to June 2020, and Chief Financial Officer of Alta Devices, Inc., a GaAs thin-film solar technology start-up, from February 2016 to July 2019. Ms. Burak also acted as an Advisor and Board Member at Locale from July 2020 to September 2021, a Financial Advisor at SSG Capital Advisors LLC from January 2020 to October 2020, and as a Financial Advisor at SIM-X Tactical Solutions, Inc. from September 2015 to January 2020. Ms. Burak was previously President and Chief Financial Officer of FriendFinder Networks Inc., and served as Chief Financial Officer of Rainmaker Systems, Inc. and FoodLink, and Vice President and Acting Chief Financial Officer of Southwall Technologies. Ms. Burak holds a Bachelor of Science in Business Administration and an MBA from San Jose State University.

Rahul Patel, Director

Mr. Patel joined our Board in August 2019. Currently, Mr. Patel is Group General Manager, Connectivity, Broadband and Networking Business Unit at Qualcomm Technologies, Inc. From May 2015 through December 2023, Mr. Patel has served as Senior Vice President and General Manager, Connectivity, Cloud & Networking Business Unit, at Qualcomm Technologies, Inc. From August 2002 to May 2015, Mr. Patel worked at Broadcom Corporation Inc., a developer, manufacturer and global supplier of semiconductor and infrastructure software products, where his last role was Senior Vice President and General Manager for the Wireless Connectivity business. From 2000 to 2002, Mr. Patel was a business line manager at HiFn, Inc., a security processor company. From 1998 to 2000, Mr. Patel was a Senior Marketing Manager, SystemLSI at Samsung Semiconductor, a subsidiary of Samsung Electronics. From 1996 to 1998, Mr. Patel was Senior Marketing Manager at Tritech Microelectronics, Inc., a semiconductor company. From 1993 to 1996, Mr. Patel served in various Integrated Circuit Design Engineering and Marketing roles at EPSON/S-MOS Systems, a semiconductor company. Mr. Patel holds an M.B.A. from Santa Clara University, an M.S. in Computer Science and Engineering from Arizona State University, and a B. Tech in Electronics and Communications Engineering from National Institute of Technology, Warangal, India. Our Board believes that Mr. Patel’s extensive executive, managerial, marketing and engineering experience and in-depth knowledge of the semiconductor, consumer, mobile and telecommunications industries qualify him to serve as a member of our Board of Directors.

J. Michael Dodson, Director

Mr. Dodson joined our board in August 2022. Mr. Dodson currently serves as the Chief Financial Officer of Immersion Corporation, a leading developer and provider of technologies for haptics since joining the company in June 2023. Prior to joining Immersion, Mr. Dodson served as the Chief Financial Officer of Quantum Corporation (“Quantum”), a data storage and management company, from May 2018 through January 2023. He also served as the interim Chief Executive Officer of Quantum from May 2018 to June 2018, a position he held until a full-time Chief Executive Officer was appointed. From August 2017 to May 2018, Mr. Dodson served as the Chief Financial Officer of Greenwave Systems (“Greenwave”), a software-defined network solutions provider. Prior to joining Greenwave, Mr. Dodson served as the Chief Operating Officer and Chief Financial Officer at Mattson Technology, Inc. (“Mattson”), a semiconductor equipment manufacturer and supplier, from 2012 to 2017. He joined Mattson as Executive Vice President, Chief Financial Officer and Secretary in 2011. Prior to joining Mattson, Mr. Dodson served as Chief Financial Officer at four global public technology companies and as Chief Accounting Officer for an S&P 500 company. Mr. Dodson started his career with Ernst & Young LLP. From May 2020 to April 2021, Mr. Dodson served on the board of directors of A10 Networks, Inc., an application security company, including as Chair of the Audit Committee. From 2013 to 2020, he served on the Board of Directors of Sigma Designs, Inc., a provider of system-on- chip solutions for the home entertainment market, including as Lead Independent Director from 2014 and Chairman of the Audit Committee from 2015. In addition, Mr. Dodson serves as a director of two private entities: a charitable organization and a privately held for-profit company. He holds a B.B.A. degree with dual majors in Accounting and Information Systems Analysis and Design from the University of Wisconsin-Madison. Our Board believes that Mr. Dodson’s extensive experience serving as chief financial officer of both public and private companies, as well as his public company board service, including as a chairman of an audit committee for a public company, qualify him to serve as a member of our Board.

David Roberson, Director

Mr. Roberson joined our board in August 2022. Mr. Roberson serves as a member of the Board-established Office of the Chair, overseeing strategic planning and direction of the Company, working closely with the Board, the senior leadership team, and other stakeholders to deliver the strategic mission of the Company. He has also served as Chairman of the Board since April 24, 2024. Mr. Roberson has served as the Chief Executive Officer of RoseRyan, an accounting and financial advisory firm, since January 2020. Mr. Roberson previously acted as Vice President of RoseRyan from December 2018 to December 2019 and Project Team Lead from October 2017 to May 2018. From December 2020 to February 2023, he served as Chief Executive Officer and Chief Financial Officer and as chair of the board of directors of Carney Technology Acquisition Corp. II., a technology-focused special purpose acquisition company. From 2017 to 2021, Mr. Roberson served as the Chairman of Push Technology Limited, a data optimization business. Before that, Mr. Roberson served as an advisor to various technology companies, including serving on the boards of directors of Spansion Corporation Inc., Integrated Device Technology Corporation, International Game Technology Corporation, Quantum Corporation and Brocade Communications Systems, Inc. Mr. Roberson previously served as Senior Vice President, Enterprise Servers, Storage and Networking at Hewlett-Packard Company (“HP”) from 2007 to 2011. Prior to HP, Mr. Roberson spent 26 years at Hitachi Data Systems Corporation, starting as corporate counsel and eventually becoming President and Chief Executive Officer, a position he held from 2006 to 2007. Mr. Roberson holds a B.A. in Social Ecology from the University of California, Irvine and a J.D. from Golden Gate University School of Law. Our Board believes that Mr. Roberson’s vast industry knowledge and extensive public company board service qualify him to serve as a member of our Board.

COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

For the fiscal year ended December 31, 2023 we compensated our three highest-paid directors and executive officers as follows:

Name	Capacities in which compensation was received	Cash compensation ($)	Other compensation ($)	Total compensation ($)
Cesar Johnston	CEO	$586,750	$15,500	$602,500
William Mannina	CFO	$262,385	$259,257	$521,642
Susan Kim-van Dongen	CFO	$291,200	$0	$291,200

Our compensation philosophy is to offer our executive officers compensation and benefits that are competitive and meet our goals of attracting, retaining and motivating highly skilled management, which is necessary to achieve our financial and strategic objectives and create long-term value for our stockholders. We believe the levels of compensation we provide should be competitive, reasonable and appropriate for our business needs and circumstances. The principal elements of our executive compensation program have to date included base salary, incentive quarterly performance bonuses and long-term equity compensation in the form of stock options and restricted stock units, including performance-based restricted stock units. We believe successful long-term Company performance is more critical to enhancing stockholder value than short-term results. For this reason and to conserve cash and better align the interests of management and our stockholders, we emphasize long-term performance-based equity compensation over base annual salaries.

The following table provides information concerning the compensation of our named executive officers for the fiscal years ended December 31, 2022 and 2023.

Summary Compensation Table for 2023

Name and Principal Position	Year	Salary	Bonus(1)	Stock Awards ($)(2)	Stock Option Awards ($)(3)	All Other Compensation(4)	TOTAL
Cesar Johnston	2023	$400,000	$186,750	$15,500	—	$—	$602,500
Former Chief Executive Officer(4)	2022	$400,000	$480,000	$381,240	$308,460	—	$1,569,700
William Mannina	2023	$192,805	$69,580	$—	—	$259,257	$521,642
Former Acting Chief Financial Officer(5)	2022	$253,267	$202,901	$92,700	$—	—	$548,868
Susan Kim-van Dongen	2023	$291,200	$—	$—	—	$—	$291,200
Former Acting Chief Financial Officer(6)	2022	$—	$—	$—	$—	—	$—

(1)	Bonuses earned during 2023 were part of the Company’s MBO Bonus Plan. Cesar Johnston and William Mannina were part of this plan while employed by Energous. Cesar Johnston also earned a bonus under the Company’s Patent Bonus Plan.

(2)	Amounts shown in this column indicate the grant date fair value of RSUs and PSUs computed in accordance with FASB ASC Topic 718. For additional information regarding the assumptions made in calculating these amounts, see the notes to our audited financial statements included in this offering circular.

(3)	Amounts shown in this column indicate the grant date fair value of stock options computed in accordance with FASB ASC Topic 718. For additional information regarding the assumptions made in calculating these amounts, see the notes to our audited financial statements included in this offering circular.

(4)	Mr. Johnston no longer serves as President and Chief Executive Officer effective as of March 24, 2024.

(5)	Mr. Mannina resigned as Acting Chief Financial Officer effective as of July 24, 2023. All other compensation represents severance payments tied to his resignation from the Company.

(6)	Ms. Susan Kim-van Dongen resigned as Acting Chief Financial Officer effective as of January 15, 2024.

Outstanding Equity Awards at December 31, 2023

The following table provides information regarding equity awards held by the named executive officers as of December 31, 2023, as adjusted to reflect the reverse stock split of our common stock at a ratio of 1-for-20 executed on August 15, 2023 (the “Reverse Stock Split”).

	Options Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock that Have Not Vested (#)		Market Value of Shares or Units of Stock that Have Not Vested ($)(1)
Cesar Johnston	7,500	7,500	(2)	$25.40	12/5/2031	1,142	(3)	$2,090
						1,875	(4)	3,431
William Mannina	—	—		—	—	—		—
Susan Kim-van Dongen	—	—		—	—	—		—

(1)	Based on the closing price of our common stock on December 31, 2023, which was $1.83 per share.

(2)	Represents unvested portion of stock options, half of which vested on December 6, 2023 (the second anniversary of the grant date), with the remaining options vesting in two equal installments over the next two subsequent anniversaries of December 6, 2023.

(3)	Represents unvested portion of RSUs vesting in quarterly installments through August 15, 2024.

(4)	Represents unvested portion of RSUs vesting in quarterly installments through December 6, 2024.

Employment Agreements and Change of Control Arrangements

Termination or Change in Control Arrangements

Cesar Johnston.   In connection with Mr. Johnston’s prior appointment as Chief Executive Officer of the Company, the Company and Mr. Johnston entered into an amended and restated severance and change in control agreement (the “Johnston A&R CIC Agreement”), dated as of December 6, 2021. Under the terms of the Johnston A&R CIC Agreement, in the event of a termination that was not a change-in-control qualifying termination, Mr. Johnston would be entitled to (a) a one-time lump sum payment by the Company in an amount equal to 18 months of his monthly base salary plus an amount equal to 100% of his target bonus plus, if agreed by the Compensation Committee, a discretionary bonus for the year in which the termination occurs, (b) any outstanding unvested equity awards held by Mr. Johnston that would vest in the next 18 months of continuing employment (other than any equity awards that vest upon satisfaction of performance criteria) would accelerate and become vested and (c) if Mr. Johnston timely elected continued coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), the Company or its successor would pay the full amount of Mr. Johnston’s COBRA premiums on his behalf for 18 months. Mr. Johnston received the amounts set forth above in connection with his termination of service as Chief Executive Officer in March 2024 and is receiving continued COBRA payments as outlined above.

Equity Compensation

We maintain the following equity compensation plans under which equity securities are authorized for issuance to our employees and directors: the 2013 Plan, the 2014 Non-Employee Equity Compensation Plan, the ESPP, the 2017 Equity Inducement Plan and the 2015 Performance Share Unit Plan. All of these plans (with the exception of the 2017 Equity Inducement Plan) were approved by our stockholders. On June 12, 2024, the Company’s stockholders adopted the 2024 Equity Incentive Plan which replaced the 2013 Plan, the 2014 Non-Employee Equity Compensation Plan, the 2017 Equity Inducement Pan and the 2015 Performance Share Unit Plan. Additionally, the stockholders likewise approved an amendment and restatement of the Company’s ESPP. The following table presents information about our equity plans as of December 31, 2023. All numbers of shares have been adjusted to reflect the Reverse Stock Split.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights		Weighted average exercise price of outstanding options, warrants and rights		Number of securities remaining available for future issuance under equity compensation plan (excluding securities outstanding)
Equity compensation plans approved by security holders	38,025	(1)	$25.40	(2)	256,911	(3)
Equity compensation plans not approved by security holders	48,709	(4)	$—	(2)	51,084	(5)
Total	86,734		$25.40	(2)	307,995

(1)	Includes 23,025 outstanding restricted stock units under plans approved by our security holders and options to purchase 15,000 shares of common stock.

(2)	Does not include RSUs, which have no exercise price.

(3)	Includes 118,877 shares available for issuance under our 2013 Plan, 29,137 shares available for issuance under our 2014 Non-Employee Equity Compensation Plan and 108,897 shares available for issuance under our 2015 Performance Share Unit Plan.

(4)	Includes outstanding RSUs covering 48,709 shares issued as inducement awards, which vest in four equal annual installments on the anniversary of the employees’ hire dates.

(5)	Includes 51,084 shares available for issuance under our 2017 Equity Inducement Plan.

Material Features of the 2017 Equity Inducement Plan

The 2017 Equity Inducement Plan was established by the Board in December 2017 with the purpose of attracting, retaining and motivating employees whose potential contributions are important to our success. In accordance with Nasdaq rules, this plan is used to offer equity awards as material inducements for new employees to join the Company and provide an opportunity for them to participate in the Company’s future performance. Subject to adjustment for certain changes in our capitalization, the maximum aggregate number of shares that may be issued under the 2017 Equity Inducement Plan is 130,000 (as adjusted to reflect the Reverse Stock Split).

The equity grants awarded under the 2017 Equity Inducement Plan are typically in the form of restricted stock units, but may also consist of stock options, with exercise prices equal to the fair market value of our common stock on the date of grant. As of December 31, 2023, 51,084 shares of common stock remain available to be issued through equity-based instruments under the 2017 Equity Inducement Plan.

Director Compensation

For the fiscal year ended December 31, 2023, we paid our directors as a group $364,746. There are 5 directors in this group.

The aggregate number of stock awards and option awards outstanding as of December 31, 2023 and held by non-employee directors who served on the Board during 2023 were as follows:

Name	Shares Subject to Outstanding Stock Awards(1)	Shares Subject to Outstanding Stock Option Awards
Reynette Au(2)	2,250	—
Rahul Patel	1,250	—
Sheryl Wilkerson(3)	—	—
J. Michael Dodson	2,154	—
David Roberson	2,154	—

(1)	The number of shares has been adjusted to reflect the Reverse Stock Split.

(2)	Ms. Au resigned from the Board on April 24, 2024.

(3)	Ms. Wilkerson resigned from the Board effective as of July 1, 2023.

Ms. Burak’s Compensation

In exchange for her services, Ms. Burak is entitled to receive an annual base salary at the rate of $395,000. Ms. Burak will also receive a guaranteed annual bonus of $150,000 in 2024, subject to her continued employment through December 31, 2024. Beginning in 2025, Ms. Burak will be eligible to receive a discretionary annual bonus of up to $200,000, based on Company and individual objectives, as determined at the discretion of the compensation committee. To be eligible to receive a discretionary annual bonus, Ms. Burak must remain employed by the Company on the last day of the yearly period. Additionally, Ms. Burak received a $50,000 sign-on bonus upon her acceptance of the Company’s offer of employment. Finally, Ms. Burak was granted 52,000 restricted stock units to acquire shares of the Company’s common stock. 25% of the restricted stock units will vest on each of the first four annual anniversaries of Ms. Burak’s start date, January 15, 2024. Vesting is contingent on Ms. Burak remaining employed by the Company.

SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN SECURITYHOLDERS

The following table sets forth information regarding beneficial ownership of our common stock as of October 3, 2024 by:

•	each person or group of affiliated persons known by us to be the beneficial owner of more than 5% of our common stock;

•	each member of our Board of Directors;

•	each named executive officer identified in the Summary Compensation Table below; and

•	all of our current executive officers and directors as a group.

Unless otherwise noted, the address of each person listed on the table is c/o Energous Corporation at 3590 North First Street, Suite 210, San Jose, California 95134. To our knowledge, each person listed below has sole voting and investment power over the shares shown as beneficially owned by them, except to the extent jointly owned with spouses or otherwise noted below.

Beneficial ownership is determined in accordance with Commission rules. The information does not necessarily indicate ownership for any other purpose. Under these rules, shares issuable pursuant to stock options that may be exercised, and RSUs and performance share units (“PSUs”) that may vest, within 60 days after October 3, 2024 are deemed to be beneficially owned and outstanding for purposes of calculating the number of shares and the percentage of shares beneficially owned by that person. However, these shares are not deemed to be beneficially owned and outstanding for purposes of computing the percentage beneficially owned by any other person. Percentages of common stock outstanding as of October 3, 2024 are calculated based upon 7,782,514 shares of common stock outstanding on that date. All numbers have been adjusted to reflect the Reverse Stock Split.

Name and Address of Beneficial Owner	Number of Shares Beneficially Owned	Percentage of Class
Current Directors and Executive Officers
Rahul Patel	3,659	*
J. Michael Dodson	4,236	*
David Roberson	4,236	*
Mallorie Burak	—	*
Former Executive Officers
Susan Kim-van Dongen(1)	—	*
All current directors and all executive officers as a group (5 persons)	106,799	1.8%
Five Percent Stockholders
None	—	—

*Represents less than 1% of our outstanding shares of common stock.

(1)	Ms. Kim-van Dongen resigned as Acting Chief Financial Officer effective as of January 15, 2024.

INTEREST OF MANAGEMENT AND OTHERS IN CERTAIN TRANSACTIONS

Other than compensation agreements and other arrangements that are described in “Executive Compensation,” in 2023 there was not, and there is not currently proposed, any transaction or series of similar transactions to which we were or will be involved, in which the amount involved exceeded or will exceed the lesser of $120,000 or one percent of the average of the our total assets at year-end for the last two completed fiscal years; in which any director, director nominee, executive officer, holder of five percent or more of any class of our capital stock or any member of their immediate family had or will have a direct or indirect material interest.

Our Board has adopted a written policy with regard to related person transactions, which sets forth our procedures and standards for the review, approval or ratification of any transaction required to be reported in our filings with the Commission or in which one of our executive officers or directors has a direct or indirect material financial interest, with limited exceptions. Our policy is that the Corporate Governance and Nominating Committee shall review the material facts of all related person transactions (as defined in the related person transaction approval policy) and either approve or disapprove of the entry into any related person transaction. In the event that obtaining the advance approval of the Corporate Governance and Nominating Committee is not feasible, the Corporate Governance and Nominating Committee shall consider the related person transaction and, if the Corporate Governance and Nominating Committee determines it to be appropriate, may ratify the related person transaction. In determining whether to approve or ratify a related person transaction, the Corporate Governance and Nominating Committee will take into account, among other factors it deems appropriate, whether the related person transaction is on terms comparable to those available from an unaffiliated third party under the same or similar circumstances and the extent of the related person’s interest in the transaction.

SECURITIES BEING OFFERED

General

Our authorized capital stock consists of 200,000,000 shares of common stock, $0.00001 par value per share, and 10,000,000 shares of undesignated preferred stock, $0.00001 par value per share. As of October 3, 2024, there were 7,782,514 shares of our common stock outstanding, and no shares of preferred stock outstanding. Our authorized but unissued shares of common stock are available for issuance without further action by our stockholders, unless such action is required by applicable law or the rules of any stock exchange or automated quotation system on which our securities may be listed or traded. Our board of directors is authorized, subject to limitations prescribed by Delaware law, to issue from time to time up to 10,000,000 shares of preferred stock in one or more series, as further described below.

Common Stock

Holders of our common stock are entitled to such dividends as may be declared by our board of directors out of funds legally available for such purpose. The shares of common stock are neither redeemable nor convertible. Holders of common stock have no preemptive or subscription rights to purchase any of our securities.

Each holder of our common stock is entitled to one vote for each such share outstanding in the holder’s name. No holder of common stock is entitled to cumulate votes in voting for directors.

In the event of our liquidation, dissolution or winding up, the holders of our common stock are entitled to receive pro rata our assets, which are legally available for distribution, after payments of all debts and other liabilities and the applicable liquidation preference of any outstanding shares of our preferred stock. All of the outstanding shares of our common stock are fully paid and non-assessable. The shares of common stock offered by this offering circular will also be fully paid and non-assessable.

Preferred Stock

Our board of directors is authorized, subject to limitations prescribed by Delaware law, to issue from time to time up to 10,000,000 shares of preferred stock in one or more series, to establish from time to time the number of shares to be included in each series and to fix the designation, powers, preferences and rights of the shares of each series and any of their qualifications, limitations or restrictions, in each case without further vote or action by our stockholders. Our board of directors is also able to increase or decrease the number of shares of any series of preferred stock, but not below the number of shares of that series then outstanding, without any further vote or action by our stockholders. Our board of directors may be able to authorize the issuance of preferred stock with voting or conversion rights that could adversely affect the voting power or other rights of the holders of our common stock. The issuance of preferred stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could, among other things, have the effect of delaying, deferring or preventing a change in control of our company and might adversely affect the market price of our common stock and the voting and other rights of the holders of our common stock.

Series A Preferred Stock.

In connection with this Offering, our board of directors has designated up to 5,150,000 shares of the Series A Preferred Stock. A form of the certificate of designations is filed as Exhibit 2.4 to the offering statement, of which this offering circular forms a part. We will file the certificate of designations immediately prior to the initial closing in this Offering. Our Series A Preferred Stock has the following voting powers, designations, preferences and relative rights, qualifications, limitations or restrictions.

Ranking. The Series A Preferred Stock ranks, as to dividend rights and rights upon the Company’s liquidation, dissolution, or winding up, senior to all classes or series of the Company’s common stock. The terms of the Series A Preferred Stock do not limit our ability to (i) incur indebtedness or (ii) issue additional equity securities that are equal or junior in rank to the shares of our Series A Preferred Stock as to distribution rights and rights upon our liquidation, dissolution or winding up.

Stated Value. Each share of Series A Preferred Stock has an initial stated value of $1.50, which is equal to the offering price per Unit, subject to appropriate adjustment in relation to certain events, such as recapitalizations, stock dividends, stock splits, stock combinations, reclassifications or similar events affecting our Series A Preferred Stock.

Liquidation Preference. In the event of any voluntary or involuntary liquidation, dissolution or winding up of our affairs, the holders of shares of Series A Preferred Stock are entitled to be paid out of our assets legally available for distribution to our stockholders a liquidation preference of $1.50 per share, before any distribution or payment may be made to holders of shares of common stock or any other class or series of our equity stock ranking, as to liquidation rights, junior to the Series A Preferred Stock.

If, upon our voluntary or involuntary liquidation, dissolution or winding up, our available assets are insufficient to pay the full amount of the liquidating distributions on all outstanding shares of Series A Preferred Stock and the corresponding amounts payable on all shares of each other class or series of capital stock ranking, as to liquidation rights, on a parity with the Series A Preferred Stock, then the holders of the Series A Preferred Stock and each such other class or series of capital stock ranking, as to liquidation rights, on a parity with the Series A Preferred Stock will share ratably in any distribution of assets in proportion to the full liquidating distributions to which they would otherwise be respectively entitled. Holders of Series A Preferred Stock will be entitled to written notice of any liquidation no fewer than 30 days and no more than 60 days prior to the payment date. After payment of the full amount of the liquidating distributions to which they are entitled, the holders of Series A Preferred Stock will have no right or claim to any of our remaining assets.

Our consolidation, merger or conversion with or into any other entity, or the voluntary sale, lease, transfer or conveyance of all or substantially all our property and assets (which shall not, in fact, result in our voluntary or involuntary liquidation, dissolution or winding up and the distribution of our assets to stockholders), shall not be deemed to constitute a voluntary or involuntary liquidation, dissolution or winding up of the Company.

Conversion at Option of Holder. Each share of Series A Preferred Stock shall be convertible into two (2) shares of Common Stock, at the option of the holder thereof, at any time following the issuance date of such share of Series A Preferred Stock and on or prior to the fifth (5th) day prior to a redemption date, if any, as may have been fixed in any redemption notice with respect to the shares of Series A Preferred Stock, at our office or any transfer agent for such stock. The conversion rate shall not be adjusted for stock splits, stock dividends, recapitalizations or similar events.

Mandatory Conversion. At any time after issuance upon the occurrence of any of the following events, the Company shall have a right to direct the mandatory conversion of the Series A Preferred Stock: (a) a change in control, (b) if the price of the Common Stock closes at or above $1.50 per share for 10 consecutive trading days, or (c) if the Company consummates a firm commitment public offering of Common Stock for gross proceeds of at least $15 million at an offering price per share equal to or greater than $1.50.

Company Call Option. We may redeem the shares of Series A Preferred Stock, in whole or in part at any time after the fifth anniversary of the initial closing of this Offering and continuing indefinitely thereafter, at our option, for cash, at a call price equal to the lesser of (i) the original issue price of our Series A Preferred Stock plus a non-compounded rate of return calculated at 8% per annum, and (ii) 200% of the original issue price of our Series A Preferred Stock.

Stockholder Put Option. Once per calendar quarter beginning any time after the fifth-year anniversary of the date of issuance, a Holder of record of shares of Series A Preferred Stock may elect to cause us to redeem all or any portion of their shares of Series A Preferred Stock at a put price equal to the lesser of (i) the original issue price of our Series A Preferred Stock plus a non-compounded rate of return calculated at 8% per annum, and (ii) 200% of the original issue purchase price of such shares. Any redemption of our Series A Preferred Stock shall be subject to any applicable legal and contractual restrictions.

Please see the certificate of designation, which has been filed as an exhibit to the offering statement of which this offering circular forms a part, for the procedures to request a redemption.

Further Issuances. The shares of our Series A Preferred Stock have no maturity date, and we will not be required to redeem shares of our Series A Preferred Stock at any time except as otherwise described above under the captions “Company Call Option” and “Stockholder Put Option.” Accordingly, the shares of our Series A Preferred Stock will remain outstanding indefinitely, unless we decide, at our option, to exercise our call right, the holder of the Series A Preferred Stock exercises their put right or unless otherwise converted into shares of our Common Stock. The shares of Series A Preferred Stock will not be subject to any sinking fund.

Voting Rights. We may not authorize or issue any class or series of equity securities ranking senior to the Series A Preferred Stock as to dividends or distributions upon liquidation (including securities convertible into or exchangeable for any such senior equity securities) or amend our certificate of incorporation (whether by merger, consolidation, or otherwise) to materially and adversely change the terms of the Series A Preferred Stock without the affirmative vote of at least a majority of the votes entitled to be cast on such matter by holders of our outstanding shares of Series A Preferred Stock, voting together as a class. Otherwise, holders of the shares of our Series A Preferred Stock will not have any voting rights.

Qualification of Shares of Common Stock issuable upon conversion of the Series A Preferred Stock. In this Offering we are qualifying with the Commission up to 10,000,000 shares of Common Stock underlying the Series A Preferred Stock.

Investor Warrants to be Sold to the Public in Connection with this Offering

General. Each Unit includes three (3) investor Warrants, two of which are exercisable to purchase one share of Common Stock at an exercise price of $1.50 per share and one of which is exercisable to purchase one share of Common Stock at an exercise price of $2.00 per share. The applicable exercise price will be adjusted if specific events, summarized below, occur. A holder of Warrants will not be deemed a holder of the underlying stock for any purpose until the Warrant is exercised.

Exercisability. The Warrants are exercisable at any time after their original issuance and at any time up to the date that is 36 months after their original issuance. The Warrants will be exercisable, at the option of each holder, in whole or in part by delivering to us a duly executed exercise notice and, at any time an offering statement covering the issuance of the shares of Common Stock underlying the Warrants under the Securities Act is qualified for the issuance of such shares, or an exemption from registration under the Securities Act is available for the issuance of such shares, by payment in full in immediately available funds for the number of shares of Common Stock purchased upon such exercise. No fractional shares of Common Stock will be issued in connection with the exercise of a Warrant. In lieu of fractional shares, we will pay the holder an amount in cash equal to the fractional amount multiplied by the exercise price.

Cashless Exercise. If at the time of exercise of a Warrant there is no qualified offering statement (or effective registration statement), the offering circular (or prospectus, as applicable) contained therein is not available for the issuance of the underlying Warrant shares or the Company is not current in its public company reporting obligations, the Warrant may also be exercised, in whole or in part and in the holder’s sole discretion, at such time by means of a “cashless exercise” in which case the holder would receive upon such exercise the net number of shares of Common Stock determined according to the formula set forth in the Warrant.

Exercise Price. The price per share of Common Stock purchasable upon exercise of the Warrants is $1.50 per share for two of the Warrants in each Unit and $2.00 per Unit for the remaining Warrant. The exercise price is not subject to appropriate adjustment in the event of certain stock dividends and distributions, stock splits, stock combinations, reclassifications or similar events affecting our Common Stock and also upon any distributions of assets, including cash, stock or other property to our stockholders.

Transferability. Subject to applicable laws and procedural requirements, the Warrants may be offered for sale, sold, transferred or assigned without our consent.

Adjustments in Certain Events. In the event of a capital reorganization or reclassification of our Common Stock, the Warrants will be adjusted so that thereafter each Warrant holder will be entitled to receive upon exercise the same number and kind of securities that such holder would have received if the Warrant had been exercised before the capital reorganization or reclassification of our Common Stock.

If we merge or consolidate with another corporation, or if we sell our assets as an entirety or substantially as an entirety to another corporation, we will make provisions so that Warrant holders will be entitled to receive upon exercise of a Warrant the kind and number of securities, cash or other property that would have been received as a result of the transaction by a person who was our stockholder immediately before the transaction and who owned the same number of shares of Common Stock for which the Warrant was exercisable immediately before the transaction. No adjustment to the Warrants will be made, however, if a merger or consolidation does not result in any reclassification or change in our outstanding Common Stock.

Rights as a Stockholder. Except as otherwise provided in the Warrants or by virtue of such holder’s ownership of shares of our Common Stock, the holder of a Warrant does not have the rights or privileges of a holder of our Common Stock until the holder exercises the Warrant.

Beneficial Ownership Limitation. Notwithstanding anything herein to the contrary, the Company shall not effect any exercise of any Warrant, and a holder shall not have the right exercise any investor Warrants, to the extent that, after giving effect to an attempted exercise set forth on an applicable exercise notice, such attempted exercise would result in the holder (together with such holder’s affiliates, and any other person whose beneficial ownership of Common Stock would be aggregated with the holder’s for purposes of Section 13(d) or Section 16 of the Exchange Act and the applicable regulations of the Commission), including any Attribution Parties beneficially owning a number of shares of Common Stock in excess of the Beneficial Ownership Limitation (as defined in the Warrant).

Qualification of Shares of Common Stock issuable upon exercise of the Warrants. In this Offering we are qualifying with the Commission up to 15,000,000 shares of Common Stock underlying the Warrants.

Lead Selling Agents’ Warrants

Upon the closing of this Offering, there will be up to 150,000 shares of Series A Preferred Stock issuable upon exercise of the Agent Warrants, which shares of Preferred Stock may convert into up to 300,000 shares of Common Stock, and 450,000 shares of Common Stock issuable upon exercise of the Agent Unit Warrants contained within the Agent Warrants. We are qualifying with the Commission these shares in this Offering. See “Plan of Distribution—Lead Selling Agents’ Warrants” for a description of the Agent Warrants.

Registration Rights

The holder of shares of our common stock that were acquired pursuant to those certain Securities Purchase Agreements, or SPAs, with the Company dated November 6, 2016 and June 28, 2017, is entitled to rights with respect to the registration of those shares, or Registrable Securities, under the Securities Act. These registration rights terminate when the stockholder can sell its shares publicly under Rule 144 of the Securities Act without a volume limitation.

Demand Registration Rights

Under the SPAs, we are required, as soon as reasonably practicable following the request of a stockholder with registration rights, to prepare and file with the Securities and Exchange Commission a registration statement under the Securities Act covering the resale of such portion of the Registrable Securities requested by the stockholder. The Company shall not be obligated to file and have declared effective more than two registration statements per year, each including not less than 100,000 shares of Common Stock (as adjusted by any stock split, dividend or other distribution, recapitalization or similar event).

Anti-Takeover Effects of Certain Provisions of Delaware Law and Our Charter Documents

The following is a summary of certain provisions of Delaware law, our certificate of incorporation and our bylaws. This summary does not purport to be complete and is qualified in its entirety by reference to the corporate law of Delaware and our certificate of incorporation and bylaws.

Effect of Delaware Anti-Takeover Statute.

We are subject to Section 203 of the Delaware General Corporation Law, an anti-takeover law. In general, Section 203 prohibits a Delaware corporation from engaging in any business combination (defined below) with any interested stockholder (defined below) for a period of three years following the date that the stockholder became an interested stockholder, unless:

•	prior to that date, the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

•	upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares of voting stock outstanding (but not the voting stock owned by the interested stockholder) those shares owned by persons who are directors and officers and by excluding employee stock plans in which employee participants do not have the right to determine whether shares held subject to the plan will be tendered in a tender or exchange offer; or

•	on or subsequent to that date, the business combination is approved by the board of directors of the corporation and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.

Section 203 defines “business combination” to include:

•	any merger or consolidation involving the corporation and the interested stockholder;

•	any sale, transfer, pledge or other disposition of 10% or more of the assets of the corporation involving the interested stockholder;

•	subject to certain exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;

•	subject to limited exceptions, any transaction involving the corporation that has the effect of increasing the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested stockholder; or

•	the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

In general, Section 203 defines an “interested stockholder” as any entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation, or who beneficially owns 15% or more of the outstanding voting stock of the corporation at any time within a three-year period immediately prior to the date of determining whether such person is an interested stockholder, and any entity or person affiliated with or controlling or controlled by any of these entities or persons.

Our Charter Documents.

Our certificate of incorporation and bylaws include provisions that may have the effect of discouraging, delaying or preventing a change in control or an unsolicited acquisition proposal that a stockholder might consider favorable, including a proposal that might result in the payment of a premium over the market price for the shares held by our stockholders. Certain of these provisions are summarized in the following paragraphs.

•	Effects of Authorized but Unissued Common Stock. One of the effects of the existence of authorized but unissued common stock may be to enable our board of directors to make more difficult or to discourage an attempt to obtain control of our Company by means of a merger, tender offer, proxy contest or otherwise, and thereby to protect the continuity of management. If, in the due exercise of its fiduciary obligations, the board of directors were to determine that a takeover proposal was not in our best interest, such shares could be issued by the board of directors without stockholder approval in one or more transactions that might prevent or render more difficult or costly the completion of the takeover transaction by diluting the voting or other rights of the proposed acquirer or insurgent stockholder group, by putting a substantial voting block in institutional or other hands that might undertake to support the position of the incumbent board of directors, by effecting an acquisition that might complicate or preclude the takeover, or otherwise.

•	Action by Written Consent. Our certificate of incorporation provides that our stockholders may not act by written consent.

•	Advanced Notice. Our bylaws provide that stockholders who wish to bring nominations or other business before an annual meeting of the stockholders or a special meeting of the stockholders must provide us with notice of such proposed nomination or business within specified time frames and must provide us with information regarding the potential nominee or proposal.

•	Blank Check Preferred Stock. As noted above, our certificate of incorporation allows our Board to fix the designation, powers, preferences and rights of the shares of each series of preferred stock and any of their qualifications, limitations or restrictions, in each case without further vote or action by our stockholders.

•	Bylaw Amendment. Our certificate of incorporation provides our Board the ability to amend our bylaws without further vote or action by our stockholders.

•	Cumulative Voting. Our certificate of incorporation does not provide for cumulative voting in the election of directors, which would allow holders of less than a majority of the stock to elect some directors.

•	Exclusive Venue. Our certificate of incorporation provides that unless the Company consents in writing to the selection of an alternative forum, the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Company, (ii) any action asserting a claim of breach of a fiduciary duty owed to the Company or the Company’s stockholders by any director, officer or other employee of the Company, (iii) any action asserting a claim arising pursuant to any provision of the Delaware General Corporation Law, or (iv) any action asserting a claim governed by the internal affairs doctrine shall be the Delaware Court of Chancery, or if the Delaware Court of Chancery determines that it does not have subject matter jurisdiction, the U.S. District Court for the District of Delaware or any court of the State of Delaware having subject matter jurisdiction regarding the matter.

•	Special Meeting of Stockholders. Our certificate of incorporation provides that a special meeting of stockholders may only be called by the President, the Chief Executive Officer, or the board of directors at any time and for any purpose or purposes as shall be stated in the notice of the meeting.

•	Vacancies. Our certificate of incorporation provides that all vacancies may be filled by the affirmative vote of a majority of directors then in office, even if less than a quorum.

LEGAL MATTERS

Certain legal matters in connection with this Offering will be passed upon for us by CrowdCheck Law LLP of Washington, D.C.

EXPERTS

The consolidated financial statements of Energous Corporation as of December 31, 2022 and 2023, are included herein in reliance upon the report of Marcum LLP, independent registered public accounting firm, and upon the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

For further information about us and the securities offered hereby, reference is made to the offering circular, the exhibits filed therewith and the documents incorporated by reference therein. Statements contained in this offering circular regarding the contents of any contract or any other document that is filed as an exhibit to the offering circular are not necessarily complete, and in each instance we refer you to the copy of such contract or other document filed as an exhibit to the offering circular. The Commission maintains a website that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. The address of the website is www.sec.gov.

We are subject to the information and reporting requirements of the Exchange Act, and, in accordance with this law, file periodic reports and other information with the Commission. These periodic reports and other information are available for inspection on the website of the Commission referred to above. We also maintain a website at www.energous.com. You may access these materials free of charge as soon as reasonably practicable after they are electronically filed with, or furnished to, the Commission. Information contained on our website is not a part of this offering circular and the inclusion of our website address in this offering circular is an inactive textual reference only. You may also inspect these documents at our corporate headquarters at 3590 North First Street, Suite 210, San Jose, California 95134, during normal business hours.

Energous Corporation

PART I - FINANCIAL INFORMATION

Item 1. Financial Statements

Energous Corporation

CONDENSED BALANCE SHEETS

(in thousands, except share and per share amounts)

	As of
	June 30, 2024	December 31, 2023
	(unaudited)	(1)
ASSETS
Current assets:
Cash and cash equivalents	$4,855	$13,876
Restricted cash	—	60
Accounts receivable, net	64	102
Inventory	556	430
Prepaid expenses and other current assets	452	539
Total current assets	5,927	15,007

Property and equipment, net	389	429
Operating lease right-of-use assets	866	1,240
Total assets	$7,182	$16,676
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$1,796	$1,879
Accrued expenses	991	1,254
Accrued severance expense	122	134
Warrant liability	366	620
Operating lease liabilities, current portion	703	707
Deferred revenue	10	27
Total current liabilities	3,988	4,621

Operating lease liabilities, long-term portion	186	557
Total liabilities	4,174	5,178

Commitments and contingencies (Note 6)
Stockholders’ equity:
Preferred Stock, $0.00001 par value, 10,000,000 shares authorized as of June 30, 2024 and December 31, 2023; no shares issued or outstanding as of June 30, 2024 and December 31, 2023.	—	—
Common Stock, $0.00001 par value, 200,000,000 shares authorized as of June 30, 2024 and December 31, 2023; 6,554,296 and 5,471,121 shares issued and outstanding as of June 30, 2024 and December 31, 2023, respectively.	1	1
Additional paid-in capital	395,906	393,539
Accumulated deficit	(392,899)	(382,042)
Total stockholders’ equity	3,008	11,498
Total liabilities and stockholders’ equity	$7,182	$16,676

(1)	The condensed balance sheet as of December 31, 2023 was derived from the audited balance sheet as of that date.

Note: Share and per share amounts have been retroactively adjusted to reflect the impact of a 1-for-20 reverse stock split effected in August 2023, as discussed in Note 1.

The accompanying notes are an integral part of these condensed financial statements.

Energous Corporation

CONDENSED STATEMENTS OF OPERATIONS

(Unaudited)

(in thousands, except share and per share amounts)

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2024	2023	2024	2023
Revenue	$46	$117	$110	$214
Costs and expenses:
Cost of revenue	122	83	231	222
Research and development	2,439	2,880	4,788	5,959
Sales and marketing	819	1,088	1,692	2,300
General and administrative	1,586	2,104	3,421	4,065
Severance expense	(269)	90	1,294	90
Total costs and expenses	4,697	6,245	11,426	12,636
Loss from operations	(4,651)	(6,128)	(11,316)	(12,422)
Other income (expense), net:
Offering costs related to warrant liability	—	—	—	(592)
Change in fair value of warrant liability	336	1,897	254	1,897
Interest income	57	236	205	469
Total other income (expense), net	393	2,133	459	1,774
Net loss	$(4,258)	$(3,995)	$(10,857)	$(10,648)
Basic and diluted loss per common share	$(0.65)	$(0.88)	$(1.74)	$(2.47)
Weighted average shares outstanding, basic and diluted	6,539,202	4,562,079	6,250,194	4,316,259

Note: Share and per share amounts have been retroactively adjusted to reflect the impact of a 1-for-20 reverse stock split effected in August 2023, as dicussed in Note 1.

The accompanying notes are an integral part of these condensed financial statements.

Energous Corporation

CONDENSED STATEMENT OF CHANGES IN STOCKHOLDERS’ EQUITY

(Unaudited)

(in thousands, except for share amounts)

			Additional		Total
	Common Stock		Paid-in	Accumulated	Stockholders’
	Shares	Amount	Capital	Deficit	Equity
Balance as of January 1, 2024	5,471,121	$1	$393,539	$(382,042)	$11,498
Stock-based compensation - options	—	—	72	—	72
Stock-based compensation - restricted stock units (“RSUs”)	—	—	313	—	313
Stock-based compensation - employee stock purchase plan (“ESPP”)	—	—	19	—	19
Issuance of shares for RSUs	16,775	—	—	—	—
Proceeds from contributions to the ESPP	—	—	36	—	36
Issuance of shares in an at-the-market (“ATM”) placement, net of $2 in issuance costs	27,870	—	47	—	47
Issuance of shares in a sale of common stock, pre-funded warrants and warrants, net of $230 in issuance costs	570,000	—	1,770	—	1,770
Net loss	—	—	—	(6,599)	(6,599)
Balance as of March 31, 2024	6,085,766	1	395,796	(388,641)	7,156
Stock-based compensation - RSUs	—	—	159	—	159
Stock-based compensation - ESPP	—	—	(16)	—	(16)
Issuance of shares for RSUs	14,371	—	—	—	—
Proceeds (refunds) from contributions to the ESPP	3,750	—	(33)	—	(33)
Pre-funded warrants exercised	450,409	—	—	—	—
Net loss	—	—	—	(4,258)	(4,258)
Balance at June 30, 2024 (unaudited)	6,554,296	$1	$395,906	$(392,899)	$3,008

			Additional		Total
	Common Stock		Paid-in	Accumulated	Stockholders’
	Shares	Amount	Capital	Deficit	Equity
Balance as of January 1, 2023	3,947,267	$1	$387,320	$(362,675)	$24,646
Stock-based compensation - options	—	—	21	—	21
Stock-based compensation - RSUs	—	—	476	—	476
Stock-based compensation - ESPP	—	—	25	—	25
Issuance of shares for RSUs	9,347	—	—	—	—
Proceeds from contributions to the ESPP	—	—	65	—	65
Issuance of shares in an ATM placement, net of $69 in issuance costs	182,511	—	2,675	—	2,675
Issuance of shares in a sale of common stock, net of $3,166 in issuance costs and fair value of liability warrant	412,500	—	134	—	134
Net loss	—	—	—	(6,653)	(6,653)
Balance as of March 31, 2023	4,551,625	1	390,716	(369,328)	21,389
Stock-based compensation - options	—	—	21	—	21
Stock-based compensation - RSUs	—	—	456	—	456
Stock-based compensation - PSUs	—	—	11	—	11
Stock-based compensation - ESPP	—	—	16	—	16
Issuance of shares for RSUs	34,075	—	—	—	—
Proceeds from contributions to the ESPP	16,341	—	1	—	1
Net loss	—	—	—	(3,995)	(3,995)
Balance at June 30, 2023 (unaudited)	4,602,041	$1	$391,221	$(373,323)	$17,899

Note: Share and per share amounts have been retroactively adjusted to reflect the impact of a 1-for-20 reverse stock split effected in August 2023, as discussed in Note 1.

The accompanying notes are an integral part of these condensed financial statements.

Energous Corporation

CONDENSED STATEMENTS OF CASH FLOWS

(Unaudited)

(in thousands)

	For the Six Months Ended
	June 30,
	2024	2023
Cash flows from operating activities:
Net loss	$(10,857)	$(10,648)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	98	90
Stock-based compensation	547	1,026
Inventory net realizable value adjustment	—	142
Allowance for credit losses	—	(13)
Change in fair value of warrant liability	(254)	(1,897)
Offering costs allocated to warrant liability	—	592
Changes in operating assets and liabilities:
Accounts receivable, net	38	(12)
Inventory	(126)	(213)
Prepaid expenses and other current assets	87	(424)
Operating lease right-of-use assets	323	364
Accounts payable	(83)	152
Accrued expenses	(263)	(327)
Accrued severance expense	(12)	(201)
Operating lease liabilities	(324)	(354)
Deferred revenue	(17)	28
Net cash used in operating activities	(10,843)	(11,695)
Cash flows from investing activities:
Purchases of property and equipment	(58)	(51)
Net cash used in investing activities	(58)	(51)
Cash flows from financing activities:
Net proceeds from an ATM offering	47	2,675
Net proceeds from a sale of common stock and warrant issuance	1,770	2,677
Proceeds from contributions to the ESPP, net	3	67
Net cash provided by financing activities	1,820	5,419
Net decrease in cash, cash equivalents and restricted cash	(9,081)	(6,327)
Cash, cash equivalents and restricted cash - beginning	13,936	26,287
Cash and cash equivalents - ending	$4,855	$19,960
Supplemental disclosure of non-cash investing and financing activities:
Decrease in operating lease right-of-use assets and operating lease liabilities from incremental borrowing rate change	$51	$—

The accompanying notes are an integral part of these condensed financial statements.

Note 1 - Business Organization, Nature of Operations

Description of Business

Energous Corporation d/b/a Energous Wireless Power Solutions (the “Company”) has developed scalable, over-the-air wireless power networks (“WPN”) technology, consisting of semiconductor chipsets, software controls, hardware designs and antennas, that enable radio frequency (“RF”) based charging for Internet of Things (“IoT”) devices. The WPN technology has a broad spectrum of capabilities to enable the next generation of wireless power networks, delivering power and data in a seamless device portfolio, enabling unprecedented levels of visibility, control, and intelligent business automation. This includes near field and at-a-distance wireless charging with multiple power levels at various distances. The Company’s wireless power transmitter and receiver technologies deliver continuous access to wireless power, helping drive a new generation of battery-free devices for asset and inventory tracking and management – from retail sensors, electronic shelf labels, and asset trackers, to air quality monitors, motion detectors, and more.

The Company believes its technology is innovative in its approach, in that the Company is developing solutions that charge IoT devices using RF technology. To date, the Company has developed and released to production multiple transmitters and receivers, including prototypes and partner production designs. The transmitters vary based on form factor and power specifications and frequencies, while the receivers are designed to support a myriad of wireless charging applications including:

Device Type	Application
RF Tags	Cold Chain, Asset Tracking, Medical IoT
IoT Sensors	Cold Chain, Logistics, Asset Tracking
Electronic Shelf Labels	Retail and Industrial IoT

The first WPN end product featuring the Company’s technology entered the market in 2019. The Company started shipping its first at-a-distance wireless PowerBridges for commercial IoT applications and proofs of concept in the fourth quarter of 2021 and expects additional wireless power enabled products to be released as the Company’s business moves forward.

Reverse Stock Split

On June 14, 2023, at the Company’s 2023 annual meeting of stockholders, the Company’s stockholders approved a proposal to effect a reverse stock split of the Company’s common stock by a ratio not to exceed 1-for-20.

On August 15, 2023, the Company announced that its Board of Directors had determined to set the reverse stock split ratio at 1-for-20 and that the Company’s common stock would begin trading at the split-adjusted price beginning August 16, 2023. Upon effectiveness of the reverse stock split, every twenty shares of issued and outstanding common stock held were converted into one share of common stock. No fractional shares were distributed as a result of the reverse stock split and stockholders were entitled to a cash payment in lieu of fractional shares. Additionally, the par value of the Company’s common stock did not change.

All information presented herein, unless otherwise indicated herein, reflects the 1-for-20 reverse stock split of the Company’s outstanding shares of common stock, and unless otherwise indicated, all such amounts and corresponding conversion price or exercise price data set forth herein have been adjusted to give effect to such reverse stock split.

Note 2 – Liquidity and Management Plans

During the three and six months ended June 30, 2024, the Company recorded revenue of $46,000 and $110,000, respectively. During the three and six months ended June 30, 2023, the Company recorded revenue of $0.1 million and $0.2 million, respectively. During the three and six months ended June 30, 2024, the Company recorded net losses of $4.3 million and $10.9 million, respectively. During the three and six months ended June 30, 2023, the Company recorded net losses of $4.0 million and $10.6 million, respectively. Net cash used in operating activities was $10.8 million and $11.7 million for the six months ended June 30, 2024 and 2023, respectively. However, the Company is currently meeting its liquidity requirements through the proceeds of securities offerings, including the ATM Program (as defined in Note 7 below), which securities offerings generated aggregate net proceeds of $6.9 million during 2023 and $1.8 million during the six months ended June 30, 2024.

As of June 30, 2024, the Company had cash and cash equivalents of $4.9 million. The Company expects that cash and cash equivalents as of June 30, 2024, together with additional anticipated proceeds from the ATM Program and other financing transactions during 2024, continued cost and expense reductions and collections generated by anticipated revenues, will be sufficient to fund the Company’s operations through August 2025.

As the Company gains traction in the market with its new technology and continues to invest capital in transitioning and scaling the business from research and development of new technologies to commercial production, there can be no assurance that its available resources and revenue generated from its business operations will be sufficient to sustain its operations. Accordingly, the Company expects to pursue additional financing, which could include offerings of equity or debt securities, bank financings, commercial agreements with customers or strategic partners, and other alternatives, depending upon market conditions. There is no assurance that such financing will be available on terms that the Company would find acceptable, or at all. If the Company is unsuccessful in implementing this plan, the Company will be required to make further cost and expense reductions or modifications to its on-going and strategic plans.

The market for products using the Company’s technology is broad and evolving, but remains nascent and unproven, so the Company’s success is dependent upon many factors, including customer acceptance of its existing products, technical feasibility of future products, regulatory approvals, the development of complementary technologies, competition and global market fluctuations.

Note 3 – Summary of Significant Accounting Policies

Basis of Presentation

The accompanying unaudited condensed financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“US GAAP”), and pursuant to the accounting and disclosure rules and regulations of the U.S. Securities and Exchange Commission (the “SEC”). Certain information and note disclosures have been condensed or omitted pursuant to such rules and regulations. The unaudited condensed financial statements have been prepared on the same basis as the annual financial statements and, in the opinion of management, reflect all adjustments, which include only normal recurring adjustments, necessary for a fair presentation of the period presented. The results of operations for the three and six months ended June 30, 2024 are not necessarily indicative of the results to be expected for the year ending December 31, 2024 or for other future periods.

These interim unaudited condensed financial statements should be read in conjunction with the audited financial statements and notes thereto for the fiscal year ended December 31, 2023 included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2023, filed with the SEC on March 28, 2024. The accounting policies used in preparing these interim unaudited condensed financial statements are consistent with those described in the Company’s December 31, 2023 audited financial statements.

Reclassifications

Certain reclassifications have been made to the fiscal year 2023 condensed balance sheet to conform to the fiscal year 2024 presentation. The reclassifications had no impact on total assets, total liabilities, or stockholders’ equity.

Note 3 – Summary of Significant Accounting Policies, continued

Use of Estimates

The preparation of financial statements in conformity with US GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent liabilities at the date of the financial statements as well as the reported expenses during the reporting periods.

The Company’s significant estimates and assumptions include the valuation of stock-based compensation instruments, recognition of revenue, inventory valuation, fair value of warrant liabilities and the valuation allowance on deferred tax assets. Some of these judgments can be subjective and complex, and, consequently, actual results may differ from these estimates. Although the Company believes that its estimates and assumptions are reasonable, they are based upon information available at the time the estimates and assumptions were made. Actual results could differ from those estimates.

Cash, Cash Equivalents and Restricted Cash

The Company considers all short-term, highly liquid investments with an original maturity at the date of purchase of three months or less to be cash equivalents. The Company maintains cash balances that may be uninsured or in deposit accounts that exceed Federal Deposit Insurance Corporation limits. The Company maintains its cash deposits with major financial institutions. The Company reports restricted cash on its balance sheet to disclose the amount reserved for a specific purpose aside from ordinary business operations. The Company had restricted cash as collateral for the Company’s corporate credit card program which was discontinued during the second quarter of 2024. As of June 30, 2024 and December 31, 2023, the carrying value of restricted cash was $0 and $0.1 million, respectively.

Warrants

The Company accounts for warrants as either equity-classified or liability-classified instruments based on an assessment of the warrant’s specific terms and applicable authoritative guidance in Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 480, “Distinguishing Liabilities from Equity” (“ASC 480”), and ASC 815, “Derivatives and Hedging” (“ASC 815”). The assessment considers whether the warrants are freestanding financial instruments pursuant to ASC 480, meet the definition of a liability pursuant to ASC 480, and whether the warrants meet all of the requirements for equity classification under ASC 815, including whether the warrants are indexed to the Company’s common stock, among other conditions for equity classification. This assessment, which requires the use of professional judgment, is conducted at the time of warrant issuance and as of each subsequent quarterly period end date while the warrants are outstanding.

For issued or modified warrants that meet all of the criteria for equity classification, the warrants are required to be recorded as a component of additional paid-in capital at the time of issuance. For issued or modified warrants that do not meet all the criteria for equity classification, the warrants are required to be recorded as a liability at their initial fair value on the date of issuance, and each balance sheet date thereafter. Changes in the estimated fair value of the warrants are recognized as a non-cash gain or loss on the statements of operations. The fair value of the warrants is estimated using an appropriate valuation model. Such warrant classification is also subject to re-evaluation at each reporting period.

Offering costs associated with warrants classified as liabilities are expensed as incurred and are presented as offering cost related to warrant liability in the statement of operations. Offering costs associated with the sale of warrants classified as equity are charged against the proceeds received.

Note 3 – Summary of Significant Accounting Policies, continued

Fair Value

The Company follows ASC 820, “Fair Value Measurements” (“ASC 820”), which establishes a common definition of fair value to be applied when US GAAP requires the use of fair value, establishes a framework for measuring fair value, and requires certain disclosure about such fair value measurements.

ASC 820 establishes a hierarchy for inputs used in measuring fair value that maximizes the use of observable inputs and minimizes the use of unobservable inputs by requiring that observable inputs be used when available. Observable inputs are inputs that market participants would use in pricing the asset or liability based on market data obtained from sources independent of the Company. Unobservable inputs are inputs that reflect the Company’s assumptions about what market participants would use in pricing the asset or liability based on the best information available in the circumstances. The hierarchy is broken down into three levels based on the reliability of inputs as follows:

•	Level 1: Observable inputs such as quoted prices in active markets for identical assets or liabilities to which the Company has access at a measurement date.

•	Level 2: Observable inputs other than Level 1 quoted prices that are observable for the asset or liability, either directly or indirectly; these include quoted prices for similar assets or liabilities in an active market, quoted prices for identical assets and liabilities in markets that are not active, or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities.

•	Level 3: Unobservable inputs for which little or no market data exists and for which the Company must develop its own assumptions regarding the assumptions that market participants would use in pricing the asset or liability, including assumptions regarding risk.

Because of the uncertainties inherent in the valuation of assets or liabilities for which there are no observable inputs, those estimated fair values may differ significantly from the values that may have been used had a ready market for the assets or liabilities existed.

The carrying amounts of the Company’s financial assets and liabilities, such as cash, cash equivalents, prepaid expenses and other current assets, and accounts payable and accrued expenses, are an approximate of their fair values because of the short maturity of these instruments. The Company’s warrant liability recognized at fair value on a recurring basis is a level 3 measurement (see Note 10 – Fair Value Measurement).

Revenue Recognition

The Company follows ASC 606, “Revenue from Contracts with Customers” (“Topic 606”).

In accordance with Topic 606, the Company recognizes revenue using the following five-step approach:

1.	Identify the contract with a customer.

2.	Identify the performance obligations in the contract.

3.	Determine the transaction price of the contract.

4.	Allocate the transaction price to the performance obligations in the contract.

5.	Recognize revenue when or as the performance obligations are satisfied.

Note 3 – Summary of Significant Accounting Policies, continued

The Company’s revenue consists of its single segment of wireless charging system solutions. The wireless charging system revenue consists of revenue from product development projects and production-level systems. During the three and six months ended June 30, 2024, the Company recognized $46,000 and $110,000, respectively. During the three and six months ended June 30, 2023, the Company recognized $0.1 million and $0.2 million, respectively, in revenue.

The Company records revenue associated with product development projects that it enters into with certain customers. In general, these product development projects are complex, and the Company does not have certainty about its ability to achieve the project milestones. The achievement of a milestone is dependent on the Company’s performance obligation and requires acceptance by the customer. The Company recognizes this revenue at the point in time at which the performance obligation is met. The payment associated with achieving the performance obligation is generally commensurate with the Company’s effort or the value of the deliverable and is nonrefundable. Any deferred revenue is recognized upon achievement of the performance obligation or expiration of a support agreement.

Inventory

The Company follows ASC 330, “Inventory” (“Topic 330”) to account for its inventory, which includes finished goods ready for sale, work in process and raw materials, at the lower of cost or net realizable value. Net realizable value is calculated at the end of each reporting period and adjustment, if needed, is made. At the point of loss recognition, a new lower cost basis for that inventory is established and subsequent changes in facts and circumstances do not result in the restoration or increase in the new cost basis.

Research and Development

Research and development expenses are charged to operations as incurred. For internally developed patents, all patent costs are expensed as incurred as research and development expense. Patent application costs, which are generally legal costs, are expensed as research and development costs until such time as the future economic benefits of such patents become more certain. The Company incurred research and development costs of $2.4 million and $4.8 million for the three and six months ended June 30, 2024, respectively. The Company incurred research and development costs of $2.9 million and $6.0 million for the three and six months ended June 30, 2023, respectively.

Stock-Based Compensation

The Company accounts for equity instruments issued to employees, board members and contractors in accordance with accounting guidance that requires awards to be recorded at their fair value on the date of grant and amortized over the vesting period of the award. The Company amortizes compensation costs on a straight-line basis over the requisite service period of the award, which is typically the vesting term of the equity instrument issued.

Under the ESPP, employees may purchase a limited number of shares of the Company’s common stock at a 15% discount from the lower of the closing market prices measured on the first and last days of each half-year period. The Company recognizes stock-based compensation expense for the fair value of the purchase options, as measured on the grant date.

Income Taxes

Tax benefits are recognized only for tax positions that are more likely than not to be sustained upon examination by tax authorities. The amount recognized is measured as the largest amount of benefit that is greater than 50 percent likely to be realized upon settlement. A liability for “unrecognized tax benefits” is recorded for any tax benefits claimed in the Company’s tax returns that do not meet these recognition and measurement standards. As of June 30, 2024, no liability for unrecognized tax benefits was required to be reported. The guidance from ASC 740, “Income Taxes” also discusses the classification of related interest and penalties on income taxes. The Company’s policy is to record interest and penalties on uncertain tax positions as a component of income tax expense. No interest or penalties were recorded during the three or six months ended June 30, 2024 and 2023. The Company files income tax returns with the United States, California, Texas and Arizona governments.

Note 3 – Summary of Significant Accounting Policies, continued

Net Loss Per Common Share

Basic net loss per share is computed by dividing net loss available to common stockholders by the weighted average number of shares of common stock outstanding during the period. Diluted earnings per share is computed using the weighted average number of common shares and, if dilutive, potential common shares outstanding during the period. Potential common shares consist of the incremental common shares issuable upon the exercise of stock options and warrants (using the treasury stock method), the vesting of restricted stock units (“RSUs”) and performance stock units (“PSUs”) and the enrollment of employees in the ESPP. The computation of diluted loss per share excludes potentially dilutive securities of 2,010,538 and 613,018, as outlined in the table below, for the three and six months ended June 30, 2024 and 2023, respectively, because their inclusion would be anti-dilutive.

	For the three	For the three
	and six months ended	and six months ended
	June 30,	June 30,
	2024	2023
Warrants issued to investors	1,432,909	495,833
Options to purchase common stock	—	15,000
RSUs	577,629	99,685
PSUs	—	2,500
Total potentially dilutive securities	2,010,538	613,018

For the three and six months ended June 30, 2024, the table above includes 1,020,409 warrants expiring on February 20, 2029, which have an exercise price of $1.84 per share and 412,500 warrants expiring on March 28, 2029, which have an exercise price of $1.66 per share. For the three and six months ended June 30, 2023, the table above includes 83,333 warrants that expired on March 1, 2024, which had an exercise price of $200 per share, and 412,500 warrants expiring on March 28, 2029, which have an exercise price of $1.66 per share.

Leases

The Company determines if an arrangement is a lease at the inception of the arrangement. The Company applies the short-term lease recognition exemption and recognizes lease payments in profit or loss at lease commencement for facility or equipment leases that have a lease term of 12 months or less and do not include a purchase option whose exercise is reasonably certain. Operating leases are included in operating lease right-of-use (“ROU”) assets and operating lease liabilities.

ROU assets represent the right to use an underlying asset for the lease term, and lease liabilities represent the obligation to make lease payments arising from the lease. Operating lease ROU assets and liabilities are measured and recorded at the later of the adoption date, January 1, 2019, or the service commencement date based on the present value of lease payments over the lease term. The Company uses the implicit interest rate when readily determinable; however, most leases do not establish an implicit rate, so the Company uses an estimate of the incremental borrowing rate based on the information available at the time of measurement. Lease expense for lease payments is recognized on a straight-line basis over the lease term. See Note 6 – Commitments and Contingencies, Operating Leases for further discussion of the Company’s operating leases.

Segments

The Company has one operating segment and one reportable segment as its chief operating decision maker, who is its Interim Principal Executive Officer and Chief Financial Officer, reviews financial information on a regular basis for purposes of allocating resources and evaluating financial performance. All long-lived assets are located in the United States and substantially all revenue is attributed to customers based in the United States.

Note 3 – Summary of Significant Accounting Policies, continued

Recently Issued Pronouncements

In November 2023, the FASB issued Accounting Standards Update (“ASU”) No. 2023-07, “Segment Reporting” (“Topic 280”), Improvements to Reportable Segment Reporting. This standard is intended to improve reportable segment disclosure requirements, primarily through enhanced disclosures about significant segment expenses This standard is effective for the Company’s annual fiscal period beginning January 1, 2024 and for the Company’s interim periods beginning January 1, 2025. Adoption of this standard will not likely have a material impact on the Company’s financial statements.

In December 2023, the FASB issued ASU No. 2023-09, “Income Taxes” (“Topic 740”), Improvements to Income Tax Disclosures. This standard is intended to enhance the transparency and usefulness of income tax disclosures to better assess how an entity’s operations and related tax risks and tax planning and operational opportunities affect its tax rate and prospects for future cash flows. This standard is effective for the Company’s annual fiscal period beginning January 1, 2025. Adoption of this standard will not likely have a material impact on the Company’s financial statements.

Management has reviewed other recently issued accounting pronouncements issued or proposed by the FASB and does not believe any of these accounting pronouncements has had or will have a material impact on the condensed consolidated financial statements.

Note 4 – Inventory

Below is a summary of the Company’s inventory as of June 30, 2024 and December 31, 2023 (in thousands):

	Balance as of
	June 30, 2024	December 31, 2023
Raw materials	$301	$101
Work-in-process	—	52
Finished goods	255	277
Total	$556	$430

Note 5 – Accrued Expenses

Accrued expenses consist of the following (in thousands):

	Balance as of
	June 30, 2024	December 31, 2023
Accrued compensation	$595	$993
Accrued legal expenses	206	147
Other accrued expenses	190	114
Total	$991	$1,254

Note 6 – Commitments and Contingencies

Operating Leases

San Jose Lease

On May 20, 2022, the Company signed a lease amendment to the existing lease for its office space at its corporate headquarters in San Jose, California, extending the term of the lease for an additional three years. Upon signing the lease amendment, the Company recorded a new ROU lease asset of $2.1 million and operating lease liability of $2.1 million, using a present value discount rate of 3.0%, which was used as an incremental borrowing rate for a hypothetical fully collateralized real estate transaction. As of January 1, 2024, the discount rate was adjusted to 8% in order to reflect a realistic incremental borrowing rate at lease commencement. The adjustment created a one-time reduction to the ROU lease asset and operating lease liability of approximately $51,000. Upon expiration of the original lease on September 30, 2022, the new monthly lease payment starting October 1, 2022 is approximately $59,000, subject to annual escalations up to a maximum monthly lease payment of approximately $62,000. The Company recorded lease expense of $0.2 million and $0.4 million for the three and six months ended June 30, 2024, respectively. The Company recorded lease expense of $0.2 million and $0.4 million for the three and six months ended June 30, 2023, respectively.

Note 6 – Commitments and Contingencies, continued

Operating Lease Commitments

The Company follows ASC 842, “Leases” (“Topic 842”) and recognizes the required ROU assets and operating lease liabilities on its balance sheet. The Company anticipates having future total lease payments of $0.9 million during the period from the third quarter of 2024 to the third quarter of 2025. As of June 30, 2024, the Company has total operating lease ROU assets of $0.9 million, current portion of operating lease liabilities of $0.7 million and long-term portion of operating lease liabilities of $0.2 million. The weighted average remaining lease term is 1.3 years as of June 30, 2024.

A reconciliation of undiscounted cash flows to lease liabilities recognized as of June 30, 2024 is as follows (in thousands):

For the year ending December 31,	Amount
2024 (Remaining)	$370
2025	562
Total future lease payments	932
Present value discount (8.0% weighted average)	(43)
Total operating lease liabilities	$889

Hosted Design Software Agreement

In June 2024, the Company renewed an electronic design automation software in a hosted environment license agreement through the end of 2025 under which the Company is required to remit quarterly payments of approximately $52,000 through the fourth quarter of 2025.

Litigations, Claims, and Assessments

The Company is from time to time involved in various disputes, claims, liens and litigation matters arising in the normal course of business. While the outcome of these disputes, claims, liens and litigation matters cannot be predicted with certainty, after consulting with legal counsel, management does not believe that the outcome of these matters will have a material adverse effect on the Company’s combined financial position, results of operations or cash flows.

MBO Bonus Plan

On March 15, 2018, the Company’s Board of Directors (“Board”), on the recommendation of the Board’s Compensation Committee (“Compensation Committee”), approved the Energous Corporation MBO Bonus Plan (“Bonus Plan”) for executive officers of the Company. To be eligible to receive a bonus under the Bonus Plan, an executive officer must be continuously employed throughout the applicable performance period, and in good standing, and achieve the performance objectives selected by the Compensation Committee.

Under the Bonus Plan, the Compensation Committee was responsible for selecting the amounts of potential bonuses for executive officers, the performance metrics used to determine whether any such bonuses would be paid and determining whether those performance metrics had been achieved.

The Company did not record any expense under the Bonus Plan during the three or six months ended June 30, 2024. During the three and six months ended June 30, 2023, the Company recorded $0.2 million and $0.3 million, respectively, in expense under the Bonus Plan. As of December 31, 2023, the Company had $0.5 million in bonuses earned during 2023 that had not yet been paid and was included in accrued expenses. As of June 30, 2024, the Company had paid all amounts accrued under the Bonus Plan.

On May 30, 2024, the Board, on the recommendation of the Compensation Committee, approved the 2024 Corporate Bonus Plan (“2024 Bonus Plan”), whereby employees’ bonuses will be based upon achievement of performance objectives set by the Compensation Committee and paid annually. Employees must be continuously employed throughout the applicable performance period and achieve the performance objectives.

Note 6 – Commitments and Contingencies, continued

Under the 2024 Bonus Plan, the Compensation Committee is responsible for selecting the amounts of potential bonuses for executive officers and vice presidents, the performance metrics used to determine whether any such bonuses will be paid and determining whether those performance metrics have been achieved. As of June 30, 2024, the Company did not record any expense under the 2024 Bonus Plan.

Severance and Change in Control Agreement

On March 15, 2018, the Compensation Committee approved a form of Severance and Change in Control Agreement that the Company may enter into with executive officers.

On May 30, 2024, the Compensation Committee approved a new form of Severance Agreement that the Company may enter into with executive officers and vice presidents (each, an “Executive”). Under the Severance Agreement, if an Executive party thereto is terminated without cause or in a qualifying change in control termination, the Company agrees to pay the Executive three to twelve months of that Executive’s monthly base salary and 25% to 100% of the Executive’s target bonus, and to accelerate the vesting of 25% to 100% of the Executive’s unvested equity awards. If an Executive elects continued coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”) the Company will pay the full amount of the Executive’s premiums under the Company’s health, dental and vision plans, including coverage for the Executive’s eligible dependents, for the three-to-twelve-month period, as applicable, following the Executive’s termination.

Executive Transition – Cesar Johnston

On March 26, 2024, the Company announced that Cesar Johnston was no longer serving as President and Chief Executive Officer of the Company effective March 24, 2024. In connection with his cessation as an officer of the Company, Mr. Johnston was entitled to receive the benefits and payments set forth in the Amended and Restated Severance and Change in Control Agreement, dated December 6, 2021 (“Johnston Severance Agreement”), between the Company and Mr. Johnston. Accordingly, Mr. Johnston received (a) 18 months of his monthly salary plus the amount equal to 100% of his target bonus, (b) any outstanding unvested equity awards held by Mr. Johnston that were scheduled to vest during the next 18 months following the termination date, and (c) reimbursement for continued COBRA payments, if elected by Mr. Johnston, during the 18 months following the termination date. The Company recorded $1.5 million in total severance expense pertaining to Mr. Johnston’s departure during the three months ended March 31, 2024, including $0.1 million in stock-based compensation as a result of accelerated vesting of RSUs and options (see Note 8 – Stock-Based Compensation for additional details). The Company reversed $0.3 million in accrued severance during the three months ended June 30, 2024, as a result of the finalization of the negotiated settlement and payroll taxes. The Company, therefore, recorded expense of $1.2 million in total severance expense pertaining to Mr. Johnston’s departure during the six months ended June 30, 2024.

As of June 30, 2024, the Company had accrued unpaid severance expense related to COBRA reimbursements of approximately $46,000 pertaining to the Johnston Severance Agreement, which is due to be paid through September 2025.

Executive Transition – William Mannina

On July 20, 2023, the Company announced the departure of William Mannina, former Acting Chief Financial Officer, effective August 16, 2023. Pursuant to the terms of a letter agreement between Mr. Mannina and the Company, Mr. Mannina received payments and benefits including cash severance payments equivalent to nine months of his then-current salary of $265,825 and premium payments for continued healthcare coverage for nine months following his resignation effective date. Mr. Mannina’s restricted stock units continued to vest through August 16, 2023.

As of June 30, 2024, the Company had no accrued unpaid severance expense pertaining to Mr. Mannina’s agreement.

Note 6 – Commitments and Contingencies, continued

Strategic Alliance Agreement

In November 2016, the Company and Dialog Semiconductor plc (“Dialog”), a related party, entered into a Strategic Alliance Agreement (“Alliance Agreement”) for the manufacture, distribution and commercialization of products incorporating the Company’s wire-free charging technology (“Licensed Products”). Pursuant to the terms of the Alliance Agreement, the Company agreed to engage Dialog as the exclusive supplier of the Licensed Products for specified fields of use, subject to certain exceptions (the “Company Exclusivity Requirement”). Dialog agreed to not distribute, sell or work with any third party to develop any competing products without the Company’s approval. In addition, both parties agreed on a revenue sharing arrangement and to collaborate on the commercialization of Licensed Products based on a mutually-agreed upon plan. Each party will retain all of its intellectual property.

The Alliance Agreement had an initial term of seven years, with automatic renewal annually thereafter unless terminated by either party upon 180 days’ prior written notice. The Company could terminate the Alliance Agreement at any time after the third anniversary of the Alliance Agreement upon 180 days’ prior written notice to Dialog, or if Dialog breached certain exclusivity obligations. Dialog could terminate the Alliance Agreement if sales of Licensed Products did not meet specified targets. The Company Exclusivity Requirement had a termination date of the earlier of January 1, 2021 or the occurrence of certain events relating to the Company’s pre-existing exclusivity obligations. The Company Exclusivity Requirement renewed automatically on an annual basis unless the Company and Dialog agreed to terminate the requirement.

On September 20, 2021, the Company was notified by Dialog, which had been recently acquired by Renesas Electronics Corporation (“Renesas”), that it was terminating the Alliance Agreement between the Company and Dialog. There is a wind down period included in the Alliance Agreement which will conclude in September 2024. During the wind down period, the Alliance Agreement’s terms will continue to apply to the Company’s products that are covered by certain existing customer relationships, except that the parties’ respective exclusivity rights have terminated.

Note 7 – Capital Stock and Warrants

Authorized Capital

The holders of the Company’s common stock are entitled to one vote per share. Holders of common stock are entitled to receive ratably such dividends, if any, as may be declared by the Board out of legally available funds. Upon the liquidation, dissolution or winding up of the Company, holders of common stock are entitled to share ratably in all assets of the Company that are legally available for distribution.

Financing

On September 15, 2020, the Company filed a shelf registration statement on Form S-3 with the SEC, which became effective on September 24, 2020 (“Prior Shelf”), and contained two prospectuses: a base prospectus, which covered the offering, issuance and sale by the Company of up to $75 million of its common stock, preferred stock, debt securities, warrants to purchase our common stock, preferred stock or debt securities, subscription rights to purchase its common stock, preferred stock or debt securities and/or units consisting of some or all of these securities; and an at-the-market sales agreement prospectus supplement covering the offering, issuance and sale by the Company of up to a maximum aggregate offering price of $40 million of its common stock that may be issued and sold under the At Market Issuance Sales Agreement, as amended, between the Company and B. Riley Securities, Inc. (the “Prior ATM Program”). The $40 million of common stock to be offered, issued and sold under the Prior ATM Program was included in the $75 million of securities that may be offered, issued and sold by the Company under the base prospectus. Pursuant to this shelf registration statement, the Company sold shares which raised net proceeds of $38.8 million (net of $1.2 million in issuance costs) during the third and fourth quarters of 2020 under the Prior ATM Program.

Note 7 – Capital Stock and Warrants, continued

On October 4, 2021, the Company filed a prospectus supplement covering the offering, issuance and sale of up to an additional $35 million of shares of the Company’s common stock pursuant to the Prior ATM Program. The Company raised net proceeds of $27.0 million (net of $0.9 million in issuance costs), during 2021 under the Prior ATM Program. During 2022, the Company raised an additional $0.7 million (net of $0.1 million in issuance costs) under the Prior ATM Program. During the first quarter of 2023, the Company raised $3.6 million (net of $0.2 million in issuance costs) under the Prior ATM Program. As of June 30, 2024, there is no amount remaining in the Prior Shelf due to its expiration on September 24, 2023.

On November 15, 2021, the Company filed a shelf registration statement on Form S-3 with the SEC, which became effective on December 16, 2021. This shelf registration statement allows the Company to sell, from time to time, any combination of debt or equity securities described in the registration statement up to aggregate proceeds of $100 million. Pursuant to this registration statement, on March 28, 2023, the Company completed an underwritten offering pursuant to which it issued and sold an aggregate of (i) 412,500 shares of its common stock (the “Shares”) and (ii) warrants to purchase up to 412,500 shares of its common stock (the “2023 Warrants”), for net proceeds of $2.7 million, after deducting underwriting discounts, commission and expenses payable by the Company. The 2023 Warrants were immediately exercisable upon issuance and have a term of six years and an exercise price of $8.00. The Company allocated the proceeds received first to the 2023 Warrants based on the fair value of the 2023 Warrants as determined at initial measurement, with the remaining proceeds allocated to the Shares (see Note 9 – Warrant Liability and Note 10 – Fair Value Measurements). Pursuant to the terms of the 2023 Warrants, the exercise price was adjusted to $1.66 during 2023.

On February 15, 2024, the Company entered into a securities purchase agreement with an institutional investor, providing for the issuance and sale by the Company in a registered direct offering (the “Offering”), of (i) 570,000 shares of the Company’s common stock, (ii) pre-funded warrants to purchase up to 450,409 shares of common stock (referred to individually as a “Pre-Funded Warrant” and collectively as the “Pre-Funded Warrants”), and (iii) warrants to purchase an aggregate of 1,020,409 shares of common stock (referred to individually as a “Warrant” and collectively as the “Warrants”). Each share of common stock and Pre-Funded Warrant was offered and sold together with an accompanying Warrant at a combined price of $1.96 per share of common stock or Pre-Funded Warrant, as applicable. Each Pre-Funded Warrant and Warrant is exercisable at any time on or after the date of issuance to purchase one share of common stock at a price of either $0.001 per share, in the case of Pre-Funded Warrants, or $1.84 per share, in the case of Warrants. The Pre-Funded Warrants expired upon full exercise in April 2024, and the Warrants expire five years from the date of issuance. The Offering closed on February 20, 2024. The Company received net proceeds of approximately $1.8 million (net of $0.2 million in issuance costs).

On June 21, 2024, the Company filed a prospectus supplement covering the offering, issuance and sale of up to $3.5 million in shares of the Company’s common stock pursuant to the At the Market Offering Agreement, dated June 21, 2024, between the Company and H.C. Wainwright & Co., LLC (the “Current ATM Program”, and together with the Prior ATM program, the “ATM Program”). As of June 30, 2024, no transactions under this prospective supplement have been made. In addition, on June 20, 2024, the Company provided notice of termination of the Prior ATM Program that the Company had entered into with Roth Capital Partners, LLC, as sales agent. The Company entered into the Current ATM Program discussed above to replace the Prior ATM Program.

Note 7 – Capital Stock and Warrants, continued

Common Stock Outstanding

The Company’s outstanding shares of common stock typically include shares that are deemed delivered under US GAAP. Shares that are deemed delivered currently include shares that have vested, but have not yet been delivered, under tax-deferred equity awards, as well as shares purchased under the ESPP where actual transfer of shares normally occurs a few days after the completion of the purchase periods. There are no voting rights for shares that are deemed delivered under US GAAP until the actual delivery of shares takes place. There are currently 200,000,000 shares of common stock authorized for issuance.

Common Stock Reserved for Future Issuance

The Company has reserved the following shares of common stock for future issuance:

	June 30, 2024	December 31, 2023
Stock options outstanding	—	15,000
RSUs outstanding	577,629	71,734
Warrants outstanding	1,432,909	495,833
Shares available for issuance under the 2013 Equity Incentive Plan	—	118,877
Shares available for issuance under the 2014 Non-employee Equity Compensation Plan	—	29,137
Shares available for issuance under the 2015 Performance Share Unit Plan	—	108,897
Shares available for issuance under the 2017 Equity Inducement Plan	133,612	51,084
Shares available for issuance under the 2024 Equity Incentive Plan	233,570	—
Shares available for issuance under the Employee Stock Purchase Plan	17,166	14,716
Total	2,394,886	905,278

Note 8 – Stock-Based Compensation

Equity Incentive Plans

2017 Equity Inducement Plan

On December 28, 2017, the Board approved the 2017 Equity Inducement Plan. Under the 2017 Equity Inducement Plan, the Board reserved 30,000 shares for the grant of RSUs. These grants will be administered by the Board or a committee of the Board. These awards will be granted to individuals who (a) are being hired as an employee by the Company or any subsidiary and such award is a material inducement to such person being hired; (b) are being rehired as an employee following a bona fide period of interruption of employment with the Company or any subsidiary; or (c) will become an employee of the Company or any subsidiary in connection with a merger or acquisition.

On July 20, 2022, the Board increased the number of shares of common stock reserved and available for issuance under the 2017 Equity Inducement Plan by 100,000 shares. On March 28, 2024, the Board increased the number of shares of common stock reserved and available for issuance under the 2017 Equity Inducement Plan by 121,510 shares. As of June 30, 2024, 133,612 shares of common stock remain available to be issued through equity-based instruments under the 2017 Equity Inducement Plan.

2024 Equity Incentive Plan

On June 12, 2024, the Energous Corporation 2024 Equity Incentive Plan (the “2024 Plan”) was approved by stockholders for the issuance of equity incentive awards to eligible participants, which replaced the following equity plans of the Company: (i) the 2013 Equity Incentive Plan, (ii) 2014 Non-Employee Equity Compensation Plan, (iii) the Performance Share Unit Plan, and (iv) the 2017 Equity Inducement Plan (collectively, the “Prior Equity Plans”). All existing outstanding awards remain outstanding under the Prior Equity Plans, and an additional 456,000 shares of common stock were approved for issuance under the 2024 Plan.

As of June 30, 2024, 233,570 shares of common stock remain available for issuance under the 2024 Plan.

Note 8 – Stock-Based Compensation, continued

Employee Stock Purchase Plan

In April 2015, the Board approved the Energous Corporation Employee Stock Purchase Plan (“ESPP”), under which 30,000 shares of common stock were reserved for purchase by the Company’s employees, subject to the approval by the Company’s stockholders. On May 21, 2015, the Company’s stockholders approved the ESPP. On June 12, 2024, the Company’s stockholders approved the amendment and restatement of the ESPP to increase the number of shares reserved for issuance under the ESPP by 6,200 shares. Under the ESPP, employees may designate an amount not less than 1% but not more than 10% of their annual compensation for the purchase of Company shares. No more than 375 shares may be purchased by an employee under the ESPP during an offering period. Excess contributions during an offering period are refunded to the employees. An offering period is six months in duration commencing on or about January 1 and July 1 of each year. The exercise price of options purchased under the ESPP is the lesser of 85% of the fair market of the common stock on the first business day of the offering period and 85% of the fair market value of the common stock on the applicable exercise date.

As of June 30, 2024, 17,166 shares of common stock remain eligible to be issued under the ESPP. Employees contributed approximately $55,000 through payroll withholdings to the ESPP as of June 30, 2024 for the current offering period which ended on June 30, 2024. Approximately $52,000 was due to be refunded to employees due to share purchase limits for an offering period. The remaining $3,000 was used to purchase 3,750 shares with shares deemed delivered on June 30, 2024.

Stock Option Activity

In February 2022, the Board granted the Company’s former Chief Executive Officer 15,000 stock options at an exercise price of $25.40 per share with half of the options vesting on the second anniversary of the vesting start date and a quarter of the options vesting on each of the two following anniversaries. Under the former Chief Executive Officer’s Severance Agreement, unvested awards vesting within 18 months of termination were accelerated and became vested on March 26, 2024. Consequently, 3,750 options became vested and another 3,750 options were forfeited. This resulted in stock-based compensation expense of approximately $0 and $53,000 during the three and six months ended June 30, 2024, respectively. As of June 30, 2024, all stock options granted to the former Chief Executive Officer were forfeited.

No stock options were granted during the three and six months ended June 30, 2023 and 2024.

The following is a summary of the Company’s stock option activity during the six months ended June 30, 2024:

			Weighted
		Weighted	Average
		Average	Remaining
	Number of	Exercise	Life In	Intrinsic
	Options	Price	Years	Value
Outstanding as of January 1, 2024	15,000	$25.40	7.9	$—
Granted	—	—	—	—
Exercised	—	—	—	—
Forfeited	(15,000)	25.40	—	—
Outstanding as of June 30, 2024	—	$—	—	$—
Exercisable as of January 1, 2024	7,500	$25.40	7.9	$—
Vested	3,750	25.40	—	—
Exercised	—	—	—	—
Forfeited	(11,250)	25.40	—	—
Exercisable as of June 30, 2024	—	$—	—	$—

As of June 30, 2024, the unamortized fair value of stock options was $0.

Note 8 – Stock-Based Compensation, continued

Restricted Stock Units (“RSUs”)

During the six months ended June 30, 2024, the Board granted its Interim Principal Executive officer and Chief Financial Officer 77,000 RSUs. Each RSU represents the contingent right to one share of common stock of the Company. The RSU awards vest over four years.

During the six months ended June 30, 2024, the Compensation Committee granted directors an aggregate of 6,000 RSUs for service on the board of directors. These RSU awards vest on the one-year anniversary of the grant date.

During the six months ended June 30, 2024, the Board granted employees an aggregate of 468,000 RSUs, which vest over four years.

Under the former Chief Executive Officer’s Severance Agreement, unvested RSUs vesting within 18 months of termination were accelerated and vested on March 26, 2024. Consequently, 3,017 RSUs vested resulting in stock-based compensation expense of approximately $0 and $77,000 during the three and six months ended June 30, 2024, respectively.

As of June 30, 2024, the unamortized fair value of the RSUs was $1.1 million. The unamortized amount will be expensed over a weighted average period of 2.9 years. A summary of the activity related to RSUs for the six months ended June 30, 2024 is presented below:

		Weighted
		Average
		Grant
		Date Fair
	Total	Value
Outstanding at January 1, 2024	71,734	$24.65
RSUs granted	551,000	1.18
RSUs forfeited	(13,959)	12.60
RSUs vested	(31,146)	23.01
Outstanding at June 30, 2024	577,629	$2.64

Performance Stock Units (“PSUs”)

PSUs are grants that vest upon the achievement of certain performance goals. The goals are commonly related to the Company’s revenue and achievement of sales and marketing goals.

On July 20, 2022, the Board granted the Company’s former Chief Executive Officer, Cesar Johnston, up to 14,350 PSUs under the Company’s 2015 Performance Share Unit Plan pursuant to the terms of Mr. Johnston’s offer letter with the Company (See Note 6 – Commitments and Contingencies). The up to 14,350 PSUs that had been approved were to vest as follows: (a) up to 9,350 PSU shares would vest on December 31, 2022, subject to Mr. Johnston’s continued service as Chief Executive Officer and the achievement, to be determined in the Compensation Committee’s sole discretion, by Mr. Johnston of certain performance metrics previously determined by the Compensation Committee and approved by the Board, and (b) up to an additional 2,500 PSU shares would vest on each of December 31, 2023 and December 31, 2024, subject to Mr. Johnston’s continued service as Chief Executive Officer and the achievement, to be determined in the Compensation Committee’s sole discretion, by Mr. Johnston of certain performance metrics to be recommended by the Compensation Committee and approved by the Board at a subsequent date.

There was no PSU activity for the three or six months ended June 30, 2024 and 2023. The 2,500 PSU shares that were reserved for grant during 2024 per Mr. Johnston’s offer letter with the Company, as well as the 1,250 shares reserved for potential outperformance by Mr. Johnston of 2024 goals were returned to the 2015 Performance Share Unit Plan for future issuance.

Note 8 – Stock-Based Compensation, continued

Employee Stock Purchase Plan

The recently completely offering period under the ESPP started on January 1, 2024 and concluded on June 30, 2024. During the year ended December 31, 2023, there were two offering periods. The first offering period began on January 1, 2023 and concluded on June 30, 2023. The second offering period began on July 1, 2023 and concluded on December 31, 2023.

The weighted average grant-date fair value of the purchase option for each designated share purchased under the ESPP was approximately $0.85 per share and $8.00 per share for the six months ended June 30, 2024 and 2023, respectively, which represents the fair value of the option, consisting of three main components: (i) the value of the discount on the enrollment date, (ii) the proportionate value of the call option for 85% of the stock and (iii) the proportionate value of the put option for 15% of the stock. The Company recognized compensation expense for the ESPP of approximately $(16,000) and $3,000 for the three and six months ended June 30, 2024. The credit balance during the three months ended June 30, 2024 is primarily due to share purchase limitations recognized during the quarter resulting in the reversal of part of the previous quarter’s compensation expense. The Company recognized compensation expense for the ESPP of approximately $16,000 and $41,000 for the three and six months ended June 30, 2023, respectively.

The Company estimated the fair value of ESPP purchase options granted during the six months ended June 30, 2024 and 2023 using the Black-Scholes option pricing model. The fair values of ESPP purchase options granted were estimated using the following assumptions:

	Six Months Ended June 30,
	2024	2023
Stock price	$1.83	$16.72
Dividend yield	0%	0%
Expected volatility	112%	59%
Risk-free interest rate	5.26%	4.42%
Expected life	6 months	6 months

Stock-Based Compensation Expense

The total amount of stock-based compensation was reflected within the statements of operations as (in thousands):

	Three Months Ended June 30,		Six Months Ended June 30,
	2024	2023	2024	2023
Research and development	$52	$210	$159	$419
Sales and marketing	70	103	150	208
General and administrative	21	191	108	399
Severance expense	—	—	130	—
Total	$143	$504	$547	$1,026

Note 9 – Warrant Liability

2023 Warrants

In March 2023, the Company issued 412,500 warrants to purchase up to 412,500 shares of its common stock. The 2023 Warrants have a six-year term and were exercisable upon issuance on March 28, 2023. Each 2023 Warrant was initially exercisable for one share of the Company’s common stock at a price of $8.00 per share. As of June 30, 2024, the exercise price was adjusted to $1.66 per share (subject to further adjustment in certain circumstances, including in the event of stock dividends and splits; recapitalizations; change of control transactions; and issuances or sales of, or agreements to issue or sell, shares of common stock or common stock equivalents at a price per share less than the then-applicable exercise price for the 2023 Warrants, including sales under the ATM Program, the “Exercise Price”).

In the event of certain transactions such as a merger, consolidation, tender offer, reorganization, or other change in control, if holders of common stock are given any choice as to the consideration to be received, the holder of each 2023 Warrant shall be given the same choice of alternate consideration. In the event of certain transactions that are not within the Company’s control, such as a merger, consolidation, tender offer, reorganization, or other change in control of the Company, each holder of a 2023 Warrant shall be entitled to receive the same form of consideration at the Black Scholes value of the unexercised portion of the 2023 Warrant that is being offered and paid to holders of common stock, including the option to exercise the 2023 Warrants on a “cashless basis”.

If the Company issues additional shares of common stock or equity-linked securities for a consideration per share less than the Exercise Price, then such Exercise Price will be reduced to a new lower price pursuant to the terms of the 2023 Warrants. Additionally, if the Exercise Price of any outstanding derivative securities is modified by the Company such that such security’s modified exercise price is below the Exercise Price, the Exercise Price will adjust downward pursuant to the terms of the 2023 Warrant. This provision would not apply for stock or stock equivalents which fall under shares that qualify for exempt issuance, such as if the Company adjusted the option exercise price for an option granted to an employee, officer, or director.

The Company accounted for the 2023 Warrants in accordance with the derivative guidance contained in ASC 815-40, as the warrants did not meet the criteria for equity treatment. The Company believes that the adjustments to the Exercise Price is based on a variable that is not an input to the fair value of a “fixed-for-fixed” option as defined under ASC 815-40, and thus the 2023 Warrants are not eligible for an exception from derivative accounting. As such, the 2023 Warrants were initially measured at fair value and recorded as a liability in the amount of $3.1 million. As of June 30, 2024, all 2023 Warrants were outstanding. As of June 30, 2024, the fair value of the warrant liability was $0.4 million. The Company recorded a change in fair value of the warrant liability of $0.3 million for both the three and six months ended June 30, 2024. The Company recorded a change in fair value of the warrant liability of $1.9 million for both the three and six months ended June 30, 2023.

Note 10 – Fair Value Measurements

The following tables present information about the Company’s assets and liabilities that are measured at fair value on a recurring basis as of June 30, 2024 and December 31, 2023 and indicate the fair value hierarchy of the valuation inputs utilized to determine such fair value (in thousands):

	Balance as of June 30, 2024
	Level 1	Level 2	Level 3	Total
Assets:
Cash equivalents	$4,855	$—	$—	$4,855
Liabilities:
Warrant liability	$—	$—	$366	$366

	Balance as of December 31, 2023
	Level 1	Level 2	Level 3	Total
Assets:
Cash equivalents	$12,567	$—	$—	$12,567
Liabilities:
Warrant liability	$—	$—	$620	$620

There were no transfers among Level 1, Level 2, or Level 3 categories during the periods presented.

2023 Warrants

The Company utilizes a Monte Carlo simulation model for the 2023 Warrants at each reporting period, with changes in fair value recognized in the statements of operations. The estimated fair value of the 2023 Warrant liability is determined using Level 3 inputs. Inherent in a Monte Carlo simulation model are assumptions related to expected share-price volatility, expected life, risk-free interest rate, and dividend yield.

The key inputs into the Monte Carlo simulation model for the 2023 Warrants are as follows:

	As of June 30, 2024	As of March 31, 2024	As of June 30, 2023	As of March 31, 2023
Share price	$1.09	$2.03	$4.80	$10.80
Exercise price	$1.66	$1.66	$8.00	$8.00
Term (in years)	4.75	5.0	5.75	6.0
Volatility	85%	85%	65%	65%
Risk-free rate	4.4%	4.2%	4.1%	3.6%
Dividend yield	0%	0%	0%	0%

The change in the fair value of the 2023 Warrant liability was determined to be $0.3 million during the six months ended June 30, 2024. The change in fair value of the 2023 Warrant liability was determined to be $1.9 million during the six months ended June 30, 2023 (see Note 9 – Warrant Liability).

	For the six months ended June 30,
(in thousands):	2024	2023
Beginning value	$620	$—
Initial valuation of new warrants	—	3,135
Change in value of warrant liability	(254)	(1,897)
Ending value	$366	$1,238

Note 11 – Customer Concentrations

Two customers accounted for approximately 87% of the Company’s revenue for the three months ended June 30, 2024, and three customers accounted for approximately 78% of the Company’s revenue for the six months ended June 30, 2024. Two customers accounted for approximately 68% of the Company’s revenue for the three months ended June 30, 2023, and three customers accounted for approximately 75% of the Company’s revenue for the six months ended June 30, 2023. Two customers accounted for approximately 91% of the Company’s accounts receivable balance as of June 30, 2024, and two customers accounted for approximately 88% of the Company’s accounts receivable balance as of December 31, 2023.

Note 12 – Subsequent Event

Pursuant to the prospectus supplement filed on June 21, 2024 (See Note 7 – Capital Stock and Warrants, Financing), the Company raised $0.2 million from total sales of 240,112 shares of the Company’s common stock under the ATM Program during the period from July 1, 2024 through August 9, 2024.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Stockholders and Board of Directors of

Energous Corporation

Opinion on the Financial Statements

We have audited the accompanying balance sheets of Energous Corporation (the “Company”) as of December 31, 2023 and 2022, the related statements of operations, changes in stockholders’ equity and cash flows for each of the two years in the period ended December 31, 2023, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2023 and 2022, and the results of its operations and its cash flows for each of the two years in the period ended December 31, 2023, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on the Company's financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) ("PCAOB") and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

Critical Audit Matters

The critical audit matter communicated below is a matter arising from the current period audit of the financial statements that was communicated or required to be communicated to the audit committee and that: (1) relates to accounts or disclosures that are material to the financial statements and (2) involved our especially challenging, subjective, or complex judgments. The communication of critical audit matters does not alter in any way our opinion on the financial statements, taken as a whole, and we are not, by communicating the critical audit matters below, providing separate opinion on the critical audit matter or on the accounts or disclosures to which it relates.

Going Concern – Refer to Note 2 to the financial statements

Critical Audit Matter Description

The Company has incurred operating losses and negative cash flows from operations. As the Company is dependent on its ability to raise funds in the future, to continue as a going concern, it places higher reliance on projected financial information in ascertaining that no substantial doubt exists for it to continue as a going concern.

In evaluating management’s assessment of whether substantial doubt exists, and the projected financial information used in such an evaluation, we identified assessing the reasonableness of management’s such evaluation of the Company’s ability to continue as a going concern and related disclosures as a critical audit matter. This matter required a high degree of auditor judgment and increased effort when performing audit procedures to evaluate (1) the reasonableness of management’s forecasted revenues, operating expenses, and projected ending cash balance as of March 31, 2025, and (2) the adequacy of the consolidated financial statements disclosure related to the going concern assessment.

How the Critical Audit Matter was Addressed in the Audit

The primary audit procedures we performed to address this critical audit matter included the following:

•We evaluated the design of the internal control related to the Company’s going concern assessment.•We evaluated the reasonableness of the Company’s forecasted revenues, operating expenses, and the projected cash balance as of March 31, 2025 (collectively, “forecasts”), by (1) inquiring of the senior management to gain an understanding of the Company’s operations and strategy, and (2) testing the forecasts by challenging the significant assumptions used by management in calculating such forecasts.•We also assessed management’s ability to forecast revenue and cash flows by comparing prior year forecasts to actual financial results.•We assessed the adequacy of the consolidated financial statements’ disclosure related to the going concern assessment by comparing it to the audit evidence obtained.

/s/ Marcum llp

Marcum llp

We have served as the Company’s auditor since 2013.

San Jose, CA
March 28, 2024

Energous Corporation

BALANCE SHEETS

	As of
	December 31, 2023	December 31, 2022
ASSETS
Current assets:
Cash and cash equivalents	$13,936,050	$26,287,293
Accounts receivable, net	101,554	143,353
Inventory	429,638	105,821
Prepaid expenses and other current assets	539,145	827,551
Total current assets	15,006,387	27,364,018
Property and equipment, net	428,904	429,035
Operating right-of-use lease assets	1,240,042	1,959,869
Total assets	$16,675,333	$29,752,922
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$1,879,334	$900,765
Accrued expenses	1,253,937	1,790,414
Accrued severance	133,598	416,516
Warrant liability	619,575	—
Operating lease liabilities, current portion	707,251	705,894
Deferred revenue	27,082	29,727
Total current liabilities	4,620,777	3,843,316

Long-term liabilities:
Operating lease liabilities, long-term portion	556,879	1,264,131
Total liabilities	5,177,656	5,107,447

Commitments and contingencies
Stockholders’ equity:
Preferred Stock, $0.00001 par value, 10,000,000 shares authorized at December 31, 2023 and December 31, 2022; no shares issued or outstanding	—	—
Common Stock, $0.00001 par value, 200,000,000 shares authorized at December 31, 2023 and December 31, 2022; 5,471,121 and 3,947,267 shares issued and outstanding at December 31, 2023 and December 31, 2022, respectively.	930	789
Additional paid-in capital	393,538,809	387,319,985
Accumulated deficit	(382,042,062)	(362,675,299)
Total stockholders’ equity	11,497,677	24,645,475
Total liabilities and stockholders’ equity	$16,675,333	$29,752,922

The accompanying notes are an integral part of these financial statements.

Energous Corporation

STATEMENTS OF OPERATIONS

	For the Year Ended December 31,
	2023	2022
Revenue	$474,184	$851,321
Expenses:
Cost of revenue	279,083	1,277,565
Research and development	10,810,570	12,497,781
Sales and marketing	3,852,393	4,884,959
General and administrative	7,272,464	8,078,950
Severance expense	359,419	798,391
Total expenses	22,573,929	27,537,646
Loss from operations	(22,099,745)	(26,686,325)
Other (expense) income:
Offering costs related to warrant liability	(591,670)	—
Change in fair value of warrant liability	2,515,425	—
Interest income	809,227	411,065
Total other income	2,732,982	411,065
Net loss	$(19,366,763)	$(26,275,260)
Basic and diluted loss per common share	$(4.15)	$(6.78)
Weighted average shares outstanding, basic and diluted	4,663,594	3,874,295

The accompanying notes are an integral part of these financial statements.

Energous Corporation

STATEMENT OF CHANGES IN STOCKHOLDERS’ EQUITY

	Common Stock		Additional		Total
	Shares	Amount	Paid-in Capital	Accumulated Deficit	Stockholders’ Equity
Balance, January 1, 2022	3,833,360	$767	$383,383,550	$(336,400,039)	$46,984,278
Stock-based compensation - stock options	—	—	74,771	—	74,771
Stock-based compensation - restricted stock units (“RSUs”)	—	—	2,581,726	—	2,581,726
Stock-based compensation - employee stock purchase plan (“ESPP”)	—	—	124,053	—	124,053
Stock-based compensation - performance share units (“PSUs”)	—	—	138,287	—	138,287
Issuance of shares for RSUs	51,162	10	(10)	—	—
Issuance of shares for PSUs	6,779	1	(1)	—	—
Shares purchased from contributions to the ESPP	17,297	3	272,830	—	272,833
Issuance of shares in an at-the-market ("ATM") placement, net of $73,403 in issuance costs	38,669	8	744,779	—	744,787
Net loss	—	—	—	(26,275,260)	(26,275,260)
Balance, December 31, 2022	3,947,267	789	387,319,985	(362,675,299)	24,645,475
Stock-based compensation - stock options	—	—	84,741	—	84,741
Stock-based compensation - RSUs	—	—	1,532,911	—	1,532,911
Stock-based compensation - ESPP	—	—	43,831	—	43,831
Stock-based compensation - PSUs	—	—	16,467	—	16,467
Issuance of shares for RSUs	64,062	9	(9)	—	—
Issuance of shares for PSUs	1,125	—	—	—	—
Shares purchased from contributions to the ESPP	20,366	3	72,927	—	72,930
Cash in lieu of shares from reverse stock split	(1,857)	—	—	—	—
Issuance of shares in an ATM placement, net of $197,647 in issuance costs	975,658	45	4,239,539	—	4,239,584
Issuance of shares in a sale of common stock, net of $3,166,139 in issuance costs and fair value of liability warrant	412,500	83	133,778	—	133,861
Issuance of shares in a sale of common stock to Chief Executive Officer	52,000	1	94,639	—	94,640
Net loss	—	—	—	(19,366,763)	(19,366,763)
Balance, December 31, 2023	5,471,121	$930	$393,538,809	$(382,042,062)	$11,497,677

The accompanying notes are an integral part of these financial statements.

Energous Corporation

STATEMENTS OF CASH FLOWS

	For the Year Ended December 31,
	2023	2022
Cash flows from operating activities:
Net loss	$(19,366,763)	$(26,275,260)
Adjustments to reconcile net loss to:
Net cash used in operating activities:
Depreciation and amortization	187,209	246,156
Stock based compensation	1,677,950	2,918,837
Change in operating lease right-of-use assets	719,827	730,452
Inventory net realizable value adjustment	167,413	—
Bad debt (recovered) expensed	(12,500)	40,737
Change in fair value of warrant liability	(2,515,425)	—
Offering costs allocated to warrant liability	591,670	—
Changes in operating assets and liabilities:
Accounts receivable	54,299	99,512
Inventory	(491,230)	(105,821)
Prepaid expenses and other current assets	288,406	47,335
Other assets	—	11,991
Accounts payable	978,569	(305,192)
Accrued expenses	(536,477)	267,097
Accrued severance	(282,918)	(558,923)
Operating lease liabilities	(705,895)	(770,031)
Deferred revenue	(2,645)	16,363
Net cash used in operating activities	(19,248,510)	(23,636,747)
Cash flows from investing activities:
Purchases of property and equipment	(187,078)	(164,994)
Net cash from investing activities	(187,078)	(164,994)
Cash flows from financing activities:
Net proceeds from an ATM offering	4,239,584	744,787
Net proceeds from a registered offering of common stock and warrants	2,677,191	—
Proceeds from a sale of common stock to the Chief Executive Officer	94,640	—
Proceeds from contributions to employee stock purchase plan	72,930	272,833
Net cash provided by financing activities	7,084,345	1,017,620
Net decrease in cash and cash equivalents	(12,351,243)	(22,784,121)
Cash and cash equivalents - beginning	26,287,293	49,071,414
Cash and cash equivalents - ending	$13,936,050	$26,287,293
Supplemental disclosure of non-cash financing activities:
Increase in operating lease right-of-use assets and operating lease liabilities	$—	$2,071,336
Common stock issued for RSUs	$9	$10
Common stock issued for PSUs	$—	$1

The accompanying notes are an integral part of these financial statements.

ENERGOUS CORPORATION

Notes to Financial Statements

Note 1 – Business Organization, Nature of Operations

Description of Business

Energous Corporation ("the Company") has developed a wireless power networks technology (“WPNT”), consisting of semiconductor chipsets, software controls, hardware designs and antennas, that enable radio frequency (“RF”) based charging for Internet of Things (“IoT”) devices. The WPNT has a broad spectrum of capabilities to enable the next generation of wireless power networks, delivering power and data in a seamless device portfolio. This includes near field and at-a-distance wireless charging with multiple power levels at various distances.

The Company believes its technology is innovative in its approach, in that the Company is developing solutions that charge IoT devices using RF technology. To date, the Company has developed and released to production multiple transmitters and receivers, including prototypes and partner production designs. The transmitters vary based on form factor and power specifications and frequencies, while the receivers are designed to support a myriad of wireless charging applications including:

Device Type	Application
RF Tags	Cold Chain, Asset Tracking, Medical IoT
IoT Sensors	Cold Chain, Logistics, Asset Tracking
Electronic Shelf Labels	Retail and Industrial IoT

The first end product featuring the Company's technology entered the market in 2019. The Company started shipping its first at-a-distance wireless PowerBridges for commercial IoT applications in the fourth quarter of 2021 and expects additional wireless power enabled products to be released as the Company's business moves forward.

Reverse Stock Split

On June 14, 2023, at the Company's 2023 annual meeting of stockholders, the Company's stockholders approved a proposal to effect a reverse stock split of the Company's common stock by a ratio not to exceed 1-for-20.

On August 15, 2023, the Company announced that its Board of Directors had determined to set the reverse stock split ratio at 1-for-20 and that the Company's common stock would begin trading at the split-adjusted price beginning August 16, 2023. Upon effectiveness of the reverse stock split, every twenty shares of issued and outstanding common stock held were converted into one share of common stock. No fractional shares were distributed as a result of the reverse stock split and stockholders were entitled to a cash payment in lieu of fractional shares. Additionally, the par value of the Company's common stock did not change.

All information presented herein, unless otherwise indicated herein, reflects the 1-for-20 reverse stock split of the Company’s outstanding shares of common stock, and unless otherwise indicated, all such amounts and corresponding conversion price or exercise price data set forth herein have been adjusted to give effect to such reverse stock split.

Note 2 – Liquidity and Management Plans

During the years ended December 31, 2023 and 2022, the Company has recorded revenue of $474,184 and $851,321, respectively. The Company incurred a net loss of $19,366,763 and $26,275,260 for the years ended December 31, 2023 and 2022, respectively. Net cash used in operating activities was $19,248,510 and $23,636,747 for the years ended December 31, 2023 and 2022, respectively. However, the Company is currently meeting its liquidity requirements through the proceeds of securities offerings that raised net proceeds of $27,043,751 during 2021, $744,787 during 2022 and $6,916,775 during 2023, along with proceeds from the sale of the Company's common stock to Cesar Johnston, the Company's President and Chief Executive Officer, contributions to the employee stock purchase plan (“ESPP”) and payments received from customers.

As of December 31, 2023, the Company had cash on hand of $13,936,050. The Company expects that cash and cash equivalents as of December 31, 2023, together with anticipated additional proceeds from the ATM financing during 2024, proceeds from the Company's securities offering that closed on February 20, 2024, continued cost and expense reductions and collections generated by anticipated revenues, will be sufficient to fund the Company's operations through March 2025.

Research and development of new technologies is by its nature unpredictable. Although the Company intends to continue its research and development activities, there can be no assurance that its available resources and revenue generated from its business operations will be sufficient to sustain its operations. Accordingly, the Company expects to pursue additional cost and expense reductions in addition to financing, which could include offerings of equity or debt securities, bank financings, commercial agreements with customers or strategic partners, and other alternatives, depending upon market conditions. There is no assurance that such cost and expense reductions and financing will be available on terms that the Company would find acceptable, or at all. If the Company is unsuccessful in implementing this plan, the Company will be required to make further cost and expense reductions or modifications to its on-going and strategic plans.

The market for products using the Company’s technology is broad and evolving, but remains nascent and unproven, so the Company’s success is dependent upon many factors, including customer acceptance of its existing products, technical feasibility of future products, regulatory approvals, the development of complementary technologies, competition and global market fluctuations.

Note 3 – Summary of Significant Accounting Policies

Basis of Presentation

The accompanying financial statements are presented in U.S. dollars and have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”), and pursuant to the accounting and disclosure rules and regulations of the U.S. Securities and Exchange Commission (the “SEC”).

Use of Estimates

The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent liabilities at the date of the financial statements as well as the reported expenses during the reporting periods.

Some of these judgments can be subjective and complex, and, consequently, actual results may differ from these estimates. Although the Company believes that its estimates and assumptions are reasonable, they are based upon information available at the time the estimates and assumptions were made. Actual results could differ from those estimates.

Cash and Cash Equivalents

The Company considers all short-term, highly liquid investments with an original maturity at the date of purchase of three months or less to be cash equivalents. The Company maintains cash balances that may be uninsured or in deposit accounts that exceed Federal Deposit Insurance Corporation limits. The Company maintains its cash deposits with major financial institutions.

Note 3 – Summary of Significant Accounting Policies, continued

Warrants

The Company accounts for warrants as either equity-classified or liability-classified instruments based on an assessment of the warrant’s specific terms and applicable authoritative guidance in Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 480, “Distinguishing Liabilities from Equity” (“ASC 480”), and ASC 815, “Derivatives and Hedging” (“ASC 815”). The assessment considers whether the warrants are freestanding financial instruments pursuant to ASC 480, meet the definition of a liability pursuant to ASC 480, and whether the warrants meet all of the requirements for equity classification under ASC 815, including whether the warrants are indexed to the Company’s common stock, among other conditions for equity classification. This assessment, which requires the use of professional judgment, is conducted at the time of warrant issuance and as of each subsequent quarterly period end date while the warrants are outstanding.

For issued or modified warrants that meet all of the criteria for equity classification, the warrants are required to be recorded as a component of additional paid-in capital at the time of issuance. For issued or modified warrants that do not meet all the criteria for equity classification, the warrants are required to be recorded as a liability at their initial fair value on the date of issuance, and each balance sheet date thereafter. Changes in the estimated fair value of the warrants are recognized as a non-cash gain or loss on the statements of operations. The fair value of the warrants is estimated using an appropriate valuation model. Such warrant classification is also subject to re-evaluation at each reporting period.

Offering costs associated with warrants classified as liabilities are expensed as incurred and are presented as offering cost related to warrant liability in the statement of operations. Offering costs associated with the sale of warrants classified as equity are charged against proceeds.

Fair Value

The Company follows ASC 820, Fair Value Measurements (“ASC 820”), which establishes a common definition of fair value to be applied when US GAAP requires the use of fair value, establishes a framework for measuring fair value, and requires certain disclosure about such fair value measurements.

ASC 820 establishes a hierarchy for inputs used in measuring fair value that maximizes the use of observable inputs and minimizes the use of unobservable inputs by requiring that observable inputs be used when available. Observable inputs are inputs that market participants would use in pricing the asset or liability based on market data obtained from sources independent of the Company. Unobservable inputs are inputs that reflect the Company’s assumptions about what market participants would use in pricing the asset or liability based on the best information available in the circumstances. The hierarchy is broken down into three levels based on the reliability of inputs as follows:

•Level 1: Observable inputs such as quoted prices in active markets for identical assets or liabilities to which the Company has access at a measurement date.•Level 2: Observable inputs other than Level 1 quoted prices that are observable for the asset or liability, either directly or indirectly; these include quoted prices for similar assets or liabilities in an active market, quoted prices for identical assets and liabilities in markets that are not active, or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities.•Level 3: Unobservable inputs for which little or no market data exists and for which the Company must develop its own assumptions regarding the assumptions that market participants would use in pricing the asset or liability, including assumptions regarding risk.

Because of the uncertainties inherent in the valuation of assets or liabilities for which there are no observable inputs, those estimated fair values may differ significantly from the values that may have been used had a ready market for the assets or liabilities existed.

Note 3 – Summary of Significant Accounting Policies, continued

The carrying amounts of the Company’s financial assets and liabilities, such as cash, cash equivalents, prepaid expenses, other current assets, and accounts payable & accrued expenses, are an approximate of their fair values because of the short maturity of these instruments. The Company’s derivative liabilities recognized at fair value on a recurring basis are a level 3 measurement (see Note 11 – Fair Value Measurement).

Revenue Recognition

The Company follows Accounting Standards Codification (“ASC”) 606, "Revenue from Contracts with Customers" (“Topic 606”).

In accordance with Topic 606, the Company recognizes revenue using the following five-step approach:

1.Identify the contract with the customer.2.Identify the performance obligations in the contract.3.Determine the transaction price of the contract.4.Allocate the transaction price to the performance obligations of the contract.5.Recognize revenue when or as the performance obligations are satisfied.

The Company’s revenue consists of its single segment of wireless charging system solutions. The wireless charging system revenue consists of revenue from product development projects and production-level systems. During the years ended December 31, 2023 and 2022, the Company recognized $474,184 and $851,321 in revenue, respectively.

The Company records revenue associated with product development projects that it enters into with certain customers. In general, these product development projects are complex, and the Company does not have certainty about its ability to achieve the project milestones. The achievement of a milestone is dependent on the Company’s performance obligation and requires acceptance by the customer. The Company recognizes this revenue at the point in time at which the performance obligation is met. The payment associated with achieving the performance obligation is generally commensurate with the Company’s effort or the value of the deliverable and is nonrefundable. The Company records the expenses related to these product development projects in research and development expense, in the periods such expenses were incurred.

Inventory

The Company follows ASC Topic 330, Inventory (“Topic 330”) to account for its inventory, which includes finished goods ready for sale, work in process and raw materials, at the lower of cost or net realizable value. Net realizable value is calculated at the end of each reporting period and adjustment, if needed, is made. Cost is determined by the first-in, first-out ("FIFO") method.

Research and Development

Research and development expenses are charged to operations as incurred. For internally developed patents, all patent application costs are expensed as incurred as research and development expense. Patent application costs, which are generally legal costs, are expensed as research and development costs until such time as the future economic benefits of such patents become more certain. The Company incurred research and development costs of $10,810,570 and $12,497,781 for the years ended December 31, 2023 and 2022, respectively.

Note 3 – Summary of Significant Accounting Policies, continued

Stock-Based Compensation

The Company accounts for equity instruments issued to employees in accordance with accounting guidance that requires awards to be recorded at their fair value on the date of grant and are amortized over the vesting period of the award. The Company recognizes compensation costs on a straight-line basis over the requisite service period of the award, which is typically the vesting term of the equity instrument issued. Forfeitures are recognized as they occur.

Under the Company’s Employee Stock Purchase Plan (“ESPP”), employees may purchase a limited number of shares of the Company’s stock at a 15% discount from the lower of the closing market prices measured on the first and last days of each half-year period. The Company recognizes stock-based compensation expense for the fair value of the purchase options, as measured on the grant date.

Income Taxes

Tax benefits are recognized only for tax positions that are more likely than not to be sustained upon examination by tax authorities. The amount recognized is measured as the largest amount of benefit that is greater than 50 percent likely to be realized upon settlement. A liability for “unrecognized tax benefits” is recorded for any tax benefits claimed in the Company’s tax returns that do not meet these recognition and measurement standards. As of December 31, 2023, no liability for unrecognized tax benefits was required to be reported. The guidance also discusses the classification of related interest and penalties on income taxes. The Company’s policy is to record interest and penalties on uncertain tax positions as a component of income tax expense. No interest or penalties were recorded during the years ended December 31, 2023 and 2022. The Company files income tax returns with the United States and California governments.

Property and Equipment

The Company currently uses the following expected life terms for depreciating property and equipment: computer software – 1-2 years, computer hardware – 3 years, furniture and fixtures – 7 years, leasehold improvements – remaining life of the lease.

Accounting for Reverse Stock Split

During the year ended December 31, 2023, the Company effected a reverse stock split of its common stock at a ratio of 1-for-20 (See Note 1 - Business Organization, Nature of Operations, Reverse Stock Split). On August 15, 2023, the Company had 92,069,632 shares of common stock issued and outstanding prior to the reverse stock split taking effect. On August 16, 2023, the Company had 4,601,654 shares of outstanding common stock after the reverse stock split became effective. No fractional shares were issued in connection with the reverse stock split, and stockholders of record who would have otherwise been entitled to receive a fractional share received a cash payment in lieu thereof. The Company paid approximately $6,250 for cash in lieu of fractional shares. The par value of the Company's common stock did not change and no adjustments to historical par value were made. All information presented in the accompanying financial statements, unless otherwise indicated herein, reflects the 1-for-20 reverse stock split of the Company’s outstanding shares of common stock, and unless otherwise indicated, all such amounts and corresponding conversion price or exercise price data set forth herein have been adjusted to give effect to such reverse stock split.

Net Loss Per Common Share

Basic net loss per share is computed by dividing net loss available to common stockholders by the weighted average number of shares of common stock outstanding during the period. Diluted earnings per share is computed using the weighted average number of common shares and, if dilutive, potential common shares outstanding during the period. Potential common shares consist of the incremental common shares issuable upon the exercise of stock options and warrants (using the treasury stock method), the vesting of restricted stock units (“RSUs”) and performance stock units (“PSUs”) and the enrollment of employees in the ESPP. The computation of diluted loss per share excludes potentially dilutive securities of 582,567 and 206,603 for the years ended December 31, 2023 and 2022, respectively, because their inclusion would be antidilutive.

Note 3 – Summary of Significant Accounting Policies, continued

Potentially dilutive securities outlined in the table below have been excluded from the computation of diluted net loss per share because the effect of their inclusion would have been anti-dilutive.

	For the Years Ended December 31,
	2023	2022
Warrants issued to private investors	495,833	83,333
Options to purchase common stock	15,000	15,013
RSUs	71,734	108,257
Total potentially dilutive securities	582,567	206,603

The table above includes 83,333 warrants expiring March 1, 2024, with an exercise price of $200.00 and 412,500 warrants expiring on March 28,2029, which have an exercise price of $1.66.

Leases

The Company determines if an arrangement is a lease at the inception of the arrangement. The Company applies the short-term lease recognition exemption and recognizes lease payments in profit or loss at lease commencement for facility or equipment leases that have a lease term of 12 months or less and do not include a purchase option whose exercise is reasonably certain. Operating leases are included in operating lease right-of-use (“ROU”) assets and operating lease liabilities.

ROU assets represent the right to use an underlying asset for the lease term, and lease liabilities represent the obligation to make lease payments arising from the lease. Operating lease ROU assets and liabilities are measured and recorded at the service commencement date based on the present value of lease payments over the lease term. The Company uses the implicit interest rate when readily determinable; however, most leases do not establish an implicit rate, so the Company uses an estimate of the incremental borrowing rate based on the information available at the time of measurement. Lease expense for lease payments is recognized on a straight-line basis over the lease term. See Note 6 – Commitments and Contingencies, Operating Leases for further discussion of the Company’s operating leases.

Note 4 – Property and Equipment

Property and equipment are as follows:

	As of December 31,
	2023	2022
Computer software	$900,641	$978,147
Computer hardware	2,283,837	2,144,364
Furniture and fixtures	488,465	488,465
Leasehold improvements	782,538	782,538
	4,455,481	4,393,514
Less – accumulated depreciation	(4,026,577)	(3,964,479)
Total property and equipment, net	$428,904	$429,035

The Company disposed of $125,112 and $166,192 in property and equipment during the years ended December 31, 2023 and 2022, respectively. Total depreciation and amortization expense of the Company’s property and equipment was $187,209 and $246,156 for the years ended December 31, 2023 and 2022, respectively.

Note 5 – Accrued Expenses

Accrued expenses consist of the following:

	As of December 31,
	2023	2022
Accrued compensation	$992,743	$1,306,503
Accrued legal expenses	147,506	298,546
Other accrued expenses	113,688	185,365
Total	$1,253,937	$1,790,414

Note 6 – Commitments and Contingencies

Operating Leases

San Jose Lease

On May 20, 2022, the Company signed a lease amendment to the existing lease of its office space at its corporate headquarters in San Jose, California, extending the term of the lease for an additional three years. Upon signing the lease amendment, the Company recorded a new ROU lease asset of $2,071,336 and operating lease liability of $2,071,336, using a present value discount rate of 3.0% which was used as an incremental borrowing rate for a hypothetical fully collateralized real estate transaction. Upon expiration of the original lease on September 30, 2022, the new monthly lease payment starting October 1, 2022 was $58,903, subject to annual escalations up to a maximum monthly lease payment of $62,490.

Costa Mesa Lease

On September 22, 2021, the Company signed a new Costa Mesa lease to lease a new, distinct office space in a different building with the same landlord. Per the lease, the stated commencement date was October 1, 2021 with the lease running through September 30, 2023, and the Company did not take control of the new office space until October 2021, at which time the Company recorded a new right-of-use asset of $104,563 and operating lease liability of $104,563. The new Costa Mesa lease had an initial monthly lease payment of $4,369 which started on October 1, 2021, subject to an annual escalation up to a maximum monthly lease payment of $4,522. The lease expired on September 30, 2023 and was not renewed.

Operating Lease Commitments

The Company follows ASC 842, Leases, (“Topic 842”) and recognizes the required ROU assets and operating lease liabilities on its balance sheet. The Company anticipates having future total lease payments of $1,295,905 during the period from the first quarter of 2024 to the third quarter of 2025. As of December 31, 2023, the Company has total operating lease right-of-use assets of $1,240,042, current portion operating lease liabilities of $707,251 and long-term portion of operating lease liabilities of $556,879. The weighted average remaining lease term is 1.75 years as of December 31, 2023.

Note 6 – Commitments and Contingencies, continued

Operating Leases, continued

Operating Lease Commitments, continued

The future minimum lease payments for leased locations are as follows:

For the Year Ended December 31,	Amount
2024	733,497
2025	562,408
Total future lease payments	1,295,905
Present value discount (3.0% weighted average)	(31,775)
Total operating lease liabilities	$1,264,130

Hosted Design Solution Agreement

In June 2021, the Company entered into an electronic design automation software in a hosted environment license agreement with a term of three years under which the Company is required to remit quarterly payments of approximately $233,000 through the second quarter of 2024.

Litigations, Claims, and Assessments

The Company is from time to time involved in various disputes, claims, liens and litigation matters arising in the normal course of business. While the outcome of these disputes, claims, liens and litigation matters cannot be predicted with certainty, after consulting with legal counsel, management does not believe that the outcome of these matters will have a material adverse effect on the Company's combined financial position, results of operations or cash flows.

MBO Bonus Plan

On March 15, 2018, the Company’s Board of Directors (“Board”), on the recommendation of the Board’s Compensation Committee (“Compensation Committee”), approved the Energous Corporation MBO Bonus Plan (“Bonus Plan”) for executive officers of the Company. To be eligible to receive a bonus under the Bonus Plan, an executive officer must be continuously employed throughout the applicable performance period, in good standing, and achieve the performance objectives selected by the Compensation Committee.

Under the Bonus Plan, the Compensation Committee is responsible for selecting the amounts of potential bonuses for executive officers, the performance metrics used to determine whether any such bonuses will be paid and determining whether those performance metrics have been achieved.

During the years ended December 31, 2023 and 2022, the Company recognized a total of $698,842 and $1,293,875, respectively, in expense under the Bonus Plan. As of December 31, 2023, $530,888 of the 2023 amount was not yet paid and is included in accrued expenses. The expense under the Bonus Plan is recorded under operating expenses on the Company’s Statement of Operations within each executive’s department.

Severance and Change in Control Agreement

On March 15, 2018, the Compensation Committee approved a form of Severance and Change in Control Agreement (“Severance Agreement”) that the Company may enter into with executive officers (each, an “Executive”).

Note 6 – Commitments and Contingencies, continued

Severance and Change in Control Agreement, continued

Under the Severance Agreement, if an Executive is terminated in a qualifying termination, the Company agrees to pay the Executive six to 12 months of that Executive’s monthly base salary. If Executive elects continued coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”) the Company will pay the full amount of Executive’s premiums under the Company’s health, dental and vision plans, including coverage for the Executive’s eligible dependents, for the six to 12 month period following the Executive’s termination.

Executive Employee Agreement – Cesar Johnston

On December 9, 2021, the Company announced that Cesar Johnston had been appointed as the Company’s Chief Executive Officer. In connection with Mr. Johnston’s appointment as Chief Executive Officer, the Company and Mr. Johnston executed an offer letter dated as of December 6, 2021.

Under the offer letter, Mr. Johnston will receive an annual base salary of $400,000 per year. Beginning in year 2022, he is eligible to receive a discretionary annual bonus of up to 100% of his base salary, at the recommendation of the Company’s Compensation Committee, with the approval of the Company’s Board of Directors. In addition, as an inducement to accept his appointment as Chief Executive Officer, Mr. Johnston received, subject to continued employment, (a) a special one-time sign-on bonus in the amount of $120,000, payable in two equal installments of $60,000 each on the first payroll date in 2022 and the first payroll date after December 6, 2022, (b) a grant of 7,500 restricted stock units to acquire shares of the Company’s common stock, one third of which vested on December 6, 2022 and the remaining two thirds of which will vest in eight equal installments of 625 each on each quarterly anniversary thereafter and (c) a grant of an option to purchase 15,000 shares of the Company’s common stock at an exercise price equal to the fair market value of the Company’s common stock on the grant date, half of which shall vest on December 31, 2023, a quarter of which shall vest on December 31, 2024 and the remainder of which shall vest on December 31, 2025.

Also pursuant to the terms of his offer letter, Mr. Johnston is eligible for (a) an additional equity award in the amount of 14,350 PSUs to acquire shares of the Company’s common stock, to vest at various amounts to be agreed upon by the Board per year over a three year period commencing January 1, 2022 and ending December 31, 2024, upon the achievement of performance criteria to be mutually established by Mr. Johnston and the Compensation Committee, and (b) an additional equity award of up to 1,250 PSUs per calendar year for each of 2022, 2023 and 2024, based on outperformance of agreed upon goals per calendar year, as determined by the Compensation Committee with approval of the Board. On July 20, 2022, the Board approved, by unanimous written consent, the grant to Mr. Johnston of up to 14,350 PSUs pursuant to the terms of Mr. Johnston’s offer letter. The 14,350 PSUs that have been approved shall vest as follows: (a) up to 9,350 PSU shares shall vest on December 31, 2022, subject to Mr. Johnston’s continued service as Chief Executive Officer and the achievement, to be determined in the Compensation Committee’s sole discretion, by Mr. Johnston of certain performance metrics previously determined by the Compensation Committee and approved by the Board, and (b) up to an additional 2,500 PSU shares shall vest on each of December 31, 2023 and December 31, 2024, subject to Mr. Johnston’s continued service as Chief Executive Officer and the achievement, to be determined in the Compensation Committee’s sole discretion, by Mr. Johnston of certain performance metrics to be recommended by the Compensation Committee and approved by the Board at a subsequent date. As of December 31, 2023, the Board had not yet approved the performance criteria applicable to the up to 2,500 PSU shares that will vest on December 31, 2024; therefore, these 2,500 PSUs have not been considered granted.

Note 6 – Commitments and Contingencies, continued

Executive Employee Agreement – Cesar Johnston, continued

In connection with Mr. Johnston’s appointment as Chief Executive Officer, the Company and Mr. Johnston additionally entered into an amended and restated severance and change in control agreement, dated as of December 6, 2021. In the event of a termination that is not a change-in-control qualifying termination, Mr. Johnston is entitled to (a) a one-time lump sum payment by the Company in an amount equal to 18 months of his monthly base salary plus an amount equal to 100% of his target bonus plus, if agreed by the Compensation Committee, a discretionary bonus for the year in which the termination occurs, (b) any outstanding unvested equity awards held by Mr. Johnston that would vest in the next 18 months of continuing employment (other than any equity awards that vest upon satisfaction of performance criteria) will accelerate and become vested and (c) if Mr. Johnston timely elects continued coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), the Company or its successor will pay the full amount of Mr. Johnston’s COBRA premiums on his behalf for 18 months.

Mr. Johnston’s agreement additionally provides that, in the event of a change-in-control qualifying termination, Mr. Johnston is entitled to (a) a one-time lump sum payment by the Company in an amount equal to 18 months of his monthly base salary plus an amount equal to 150% of his target bonus plus a prorated bonus for the year in which the termination occurs, (b) any outstanding unvested equity awards held by Mr. Johnston (including any equity awards that vest upon satisfaction of performance criteria) will accelerate in full and become vested and (c) if Mr. Johnston timely elects continued coverage under COBRA, the Company or its successor will pay the full amount of Mr. Johnston’s COBRA premiums on his behalf for 18 months.

Mr. Johnston is also eligible to receive all customary and usual benefits generally available to senior executives of the Company.

Executive Transition Agreement – Stephen Rizzone

On April 3, 2015, the Company entered into an Amended and Restated Executive Employment Agreement with Stephen R. Rizzone, the Company’s President and Chief Executive Officer (“Employment Agreement”).

The Employment Agreement effective as of January 1, 2015, had an initial term of four years and automatically renewed each year after the initial term. The Employment Agreement provided for an annual base salary of $365,000, and Mr. Rizzone was eligible to receive quarterly cash bonuses from the MBO Bonus Plan with a total target amount equal to 100% of his base salary based upon achievement of performance-based objectives established by the Board.

On July 9, 2021, the Company announced that Stephen R. Rizzone had retired from his position as the Company’s President and Chief Executive Officer and as a member of the Board.

In connection with Mr. Rizzone’s retirement, the Company and Mr. Rizzone entered into an Executive Transition Agreement (“Separation Agreement”), providing for continued employment through August 31, 2021. Upon his termination of employment, the Separation Agreement provides severance payments and benefits to Mr. Rizzone consistent with the terms of his existing employment agreement with the Company, including without limitation: compensation-based payments of $1,460,000 in the aggregate, payable under a certain payment scheme as set forth therein, an additional lump sum cash payment of $2,000,000, a pro-rated bonus payment for the two months of employment during the current quarterly bonus period payable at the same time bonus payments are made to other executives of the Company, settlement of deferred vested restricted stock units and an extension of the exercise periods of all stock options held by Mr. Rizzone until the one year anniversary of his termination date, and additional benefits related to Mr. Rizzone’s medical insurance. In addition, the Company will pay-off all amounts owed under a lease agreement relating to a Company Car and Mr. Rizzone will receive the title to the vehicle. All compensation under the Separation Agreement will be subject to applicable withholding.

As of December 31, 2023 and 2022, the Company had $0 and $411,607, respectively, in unpaid severance expense pertaining to Mr. Rizzone's Separation Agreement.

Note 6 – Commitments and Contingencies, continued

Executive Transition Agreement – Neeraj Sahejpal

On April 29, 2022, the Company announced the departure of Neeraj Sahejpal, former Senior Vice President of Marketing and Business Development, effective April 30, 2022. Pursuant to the terms of Mr. Sahejpal’s severance and change of control agreement with the Company, Mr. Sahejpal received payments and benefits including compensation equal to 12 months of Mr. Sahejpal’s then-current salary of $261,250, 12 months of maximum potential bonus of $261,250, and 12 months of COBRA reimbursements. In addition, all RSUs held by Mr. Sahejpal that were due to vest in the 12 months after his departure, totaling RSUs covering 85,943 shares, were accelerated.

The Company recorded $798,391 in total severance expense pertaining to Mr. Sahejpal’s departure for the year ended December 31, 2022, including $252,609 in stock-based compensation as a result of accelerated vesting of RSUs. As of December 31, 2023, the Company had no unpaid accrued severance expense pertaining to Mr. Sahejpal's agreement.

Executive Transition Agreement – William Mannina

On July 20, 2023, the Company announced the departure of William Mannina, former Acting Chief Financial Officer, effective August 16, 2023. Pursuant to the terms of a letter agreement between Mr. Mannina and the Company, Mr. Mannina will receive payments and benefits including cash severance payments equivalent to nine months of his then-current salary of $265,825 and premium payments for continued healthcare coverage for nine months following his resignation effective date. Mr. Mannina’s restricted stock units continued to vest through August 16, 2023.

As of December 31, 2023, the Company had accrued unpaid severance expense of $127,593 pertaining to Mr. Mannina's agreement.

Strategic Alliance Agreement

In November 2016, the Company and Dialog Semiconductor plc (“Dialog”), a related party (see Note 10—Related Party Transactions), entered into a Strategic Alliance Agreement (“Alliance Agreement”) for the manufacture, distribution and commercialization of products incorporating the Company’s wire-free charging technology (“Licensed Products”). Pursuant to the terms of the Alliance Agreement, the Company agreed to engage Dialog as the exclusive supplier of the Licensed Products for specified fields of use, subject to certain exceptions (the “Company Exclusivity Requirement”). Dialog agreed to not distribute, sell or work with any third party to develop any competing products without the Company’s approval (the “Dialog Exclusivity Requirement”). In addition, both parties agreed on a revenue sharing arrangement and will collaborate on the commercialization of Licensed Products based on a mutually-agreed upon plan. Each party will retain all of its intellectual property.

The Alliance Agreement has an initial term of seven years, with automatic renewal annually thereafter unless terminated by either party upon 180 days’ prior written notice. Under the terms of the Alliance Agreement, the Company could terminate the Alliance Agreement at any time after the third anniversary of the Agreement upon 180 days’ prior written notice to Dialog, or if Dialog breaches certain exclusivity obligations. Dialog could terminate the Alliance Agreement if sales of Licensed Products did not meet specified targets. The Company Exclusivity Requirement had a termination date of the earlier of January 1, 2021 or the occurrence of certain events relating to the Company’s pre-existing exclusivity obligations. The Company Exclusivity Requirement renewed automatically on an annual basis unless the Company and Dialog agree to terminate the requirement.

On September 20, 2021, the Company was notified by Dialog, then recently acquired by Renesas Electronics Corporation, that it was terminating the Alliance Agreement. There is a wind down period included in the Alliance Agreement which will conclude in September 2024. During the wind down period, the Alliance Agreement’s terms will continue to apply to the Company’s products that are covered by certain existing customer relationships, except that the parties’ respective exclusivity rights have terminated.

Note 7 – Stockholders’ Equity

Authorized Capital

The holders of the Company’s common stock are entitled to one vote per share. Holders of common stock are entitled to receive ratably such dividends, if any, as may be declared by the Board of Directors out of legally available funds. Upon the liquidation, dissolution or winding up of the Company, holders of common stock are entitled to share ratably in all assets of the Company that are legally available for distribution.

Financing

On September 15, 2020, the Company filed a shelf registration statement on Form S-3 with the SEC, which became effective on September 24, 2020 (the "Prior Shelf"), and contains two prospectuses: a base prospectus, which covers the offering, issuance and sale by the Company of up to $75,000,000 of its common stock, preferred stock, debt securities, warrants to purchase our common stock, preferred stock or debt securities, subscription rights to purchase its common stock, preferred stock or debt securities and/or units consisting of some or all of these securities; and an at-the-market sales agreement prospectus supplement covering the offering, issuance and sale by the Company of up to a maximum aggregate offering price of $40,000,000 of its common stock that may be issued and sold under the At Market Issuance Sales Agreement, as amended, between the Company and B. Riley Securities, Inc. (the “ATM Program”). The $40,000,000 of common stock to be offered, issued and sold under the ATM Program is included in the $75,000,000 of securities that may be offered, issued and sold by the Company under the base prospectus. Pursuant to the Prior Shelf, the Company sold shares which raised net proceeds of $38,832,711 (net of $1,167,289 in issuance costs) during the third and fourth quarters of 2020 under the ATM Program.

On October 4, 2021, the Company filed a prospectus supplement covering the offering, issuance and sale of up to an additional $35,000,000 of shares of the Company’s common stock pursuant to the ATM Program. The Company raised net proceeds of $27,043,751 (net of $868,122 in issuance costs), during 2021 under the ATM Program. During 2022, the Company raised an additional $744,787 (net of $73,403 in issuance costs). During 2023, the Company raised an additional $3,555,563 (net of $162,799 in issuance costs). As of December 31, 2023, there is no amount remaining in the Prior Shelf due to its expiration on September 24. 2023.

On November 15, 2021, the Company filed a shelf registration statement on Form S-3 with the SEC, which became effective on December 16, 2021 (the "Current Shelf"). This shelf registration statement allows the Company to sell, from time to time, any combination of debt or equity securities described in the registration statement up to aggregate proceeds of $100,000,000. Pursuant to this registration statement, on March 28, 2023, the Company completed an underwritten offering pursuant to which it issued and sold an aggregate of (i) 412,500 shares of its common stock (the “Shares”) and (ii) warrants to purchase up to 412,500 shares of its common stock (the “2023 Warrants”), for net proceeds of $2,677,191, after deducting underwriting discounts, commission and expenses payable by the Company. The 2023 Warrants were immediately exercisable upon issuance and have a term of six years and an exercise price of $8.00. The Company allocated the proceeds received first to the 2023 Warrants based on the fair value of the 2023 Warrants as determined at initial measurement, with the remaining proceeds allocated to the Shares (see Note 7 – Warrant Liability and Note 8 – Fair Value Measurements). Pursuant to the terms of the 2023 Warrants, the exercise price was adjusted to $1.66 as of December 31, 2023.

On August 30, 2023, the Company filed a prospectus supplement to the Current Shelf covering the offering, issuance and sale of up to an additional $25,000,000 of shares of the Company’s common stock pursuant to the ATM Program. During 2023, the Company raised $684,021 (net of $34,848 in issuance costs) under the ATM Program. As of December 31, 2023, the Company has $24,281,132 remaining available under the ATM Program.

Common Stock Outstanding

Our outstanding shares of common stock typically include shares that are deemed delivered under U.S. GAAP. Shares that are deemed delivered currently include shares that have vested, but have not yet been delivered, under tax-deferred equity awards, as well as shares purchased under the ESPP where actual transfer of shares normally occurs a few days after the completion of the purchase periods. There are no voting rights for shares that are deemed delivered under U.S. GAAP until the actual delivery of shares takes place. There are currently 200,000,000 shares of common stock authorized for issuance.

Note 8 – Stock Based Compensation

Equity Incentive Plans

2013 Equity Incentive Plan

Effective on June 14, 2023, the Company’s stockholders approved the amendment and restatement of the 2013 Equity Incentive Plan to increase the number of shares reserved for issuance thereunder by 50,000 shares, bringing to 489,298 the total number of shares approved for issuance under that plan.

As of December 31, 2023, 118,877 shares of common stock remain eligible to be issued through equity-based instruments under the 2013 Equity Incentive Plan.

2014 Non-Employee Equity Compensation Plan

Effective on May 26, 2020, the Company’s stockholders approved the amendment and restatement of the 2014 Non-Employee Equity Compensation Plan to increase the number of shares reserved for issuance through equity-based instruments thereunder by 40,000 shares, bringing to 82,500 the total number of shares approved for issuance under that plan.

As of December 31, 2023, 29,137 shares of common stock remain eligible to be issued through equity-based instruments under the 2014 Non-Employee Equity Compensation Plan.

2015 Performance Share Unit Plan

Effective on June 16, 2021, the Company’s stockholders approved the amendment and restatement of the 2015 Performance Share Unit Plan to increase the number of shares reserved for issuance through equity-based instruments thereunder by 85,000 shares, bringing to 255,505 the total number of shares approved for issuance under that plan.

As of December 31, 2023, 108,897 shares of common stock remain eligible to be issued through equity-based instruments under the 2015 Performance Share Unit Plan.

2017 Equity Inducement Plan

On December 28, 2017, the Board approved the 2017 Equity Inducement Plan (“2017 Plan”). Under the 2017 Plan, the Board reserved 30,000 shares for the grant of RSUs. These grants will be administered by the Board or a committee of the Board. These awards will be granted to individuals who (a) are being hired as an employee by the Company or any subsidiary and such award is a material inducement to such person being hired; (b) are being rehired as an employee following a bona fide period of interruption of employment with the Company or any subsidiary; or (c) will become an employee of the Company or any subsidiary in connection with a merger or acquisition.

On July 20, 2022, the Board increased the number of shares of common stock reserved and available for issuance under the 2017 Plan by 100,000 shares. As of December 31, 2023, 51,084 shares of common stock remain available to be issued through equity-based instruments under the 2017 Plan.

Employee Stock Purchase Plan

In April 2015, the Company’s Board approved the ESPP, under which 30,000 shares of common stock have been reserved for purchase by the Company’s employees, subject to approval by the Company’s stockholders. On May 21, 2015, the Company’s stockholders approved the ESPP. Effective on June 14, 2023, the Company’s stockholders approved the amendment and restatement of the ESPP to increase the number of shares reserved for issuance through equity-based instruments thereunder by 25,000 shares, bringing to 102,500 the total number of shares approved for issuance under that plan. Under the ESPP, employees may designate an amount not less than 1% but not more than 10% of their annual compensation for the purchase of Company shares. An offering period shall be six months in duration commencing on or about January 1 and July 1 of each year. The exercise price of the option will be the lesser of 85% of the fair market of the common stock on the first business day of the offering period and 85% of the fair market value of the common stock on the applicable exercise date which is typically the last market date of the offering period.

Note 8 – Stock Based Compensation, continued

Equity Incentive Plans, continued

Employee Stock Purchase Plan, continued

As of December 31, 2023, 14,716 shares of common stock remain eligible to be issued under the ESPP. For the year ended December 31, 2023, eligible employees contributed $72,930 through payroll deductions to the ESPP and 20,336 shares were deemed delivered for the year ended December 31, 2023. For the year ended December 31, 2022, eligible employees contributed $272,833 through payroll deductions to the ESPP and 17,297 shares were deemed delivered for the year ended December 31, 2022.

Stock Option Award Activity

In February 2022, the Board granted our Chief Executive Officer 15,000 stock options under the 2013 Equity Incentive Plan at an exercise price of $25.40 per share with half of the options vesting on the second anniversary of the vesting start date and a quarter of the options vesting on each of the next two anniversaries of the vesting start date. No options were granted during the year ended December 31, 2023.

The Company estimated the fair value of stock options granted during 2022 using the Black-Scholes option pricing model. The fair values of stock options granted during 2022 were estimated using the following assumptions:

Year Ended December 31, 2022
Stock price	$25.40
Dividend yield	0%
Expected volatility	108%
Risk-free interest rate	1.92%
Expected life	5.6 years

The following is a summary of the Company’s stock option activity during the year ended December 31, 2023:

	Number of Options	Weighted Average Exercise Price	Weighted Average Remaining Life In Years	Intrinsic Value
Outstanding at January 1, 2023	15,013	$25.42	8.9	$—
Granted	—	—	—	—
Exercised	—	—	—	—
Forfeited	(13)	49.80	—	—
Outstanding at December 31, 2023	15,000	$25.40	7.9	$—
Exercisable at January 1, 2023	13	$49.80	0.3	$—
Vested	7,500	25.40	—	—
Exercised	—	—	—	—
Forfeited	(13)	49.80	—	—
Exercisable at December 31, 2023	7,500	$25.40	7.9	$—

As of December 31, 2023, the unamortized value of options was $148,948. The unamortized amount will be expensed over a weighted average period of 1.9 years.

The aggregate intrinsic value of options exercised was $0 for the years ended December 31, 2023 and 2022.

Note 8 – Stock Based Compensation, continued

Restricted Stock Units (“RSUs”)

During the year ended December 31, 2023, the Compensation Committee granted various employees RSUs covering 3,439 shares of common stock under the 2013 Equity Incentive Plan . The awards vest over five years.

During the year ended December 31, 2023, the Compensation Committee granted various non-employees RSUs covering 6,223 shares of common stock under the 2014 Non-Employee Equity Compensation Plan. The awards granted vest over terms ranging from one to four years.

During the year ended December 31, 2023, the Compensation Committee granted employees RSUs covering 30,750 shares of common stock under the 2017 Equity Inducement Plan. The awards vest over four years.

At December 31, 2023, the unamortized value of the RSUs was $1,130,709. The unamortized amount will be expensed over a weighted average period of 1.8 years. A summary of the activity related to RSUs for the year ended December 31, 2023 is presented below:

	Total	Weighted Average Grant Date Fair Value
Unvested at January 1, 2023	108,251	$32.67
RSUs granted	40,412	$12.81
RSUs forfeited	(12,902)	$25.40
RSUs vested	(64,027)	$30.58
Unvested at December 31, 2023	71,734	$24.65

Performance Share Units (“PSUs”)

Performance share units (“PSUs”) are grants that vest upon the achievement of certain performance goals. The goals are commonly related to the Company’s revenue and achievement of sales and marketing goals.

On July 20, 2022, the Board granted the Company’s Chief Executive Officer, Cesar Johnston, up to 14,350 PSUs under the Company’s 2015 Performance Share Unit Plan pursuant to the terms of Mr. Johnston’s offer letter with the Company (See Note 6 – Commitments and Contingencies). The up to 14,350 PSUs that have been approved shall vest as follows: (a) up to 9,350 PSU shares shall vest on December 31, 2022, subject to Mr. Johnston’s continued service as Chief Executive Officer and the achievement, to be determined in the Compensation Committee’s sole discretion, by Mr. Johnston of certain performance metrics previously determined by the Compensation Committee and approved by the Board, (b) up to an additional 2,500 PSU shares shall vest on December 31, 2023, subject to Mr. Johnston’s continued service as Chief Executive Officer and the achievement, to be determined in the Compensation Committee’s sole discretion, by Mr. Johnston of certain performance metrics determined and granted by the Board on May 17, 2023, and (c) up to an additional 2,500 PSU shares shall vest on December 31, 2024, subject to Mr. Johnston’s continued service as Chief Executive Officer and the achievement, to be determined in the Compensation Committee’s sole discretion, by Mr. Johnston of certain performance metrics to be recommended by the Compensation Committee and approved by the Board at a subsequent date. As of December 31, 2022, 6,779 PSUs were achieved, vested and deemed delivered on that date. As of December 31, 2023, an additional 1,125 PSUs were achieved, vested and deemed delivered on that date. As of December 31, 2023, the performance criteria for the additional 2,500 PSUs that shall vest on December 31, 2024 have not been approved by the Board.

Note 8 – Stock Based Compensation, continued

Performance Share Units (“PSUs”), continued

At December 31, 2023, the unamortized value of all PSUs was $0. A summary of the activity related to PSUs for the year ended December 31, 2023 is presented below:

	Total	Weighted Average Grant Date Fair Value
Unvested at January 1, 2023	—	$—
PSUs granted	2,500	$6.16
PSUs forfeited	(1,375)	$6.16
PSUs vested	(1,125)	$6.16
Unvested at December 31, 2023	—	$—

Employee Stock Purchase Plan (“ESPP”)

During the years ended December 31, 2023 and 2022, there were two offering periods per year for the ESPP. The first offering period started on January 1 of each year and concluded on June 30 of each year. The second offering period started on July 1 of each year and concluded on December 31 of each year.

The weighted-average grant-date fair value of the purchase option for each designated share purchased under the ESPP was approximately $4.66 and $7.29 during the years ended December 31, 2023 and 2022, respectively, which represents the fair value of the option, consisting of three main components: (i) the value of the discount on the enrollment date, (ii) the proportionate value of the call option for 85% of the stock and (iii) the proportionate value of the put option for 15% of the stock. The Company recorded stock-based compensation expense for the plan of $43,831 and $124,053 for the years ended December 31, 2023 and 2022, respectively.

The Company estimated the fair value of the purchase options granted during the years ended December 31, 2023 and 2022 using the Black-Scholes option pricing model. The fair values of the purchase options granted were estimated using the following assumptions:

For the Year Ended December 31, 2023
Stock price range	$4.80 – 16.72
Dividend yield	0%
Expected volatility range	59 – 67%
Risk-free interest rate range	4.42 – 5.47%
Expected life	6 months

For the Year Ended December 31, 2022
Stock price range	$19.20 - 25.00
Dividend yield	0%
Expected volatility range	61 – 68%
Risk-free interest rate range	0.06 – 2.52%
Expected life	6 months

Note 8 – Stock Based Compensation, continued

Stock-Based Compensation Expense

The following tables summarize total stock-based compensation costs recognized for years ended December 31, 2023 and 2022:

	For the Years Ended December 31,
	2023	2022
Options	$84,741	$74,771
RSUs	1,532,911	2,581,726
PSUs	16,467	138,287
ESPP	43,831	124,053
Total	$1,677,950	$2,918,837

The total amount of stock-based compensation was reflected within the statements of operations as:

	For the Years Ended December 31,
	2023	2022
Research and development	$658,041	$1,134,106
Sales and marketing	368,388	448,347
General and administrative	651,521	1,083,775
Severance expense	—	252,609
Total	$1,677,950	$2,918,837

Note 9 – Income Taxes

The Company accounts for income taxes in accordance with ASC 740, “Income Taxes” (“ASC 740”). ASC 740 requires that the tax benefit of net operating losses, temporary differences and credit carryforwards be recorded as an asset to the extent that management assesses that realization is "more likely than not." Realization of the future tax benefits is dependent on the Company's ability to generate sufficient taxable income within the carryforward period. Because of the Company's recent history of operating losses, management believes that recognition of the deferred tax assets arising from the above-mentioned future tax benefits is currently not likely to be realized and, accordingly, has provided a valuation allowance as of December 31, 2023.

Note 9 – Income Taxes, continued

As of December 31, 2023 and 2022, the Company’s deferred tax assets (liabilities) consisted of the effects of temporary differences attributable to the following:

	December 31,
	2023	2022
Deferred tax assets:
Research and development tax credits	$11,638,252	$10,526,768
Net operating loss carryovers	83,393,532	76,477,629
Property and equipment	147,008	162,698
Research and development costs	8,652,830	9,829,326
Start-up and organizational costs	9,884	9,275
Stock-based compensation	118,807	283,285
Operating lease liability	353,749	551,284
Other accruals	351,214	464,948
Total gross deferred tax assets	104,665,276	98,305,213
Less: valuation allowance	(104,318,267)	(97,756,771)
Total deferred tax assets	347,009	548,442
Deferred tax liabilities:
Operating lease right-of-use asset	(347,009)	(548,442)
Total deferred tax liabilities	(347,009)	(548,442)
Total deferred taxes, net	$—	$—

The change in the Company’s valuation allowance is as follows:

	2023	2022
January 1,	$97,756,771	$93,718,497
Increase in valuation allowance	6,561,496	4,038,274
December 31,	$104,318,267	$97,756,771

The Company has federal and state net operating loss carryforwards of approximately $297,696,000 and $298,948,000, respectively, available to offset future taxable income. The federal and state NOL carryforwards will expire at various dates beginning in 2033. The Company has federal and state research and development tax credit carryforwards of approximately $7,152,000 and $5,678,000, respectively. The federal R&D credit carryforwards will expire beginning in 2032 and state R&D credit carryforwards do not expire. The ultimate realization of the net operating loss is dependent upon future taxable income, if any, of the Company. Although management believes that the Company may have sufficient future taxable income to absorb the net operating loss carryforwards and research and development tax credit carryforwards before the expiration of the carryforward period, there may be circumstances beyond the Company’s control that limit such utilization. Accordingly, management has determined that a full valuation allowance of the deferred tax asset is appropriate at December 31, 2023 and 2022.

The Inflation Reduction Act (IRA) of 2022 was signed into law by President Joe Biden on August 16, 2022. The IRA provides several tax incentives, including the expanded Internal Revenue Code (IRC) Section 179D deduction, increased ability to leverage the R&D credit to offset payroll taxes for eligible start-up businesses, and 15% alternative minimum tax (AMT) for corporations with average income more than $1 billion for the past three tax period. The provisions do not have material impact to the Company for the 2023 tax year and the Company will continue to monitor the effect of this legislation.

Note 9 – Income Taxes, continued

IRC Section 382 imposes limitations on the use of net operating loss carryforwards when the stock ownership of one or more 5% stockholders (stockholders owning 5% or more of the Company’s outstanding capital stock) has increased on a cumulative basis by more than 50 percentage points. Management cannot control the ownership changes occurring as a result of public trading of the Company’s Common Stock. Accordingly, there is a risk of an ownership change beyond the control of the Company that could trigger a limitation of the use of the loss carryforward. The Company completed a Section 382 analysis as of December 31, 2023 and determined that none of its NOLs or R&D credits would be limited.

	For the Year Ended December 31,
	2023	2022
Tax benefit at federal statutory rate	(21.0)%	(21.0)%
State income taxes	(8.8)	(4.4)
Permanent differences:
Stock-based compensation	0.1	12.4
Executive compensation	—	—
Research and development tax credits	(4.0)	(2.4)
Increase in valuation allowance	33.9	15.4
Mark-to-market warrant liability	(2.1)	—
Other	1.9	—
Effective income tax rate	0.0%	0.0%

Note 10 - Warrant Liability

2023 Warrants

In March 2023, the Company issued 412,500 warrants to purchase up to 412,500 shares of its common stock. The 2023 Warrants have a six-year term and were exercisable upon issuance on March 28, 2023. At issuance, each 2023 Warrant was exercisable for one share of the Company’s common stock at a price of $8.00 per share. As of December 31, 2023, the exercise price of the 2023 Warrants was adjusted to $1.66 per share (subject to further adjustment in certain circumstances, including in the event of stock dividends and splits; recapitalizations; change of control transactions; and issuances or sales of, or agreements to issue or sell, shares of common stock or common stock equivalents at a price per share less than the then-applicable exercise price for the 2023 Warrants, including sales under the ATM, the “Exercise Price”).

In the event of certain transactions such as a merger, consolidation, tender offer, reorganization, or other change in control, if holders of common stock are given any choice as to the consideration to be received, the holder of each 2023 Warrant shall be given the same choice of alternate consideration. In the event of certain transactions that are not within the Company’s control, such as a merger, consolidation, tender offer, reorganization, or other change in control of the Company, each holder of a 2023 Warrant shall be entitled to receive the same form of consideration at the Black Scholes value of the unexercised portion of the 2023 Warrant that is being offered and paid to holders of common stock, including the option to exercise the 2023 Warrants on a “cashless basis”.

If the Company issues additional shares of common stock or equity-linked securities for a consideration per share less than the Exercise Price, then such Exercise Price will be reduced to a new lower price pursuant to the terms of the 2023 Warrants. Additionally, if the Exercise Price of any outstanding derivative securities is modified by the Company such that such security’s modified exercise price is below the Exercise Price, the Exercise Price will adjust downward pursuant to the terms of the 2023 Warrant. This provision would not apply for stock or stock equivalents which fall under shares that qualify for exempt issuance, such as if the Company adjusted the option exercise price for an option granted to an employee, officer, or director.

Note 10 - Warrant Liability, continued

The Company accounted for the 2023 Warrants in accordance with the derivative guidance contained in ASC 815-40, as the warrants did not meet the criteria for equity treatment. The Company believes that the adjustments to the Exercise Price is based on a variable that is not an input to the fair value of a “fixed-for-fixed” option as defined under ASC 815-40, and thus the 2023 Warrants are not eligible for an exception from derivative accounting. As such, the 2023 Warrants were initially measured at fair value and recorded as a liability in the amount of $3,135,000. As of December 31, 2023, all 2023 Warrants were outstanding. As of December 31, 2023, the fair value of the warrant liability was $619,575. The Company recorded a change in fair value of the warrant liability of $2,515,425 for the year ended December 31, 2023.

Note 11 - Fair Value Measurements

The following tables present information about the Company’s assets and liabilities that are measured at fair value on a recurring basis as of December 31, 2023 and December 31, 2022 and indicate the fair value hierarchy of the valuation inputs utilized to determine such fair value:

	Balance as of December 31, 2023
	Level 1	Level 2	Level 3	Total
Assets:
Cash and cash equivalents	$13,936,050	$–	$–	$13,936,050
Liabilities:
Warrant liability	$–	$–	$619,575	$619,575

	Balance as of December 31, 2022
	Level 1	Level 2	Level 3	Total
Assets:
Cash and cash equivalents	$26,287,293	$–	$–	$26,287,293
Liabilities:
Warrant liability	$–	$–	$–	$–

There were no transfers among Level 1, Level 2, or Level 3 categories during the periods presented.

2023 Warrants

The Company utilizes a Monte Carlo simulation model for the 2023 Warrants at each reporting period, with changes in fair value recognized in the statements of operations. The estimated fair value of the 2023 Warrant liability is determined using Level 3 inputs. Inherent in a Monte Carlo simulation model are assumptions related to expected share-price volatility, expected life, risk-free interest rate, and dividend yield.

The key inputs into the Monte Carlo simulation model for the 2023 Warrants are as follows:

	At March 31, 2023	At June 30, 2023	At September 30, 2023	At December 31, 2023
Share price	$10.80	$4.80	$1.60	$1.83
Exercise price	$8.00	$8.00	$1.66	$1.66
Term (in years)	6.0	5.7	5.5	5.2
Volatility	65%	65%	75%	85%
Risk-free rate	3.6%	4.1%	4.6%	3.8%
Dividend yield	0%	0%	0%	0%

The decrease in the fair value of the 2023 Warrant liability was determined to be $2,515,425 during the year ended December 31, 2023, respectively (see Note 10 – Warrant Liability).

Note 12 – Related Party Transactions

In November 2016, the Company and Dialog entered into the Alliance Agreement for the manufacture, distribution and commercialization of products incorporating the Company’s wire-free charging technology (See Note 6 – Commitments and Contingencies, Strategic Alliance Agreement). On November 7, 2016 and June 28, 2017, the Company and Dialog entered into securities purchase agreements under which Dialog acquired a total of 86,985 shares and received warrants to purchase up to 70,878 shares. As of December 31, 2023, none of the warrants remain outstanding. Dialog presently owns approximately 1.6% of the Company’s outstanding common shares. The Company did not record any revenue under the Alliance Agreement during the years ended December 31, 2023 and 2022. The Company incurred $87,701 and $0 in chip development expense from Renesas Electronics Corporation, which acquired Dialog in August 2021 ("Renesas"), during the years ended December 31, 2023 and 2022, respectively.

On September 20, 2021, the Company was notified by Dialog, then acquired by Renesas Electronics Corporation, that it was terminating the Alliance Agreement between the Company and Dialog.

Note 13 – Customer Concentration

Three customers accounted for approximately 70% of the Company’s revenue for the year ended December 31, 2023 and one customer accounted for approximately 50% of the Company’s revenue for the year ended December 31, 2022. Two customers accounted for approximately 88% of the Company’s accounts receivable balance as of December 31, 2023. One customer accounted for approximately 87% of the Company’s accounts receivable balance as of December 31, 2022.

Note 14 – Subsequent Events

The Company evaluates events that have occurred after the balance sheet date of December 31, 2023, through the date which the financial statements are issued.

On February 15, 2024, the Company entered into a securities purchase agreement with an institutional investor, providing for the issuance and sale by the Company, in a registered direct offering (the “Offering”), of (i) 570,000 shares of the Company’s common stock, par value $0.00001 (“Common Stock”), (ii) pre-funded warrants to purchase up to 450,409 shares of Common Stock (referred to individually as a “Pre-Funded Warrant” and collectively as the “Pre-Funded Warrants”), and (iii) warrants to purchase up to an aggregate of 1,020,409 shares of Common Stock (referred to individually as a “Warrant” and collectively as the “Warrants”). Each share of Common Stock and Pre-Funded Warrant was offered and sold together with an accompanying Warrant at a combined price of $1.96 per share of Common Stock or Pre-Funded Warrant, as applicable. Each Pre-Funded Warrant and Warrant is exercisable at any time on or after the date of issuance to purchase one share of Common Stock at a price of either $0.001 per share, in the case of the Pre-Funded Warrants, or $1.84 per share, in the case of the Warrants. The Pre-Funded Warrants expire when they are exercised in full, and the Warrants expire five years from the date of issuance.

The Offering closed on February 20, 2024. The Company received net proceeds of approximately $1.8 million from the Offering, after deducting placement agent fees and estimated offering expenses payable by the Company.

On March 26, 2024, the Company announced that effective March 24, 2024 Cesar Johnston is no longer serving as President and Chief Executive Officer. Mr. Johnston will remain a member of the Board. No agreement pertaining to Mr. Johnston's departure has yet been signed.

Except for the events stated above, no events have occurred that would require adjustment to the amounts, or disclosures, in the financial statements.

PART III

INDEX TO EXHIBITS

The documents listed in the Exhibit Index of this offering statement are incorporated by reference or are filed with this offering statement, in each case as indicated below.

Exhibit No.	Description of Document
1.1	Engagement Agreement with Digital Offering

1.2	Soliciting Dealer Agreement with Digital Offering +

2.1	Second Amended and Restated Certificate of Incorporation of Energous Corporation, as amended (incorporated by reference to Exhibit 3.1 to the Company’s Quarterly Report on Form 10-Q filed on August 10, 2020)

2.2	Certificate of Amendment to the Second Amended and Restated Certificate of Incorporation of Energous Corporation (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed on August 15, 2023)

2.3	Amended and Restated Bylaws of Energous Corporation (incorporated by reference to Exhibit 3.2 to Amendment No. 1 to the Company’s Registration Statement on Form S-1/A (File No. 333-193522) filed on March 13, 2014)

2.4	Form of Certificate of Designations for Series A Convertible Preferred Stock +

3.1	Common Stock Purchase Warrant (incorporated by reference to Exhibit 10.2 to the Company’s Quarterly Report on Form 10-Q filed on May 10, 2019)

3.2	Form of Common Warrant +

3.4	Form of Pre-Funded Warrant (incorporated by reference to Exhibit 4.1 of the Company's Current Report on Form 8-K filed on February 20, 2024).

4.1	Form of Subscription Agreement +

4.2	Form of Subscription Agreement +

6.1	Form of Indemnity Agreement (incorporated by reference to Exhibit 10.1 to the Company’s Quarterly Report on Form 10-Q filed on August 10, 2021)*

6.2	Energous Corporation 2013 Equity Incentive Plan, as amended and restated June 16, 2021 (incorporated by reference to Exhibit 10.2 to the Company’s Quarterly Report on Form 10-Q filed on August 10, 2021)*

6.3	Form of stock option award under 2013 Equity Incentive Plan, as amended and restated on June 16, 2021 (incorporated by reference to Exhibit 10.17 to the Company’s Registration Statement on Form S-1 (File No. 333-193522) filed on January 24, 2014)*

6.4	Form of Non-Statutory Option Award (incorporated by reference to Exhibit 10.19 to Amendment No. 1 to the Company’s Registration Statement on Form S-1/A (File No. 333-193522) filed on March 13, 2014)*

6.5	2014 Non-Employee Equity Compensation Plan, as amended and restated May 26, 2020 (incorporated by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K filed on May 28, 2020)*

6.6	Form of stock option award under 2014 Non-Employee Equity Compensation Plan (incorporated by reference to Exhibit 10.22 to Amendment No. 2 to the Company’s Registration Statement on Form S-1/A (File No. 333-193522) filed on March 21, 2014)*

6.7	Offer Letter effective as of December 6, 2021 between Energous Corporation and Cesar Johnston (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on December 9, 2021)*

6.8	Form of Restricted Stock Unit Award Agreement effective as of August 14, 2014 between Energous Corporation and Cesar Johnston (incorporated by reference to Exhibit 10.3 to the Company’s Quarterly Report on Form 10-Q filed on November 10, 2014)*

6.9	Energous Corporation Form of Restricted Stock Unit Award Agreement under the 2013 Equity Incentive Plan, as amended and restated on June 16, 2021 (incorporated by reference to Exhibit 10.21 to the Company’s Annual Report on Form 10-K filed on March 30, 2015)*

6.10	Form of Inducement Restricted Stock Unit Award Agreement (incorporated by reference to Exhibit 10.22 to the Company’s Annual Report on Form 10-K filed on March 30, 2015)*

6.11	Energous Corporation Director Compensation Policy (incorporated by reference to Exhibit 10.5 to the Company’s Quarterly Report on Form 10-Q filed on August 13, 2015)

6.12	Securities Purchase Agreement between the Company and Dialog Semiconductor plc, dated November 6, 2016 (incorporated by reference to Exhibit 10.25 to the Company’s Annual Report on Form 10-K filed on March 16, 2017)

6.13	Securities Purchase Agreement between the Company and Dialog Semiconductor plc, dated June 28, 2017 (incorporated by reference to Exhibit 10.1 to the Company’s Quarterly Report on Form 10-Q filed on August 9, 2017)

6.14	Amended and Restated Warrant to Purchase Common Stock between the Company and Emily T Fairbairn Roth IRA, dated October 6, 2017 (incorporated by reference to Exhibit 10.27 to the Company’s Annual Report on Form 10-K filed on March 16, 2018)

6.15	Amended and Restated Warrant to Purchase Common Stock between the Company and Malcom P Fairbairn Roth IRA, dated October 6, 2017 (incorporated by reference to Exhibit 10.28 to the Company’s Annual Report on Form 10-K filed on March 16, 2018)

6.16	Form of Severance and Change in Control Agreement (incorporated by reference to Exhibit 10.31 to the Company’s Annual Report on Form 10-K filed on March 16, 2018)*

6.17	Energous Corporation MBO Bonus Plan (incorporated by reference to Exhibit 10.32 to the Company’s Annual Report on Form 10-K filed on March 16, 2018)*

6.18	Securities Purchase Agreement among Energous Corporation and certain purchaser identified on the signature pages thereto, dated as of February 27, 2019 (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on February 27, 2019)

6.19	Second Amendment to lease dated September 22, 2021 by and between Energous Corporation and the Irvine Company, LLC (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on November 15, 2021)

6.20	Letter Agreement by and between Energous Corporation and William Mannina dated July 28, 2023 (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on August 1, 2023)*

6.21	Burak Offer Letter by and between Energous Corporation and Mallorie Burak, dated December 1, 2023 (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on January 16, 2024)*

6.22	Severance and Change in Control Agreement by and between Energous Corporation and Mallorie Burak, Dated June 12, 2024 (incorporated by reference to Exhibit 10.3 of the Company’s Current Report on Form 8-K filed on June 14, 2024)

6.23	Energous Corporation 2024 Equity Incentive Plan (incorporated by reference to Exhibit 10.1 of the Company’s Current Report on Form 8-K filed on June 14, 2024)

6.24	Energous Corporation Amended and Restated Employee Stock Purchase Plan (incorporated by reference to Exhibit 10.2 of the Company’s Current Report on Form 8-K filed on June 14, 2024)

6.25	At The Market Offering Agreement, dated June 21, 2024, by and between Energous Corporation and H.C. Wainwright & Co., LLC (incorporated by reference to Exhibit 10.1 of the Company’s Current Report on Form 8-K filed on June 21, 2024)

6.26	Subordinated Business Loan Agreement, dated October 1, 2024, by and between Energous Corporation, Agile Capital Funding, LLC, and Agile Lending, LLC. (incorporated by reference to Exhibit 10.1 of the Company’s Current Report on Form 8-K filed on October 3, 2024)

8.1	Form of Escrow Agreement +

9.1	Letter re change in certifying accountant, dated April 15, 2024 (incorporated by reference to Exhibit 16.1 to the Company’s Current Report on Form 8-K filed on April 16, 2024)

10.1	Power of Attorney (included on signature page)

11.1	Consent of Marcum LLP

12.1	Legality Opinion of CrowdCheck Law LLP +

* Indicates a management contract or any compensatory plan, contract or arrangement.

** Company has omitted portions of the referenced exhibit and submitted such exhibit separately with a request for confidential treatment under Rule 24b-2 promulgated under the Exchange Act.

+ To be filed by amendment.

SIGNATURES

Pursuant to the requirements of Regulation A, the issuer certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form 1-A and has duly caused this offering statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Jose, State of California, on October 11, 2024.

Energous Corporation

By:	/s/ Mallorie Burak
Mallorie Burak
Chief Financial Officer and Interim Principal Executive Officer (Principal Executive Officer, Principal Financial Officer and Principal Accounting Officer)

POWER OF ATTORNEY KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Mallorie Burak, as his true and lawful attorney-in-fact, proxy and agent, with full power of substitution, for him in any and all capacities, to sign any and all amendments to this offering statement (including post-effective amendments), and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact, proxy and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully for all intents and purposes as she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact, proxy and agent, or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this offering statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Mallorie Burak	Chief Financial Officer and	October 11, 2024
Mallorie Burak	Interim Principal Executive Officer
(Principal Executive Officer,
Principal Financial Officer and
Principal Accounting Officer)

/s/ J. Michael Dodson	Director	October 11, 2024
J. Michael Dodson

/s/ David Roberson	Director	October 11, 2024
David Roberson

/s/ Rahul Patel	Director	October 11, 2024
Rahul Patel